Exhibit 2.1

EXECUTION

STOCK PURCHASE AGREEMENT

by and among

CLEARSIGHT INTERMEDIATE HOLDINGS, INC.

CLEARSIGHT GROUP HOLDINGS, LLC

and

R1 RCM Inc.

Dated as of January 9, 2020

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EXHIBITS
Exhibit A    Form of Closing Certificate of the Company
Exhibit B    Form of FIRPTA Certificate
Exhibit C    Form of Closing Certificate of Purchaser

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STOCK PURCHASE AGREEMENT
THIS STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of January 9, 2020, is made by and among R1 RCM Inc., a Delaware corporation (“Purchaser”), Clearsight Intermediate Holdings, Inc., a Delaware corporation (the “Seller Blocker”) and Clearsight Group Holdings, LLC, a Delaware limited liability company (“Seller”). Capitalized terms used and not otherwise defined herein have the meanings set forth in ARTICLE 11 below.
WHEREAS, as of the date hereof, the Seller Blocker owns and, as of the Closing Date, the Seller Blocker will continue to own all of the issued and outstanding capital stock of scheduling.com, Inc., a Delaware corporation (the “Company”);
WHEREAS, as of the date hereof, Seller owns and, as of the Closing Date, Seller will continue to own all of the issued and outstanding Stock of the Seller Blocker; and
WHEREAS, subject to the terms and conditions of this Agreement, Purchaser desires to purchase from Seller, and Seller desires to sell to Purchaser, all of the issued and outstanding Stock of the Seller Blocker.
NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE 1

PURCHASE AND SALE OF THE STOCK
1.1    Purchase and Sale of Stock. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller will sell, assign, transfer and convey to Purchaser, and Purchaser shall purchase and acquire from Seller, all of the Stock, free and clear of all Liens, in exchange for the aggregate payment of the Estimated Purchase Price.
1.2    Purchase Price.
(a)    The “Purchase Price” means an amount equal to (i) the Base Purchase Price, plus (ii) the amount by which Closing Net Working Capital exceeds Target Net Working Capital, minus (iii) the amount by which Target Net Working Capital exceeds Closing Net Working Capital, plus (iv) the amount of Closing Cash, minus (v) the outstanding amount of Closing Indebtedness, minus (vi) the amount of Closing Transaction Expenses, minus (vii) the Adjustment Escrow Amount, plus (viii) the Earn-Out Payments, if and to the extent payable pursuant to Section 1.6.
(b)    No later than five (5) Business Days prior to the Closing, the Seller Blocker shall deliver to Purchaser (i) a certificate (which will be subject to Purchaser’s review and comment and Seller shall consider any such comments in good faith) setting forth the Company’s good faith estimate of (A) the Closing Net Working Capital (the “Estimated Net Working Capital”), (B) Closing Cash (the “Estimated Cash”), (C) the Closing Indebtedness (the “Estimated

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Indebtedness”), (D) the Closing Transaction Expenses (the “Estimated Transaction Expenses”), (E) the Estimated Purchase Price, (F) the Botanist Transaction Expenses that were not included in the Botanist Cash Amount (the “Estimated Botanist Transaction Expenses”), and (G) a schedule of Revenue for Existing Customers of the Company, as defined on Schedule 1.6 (such Revenue, the “Existing Customer TTM Revenue” and such estimate, the “Estimated Existing Customer TTM Revenue”); and (ii) such reasonable documentation (including supporting calculations and schedules) used by the Company in connection with the preparation of Estimated Net Working Capital, Estimated Cash, Estimated Indebtedness, Estimated Transaction Expenses, Estimated Botanist Transaction Expenses, Estimated Purchase Price and Estimated Existing Customer TTM Revenue. “Estimated Purchase Price” means an amount equal to (1) the Base Purchase Price, plus (2) the amount, if any, by which Estimated Net Working Capital exceeds Target Net Working Capital, minus (3) the amount, if any, by which Target Net Working Capital exceeds Estimated Net Working Capital, plus (4) the amount of Estimated Cash, minus (5) the amount of Estimated Indebtedness, minus (6) the amount of Estimated Transaction Expenses, minus (7) the Adjustment Escrow Amount.
1.3    The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely by exchange of electronic signature pages on the second Business Day following full satisfaction or waiver of all of the closing conditions set forth in ARTICLE 2 hereof (other than those to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) or on such other date as is mutually agreeable to Purchaser and Seller; provided, that in no event shall the Closing take place prior to the first Business Day that is at least thirty days after the date hereof without the prior written consent of Purchaser (it being understood that Purchaser may condition such consent to close on an earlier date upon the simultaneous completion of the Debt Financing). The date and time of the Closing are referred to herein as the “Closing Date,” and the Closing will be deemed to have occurred on the open of business on the Closing Date. By mutual agreement of the parties, the Closing may take place by conference call and electronic (i.e., email/pdf) or facsimile exchange of signatures.
1.4    The Closing Transactions. Subject to the terms and conditions set forth in this Agreement, the parties hereto shall consummate the following transactions (the “Closing Transactions”) on the Closing Date:
(a)    Seller shall deliver to Purchaser the certificate representing the Stock, duly endorsed in blank for transfer or accompanied by duly a executed stock powers;
(b)    Purchaser shall pay, or cause to be paid, to Seller the Estimated Purchase Price by wire transfer of immediately available funds to the account(s) designated by Seller (which account(s) shall be designated by Seller to Purchaser in writing at least three (3) Business Days before the Closing Date);
(c)    no fewer than three (3) Business Days prior to the Closing Date, the Company shall deliver to Purchaser the Payoff Letters;
(d)    Purchaser shall repay, or cause to be repaid, on behalf of the Company and its Subsidiaries, all amounts necessary to discharge fully the then outstanding balance of all Estimated Indebtedness as set forth in the Payoff Letters, by wire transfer of immediately available

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funds to the account(s) designated by the holders of such Estimated Indebtedness in the Payoff Letters;
(e)    Purchaser shall pay, or cause to be paid, the Adjustment Escrow Amount by wire transfer of immediately available funds to the Escrow Agent;
(f)    Purchaser shall pay, or cause to be paid, on behalf of the Company and its Subsidiaries, all amounts necessary to discharge fully the then-outstanding balance of all Estimated Transaction Expenses and Botanist Transaction Expenses that were not included in the Botanist Cash Amount, by wire transfer of immediately available funds, to the account(s) designated by each Person to whom such Estimated Transaction Expenses or Estimated Botanist Transaction Expenses are to be paid; provided, that any Estimated Transaction Expenses or Estimated Botanist Transaction Expenses treated as wages or other compensation for services to a current or former employee of the Company shall be paid to the Company, which shall pay such amounts, less applicable withholding Taxes, to the applicable recipient through its payroll system on the first payroll date following the Closing Date or, if later for a particular recipient, the first payroll date occurring after any release required to be signed by the recipient in connection with such payment becomes effective by its terms; and
(g)    Purchaser and Seller shall make such other deliveries as are required by ARTICLE 2 thereof.
1.5    Purchase Price Adjustments.
(a)    As promptly as possible, but in any event within 120 days after the Closing Date, Purchaser will deliver to Seller a statement setting forth in reasonable detail the calculation of (i) the Closing Net Working Capital, Closing Cash, Closing Indebtedness, Botanist Transaction Expenses (that were not included in the Botanist Cash Amount) and Closing Transaction Expenses and a calculation of the Purchase Price (the “Preliminary Closing Statement”) and (ii) Existing Customer TTM Revenue (the “Preliminary Customer TTM Revenue Statement”). The Closing Net Working Capital, Closing Cash, Closing Indebtedness, Botanist Transaction Expenses (that were not included in the Botanist Cash Amount) and Closing Transaction Expenses shall each be determined on a consolidated basis in accordance with the definitions set forth in this Agreement and the Agreed Accounting Principles. After delivery of the Preliminary Closing Statement and Preliminary Customer TTM Revenue Statement, Purchaser shall give Seller and its representatives reasonable access, during normal business hours, to review the Company’s and its Subsidiaries’ material books and records and work papers related to the preparation of the Preliminary Closing Statement and Preliminary Customer TTM Revenue Statement for the purpose of assisting Seller in its review thereof. The Seller and its representatives may make reasonable inquiries of the Company and its Subsidiaries and their respective accountants regarding questions concerning or disagreements with the Preliminary Closing Statement and Preliminary Customer TTM Revenue Statement arising in the course of its review thereof, and the Company and its Subsidiaries shall use their commercially reasonable efforts to cause any such accountants to cooperate with and respond to such inquiries. If Seller has any objections to the Preliminary Closing Statement or the Preliminary Customer TTM Revenue Statement, Seller shall deliver to Purchaser a written statement setting forth its objections thereto (an “Objections Statement”). If an Objections Statement is not

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delivered to Purchaser within 45 days after delivery of the Preliminary Closing Statement and the Preliminary Customer TTM Revenue Statement, the Preliminary Closing Statement and the Preliminary Customer TTM Revenue Statement shall be final, binding and non-appealable; provided that, in the event the Company or any of its Subsidiaries does not provide any papers or documents reasonably requested by Seller or any of its representatives within five (5) Business Days of request therefor, such 45-day period will be extended by one (1) day for each additional day required for Purchaser, the Company or any of its Subsidiaries to fully respond to such request. The Seller and Purchaser shall negotiate in good faith to resolve any such objections, but if they do not reach a final resolution within 30 days after the delivery of the Objections Statement, Seller and Purchaser shall submit such dispute to Deloitte or such other mutually acceptable dispute resolution firm (the “Dispute Resolution Firm”). Any submissions to the Dispute Resolution Firm must be written and delivered to each party to the dispute. The Dispute Resolution Firm shall consider only those items and amounts which are identified in the Objections Statement as being items which Seller and Purchaser are unable to resolve. The Dispute Resolution Firm shall not assign a value to any item greater than the greatest value for such item, or lower than the lowest value of such item, claimed in any notice of disagreement presented to the Dispute Resolution Firm pursuant hereto. The Dispute Resolution Firm’s determination will be based solely on the definitions of Closing Net Working Capital, Closing Cash, Closing Indebtedness, Closing Transaction Expenses, Botanist Transaction Expenses, the Purchase Price and Existing Customer TTM Revenue (as finally determined pursuant to this Section 1.5), as applicable, contained herein. The Seller and Purchaser shall use their commercially reasonable efforts to cause the Dispute Resolution Firm to resolve all disagreements as soon as practicable and in any event within 30 days after the submission of any dispute. Further, the Dispute Resolution Firm’s determination shall be based solely on the presentations by Purchaser and Seller which are in accordance with the terms and procedures set forth in this Agreement (i.e., not on the basis of an independent review). The resolution of the dispute by the Dispute Resolution Firm shall be final, binding and non-appealable on the parties hereto. The costs and expenses of the Dispute Resolution Firm shall be allocated between Purchaser and Seller based upon the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party in the presentation to the Dispute Resolution Firm. For example, if Seller submits an Objections Statement for $1,000, and if Purchaser contests only $500 of the amount claimed by Seller, and if the Dispute Resolution Firm ultimately resolves the dispute by awarding Seller $300 of the $500 contested, then the costs and expenses of the Dispute Resolution Firm will be allocated 60% (i.e., 300/500) to Purchaser and 40% (i.e., 200/500) to Seller. The Preliminary Closing Statement and the Preliminary Customer TTM Revenue Statement shall be revised as appropriate to reflect the resolution of any objections thereto pursuant to this Section 1.5, and, as so revised, such Preliminary Closing Statement and Preliminary Customer TTM Revenue Statement, as applicable, shall be deemed to set forth the Closing Net Working Capital, Closing Cash, Closing Indebtedness, Botanist Transaction Expenses (that were not included in the Botanist Cash Amount), Closing Transaction Expenses, the Purchase Price and Existing Customer TTM Revenue (as finally determined pursuant to this Section 1.5), in each case, for all purposes hereunder.
(b)    Payment of the Purchase Price Adjustment.
(i)    If the Purchase Price as finally determined pursuant to Section 1.5(a) above is greater than the Estimated Purchase Price or the Botanist Transaction

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Expenses (that were not included in the Botanist Cash Amount) as finally determined pursuant to Section 1.5(a) above is greater than the Estimated Botanist Transaction Expenses, Purchaser shall promptly pay to Seller the amount of such excess.
(ii)    If the Purchase Price as finally determined pursuant to Section 1.5(a) above is less than the Estimated Purchase Price or the Botanist Transaction Expenses (that were not included in the Botanist Cash Amount) as finally determined pursuant to Section 1.5(a) above is less than the Estimated Botanist Transaction Expenses, Seller and Purchaser shall (A) first, promptly cause an amount equal to the amount of such shortfall to be paid to Purchaser from the Adjustment Escrow Funds and (B) second, to the extent the amount of such shortfall exceeds the Adjustment Escrow Funds, Seller shall promptly pay to Purchaser the amount of such shortfall in excess of the Adjustment Escrow Funds.
(iii)    The Purchaser and/or Seller, as applicable, shall promptly (but in any event within five (5) Business Days) deliver to the other party any amounts determined pursuant to this Section 1.5(b) to be due by such party by wire transfer of immediately available funds to an account or accounts designated by Seller or Purchaser, as applicable. Seller and Purchaser shall promptly (but in any event within five (5) Business Days) deliver joint instructions to the Escrow Agent instructing the Escrow Agent to pay from the Adjustment Escrow Funds, to an account or accounts designed by Purchaser an amount equal to any amounts determined pursuant to this Section 1.5(b) to be due by Seller to Purchaser. Immediately following payment of any amounts determined pursuant to this Section 1.5(b) to be owing to Purchaser, Seller and Purchaser shall deliver joint instructions to the Escrow Agent instructing the Escrow Agent to pay to Seller all remaining Adjustment Escrow Funds, in accordance with the terms of the Escrow Agreement.
(c)    The Purchaser and Seller agree that the procedures set forth in this Section 1.5 for resolving disputes with respect to the Preliminary Closing Statement shall be the sole and exclusive method for resolving any such disputes; provided, that this provision shall not prohibit either party from instituting litigation to enforce any final determination of the Purchase Price by the Dispute Resolution Firm pursuant to Section 1.5(a) in any court of competent jurisdiction in accordance with Section 12.19. It is the intent of the parties to have any final determination of the Purchase Price by the Dispute Resolution Firm proceed in an expeditious manner; however, any deadline or time period contained herein may be extended or modified by the written agreement of Seller and Purchaser, and Seller and Purchaser agree that the failure of the Dispute Resolution Firm to strictly conform to any deadline or time period contained herein shall not be a basis for seeking to overturn any determination rendered by the Dispute Resolution Firm which otherwise conforms to the terms of this Section 1.5.
1.6    Earn-Out Payment.
(a)    Earn-Out Payment. Purchaser shall pay the Earn-Out Payment to Seller as provided in this Section 1.6 if, and only if, the Earn-Out Conditions as set forth on Schedule 1.6 are satisfied in full as of the end of the Earn-Out Period.
(b)    Delivery of Earn-Out Statement; Making of Earn-Out Payment.

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(i)    Promptly and in any event with sixty (60) days following the end of the Earn-Out Period, Purchaser shall (A) prepare and deliver to Seller a statement (the “Earn-Out Statement”) setting forth a detailed report on and description of whether each of the Earn-Out Conditions have been satisfied and (B) if all of the Earn-Out Conditions have been satisfied, make payment to the Seller of the Earn-Out Payment.
(ii)    After delivery of the Earn-Out Statement, Purchaser shall give Seller reasonable access during normal business hours to review the relevant books and records, work papers and other supporting documentation prepared or reviewed by Purchaser and its representatives in connection with the preparation of the Earn-Out Statement and the determination of the satisfaction of the Earn-Out Conditions and shall otherwise reasonably cooperate with and respond to inquiries by Seller in connection with its review of such Earn-Out Statement (including by providing, upon prior written notice, reasonable access to the representatives of Purchaser, during normal business hours, who participated in the preparation of the Earn-Out Statement and the satisfaction of the Earn-Out Conditions).
(c)    Resolution of Disputes. If Seller notifies Purchaser of any objection to the Earn-Out Statement or the determination of whether the Earn-Out Conditions have been satisfied, then Purchaser and Seller shall confer in good faith for a period of up to 30 days following receipt of such notice in an attempt to resolve such dispute. If, after the 30-day period, Purchaser and Seller cannot resolve their dispute, then Purchaser or Seller may initiate a dispute resolution in accordance with Section 1.5(a).
(d)    Earn-Out Covenants. During the Earn-Out Period, Purchaser shall, and shall cause its Subsidiaries (including the Company and its Subsidiaries) to:
(i)    use commercially reasonable efforts to satisfy the Earn-Out Conditions;
(ii)    refrain from taking or omitting to take any action, the primary purpose of which, is to avoid satisfying the Earn-Out Conditions or making the Earn-Out Payment;
(iii)    use commercially reasonable efforts to ensure that Company and its Subsidiaries have an amount of working capital that is sufficient to operate in a manner consistent with ordinary course and currently planned future operations as of the date of this Agreement; and
(iv)    not offer any discounts, price reductions, credits or other similar incentives (unless applicable credits are included in the Revenue calculation for the Earn-Out Period) in respect of the products and services of the Company and its Subsidiaries, other than in the ordinary course of business or consistent with past practices applicable to the Company and its Subsidiaries;

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provided, that, each party hereby agrees that any actions taken by Purchaser, the Company or its Subsidiaries in connection with operation of the business of the Company in good faith shall not be considered a breach of this Section 1.6(d).
(e)    In the event Purchaser divests all or substantially all of the business or equity interests of the Company and its Subsidiaries during the Earn-Out Period, it shall require the acquirer to assume all of the Purchaser’s obligations under this Section 1.6.
1.7    Withholding. Purchaser, the Company, their respective Affiliates, and any other applicable withholding agent shall be entitled to deduct and withhold from any amounts payable to any Person pursuant to this Agreement such amounts that are required to be deducted and withheld with respect to the making of such payment under the Code or any provision of state, local or foreign Tax Law, as applicable. To the extent that amounts are so withheld or deducted and paid to the appropriate Tax authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Notwithstanding anything to the contrary in this Agreement, any compensatory amounts payable pursuant to or as contemplated by this Agreement shall be remitted to the Company, its Subsidiaries, or their applicable payroll agent, as applicable, for payment to the applicable Person through regular payroll procedures, as applicable.
ARTICLE 2

CONDITIONS TO CLOSING
2.1    Conditions to Purchaser’s Obligations. The obligations of Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or, to the extent permitted to be waived under applicable Law, the waiver by Purchaser in writing) of the following conditions as of the Closing Date:
(a)    (i) the Fundamental Representations (other than the representations and warranties contained in Section 3.4) shall be true and correct (without giving effect to any materiality or “Material Adverse Effect” qualifications set forth therein) in all material respects as of the Closing Date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date), (ii) the representations and warranties of the Company contained in (A) Section 3.4 and (B) the first sentence of Section 3.6 shall be true and correct in all respects as of the Closing Date, and (iii) each of the other representations and warranties set forth in ARTICLE 3 and ARTICLE 4 shall be true and correct (without giving effect to any materiality or “Material Adverse Effect” qualifications set forth therein) as of the Closing Date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date), except where the failure of such representations or warranties to be true and correct has not had, and would not be reasonably expected to have, a Material Adverse Effect;
(b)    Seller and the Company shall have performed in all material respects all of the covenants and agreements required to be performed by them under this Agreement at or prior to the Closing;

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(c)    the applicable waiting periods, if any, under the HSR Act shall have expired or been terminated;
(d)    no Action shall be pending which may result in a judgment, decree or order (and no such judgment, decree or order shall have been entered) which would prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded;
(e)    Seller shall have each executed and delivered signatures to the Escrow Agreement to Purchaser;
(f)    Seller Blocker shall have delivered to Purchaser a certificate of the Seller Blocker in the form set forth in Exhibit A, dated as of the Closing Date, stating that the preconditions specified in Section 2.1(a) and Section 2.1(b) with respect to the Seller Blocker have been satisfied;
(g)    all actions by (including any authorization, consent or approval) or in respect of (including notice to), and filings with, any Governmental Authority will have been obtained, and no such authorization, consent or approval will have been conditioned or revoked;
(h)    Seller shall have delivered to Purchaser good standing certificates for the Company and each of its Subsidiaries from each of their respective jurisdictions of organization, in each case dated as of a recent date prior to the Closing Date;
(i)    Seller shall have delivered to Purchaser evidence of the resignations or removals, effective as of the Closing, of each officer, manager and director of the Seller Blocker and the Company and each of its Subsidiaries, other than those whom Purchaser will have specified in writing at least two (2) Business Days prior to the Closing;
(j)    since the date hereof, there will have occurred no Material Adverse Effect;
(k)    Seller shall have provided written evidence of the termination of all contracts (if any) regarding voting, transfer or other arrangements relating to the Stock and the termination (or modification if so specified) of each of the contracts listed on Schedule 2.1(k), in each case, in form and substance reasonably satisfactory to Purchaser;
(l)    the Company shall have delivered to Purchaser, no fewer than three (3) Business Days prior to the Closing Date, the Payoff Letters; and
(m)    Seller shall have delivered the Company Financial Statements.
2.2    Conditions to the Seller Blocker’s and Seller’s Obligations. The obligations of Seller Blocker and Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, to the extent permitted to be waived under applicable Law, the waiver of the following conditions as of the Closing Date:

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(a)    the representations and warranties of Purchaser contained in ARTICLE 5 hereof that are qualified by materiality will be true and correct in all respects, and the other representations and warranties of Purchaser contained in ARTICLE 5 will be true and correct in all material respects, as of the Closing Date as though made on and as of the Closing Date, except those representations and warranties that address matters as of any other particular date (in which case such representations and warranties shall have been true and correct as of such particular date);
(b)    Purchaser shall have performed in all material respects all the covenants and agreements required to be performed by it under this Agreement at or prior to the Closing;
(c)    the applicable waiting periods, if any, under the HSR Act shall have expired or been terminated;
(d)    no Action shall be pending which may result in a judgment, decree or order (and no such judgment, decree or order shall have been entered) which could prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded;
(e)    the Escrow Agent and Purchaser shall have each executed and delivered signatures to the Escrow Agreement to Seller; and
(f)    Purchaser shall have delivered to Seller a certificate in the form set forth as Exhibit C, dated as of the Closing Date, stating that the preconditions specified in Section 2.2(a) and Section 2.2(b) have been satisfied.
2.3    Frustration of Closing Conditions. Neither the Seller nor Purchaser may rely, either as a basis for not consummating the transactions contemplated hereby or for terminating this Agreement, on the failure of any condition set forth in this ARTICLE 2 to be satisfied if such failure was caused by such Party’s breach of, or failure to perform with respect to, any covenant or agreement applicable to such party of this Agreement.
REPRESENTATIONS AND WARRANTIES IN RESPECT OF THE COMPANY
The Seller represents and warrants to Purchaser that the statements in this ARTICLE 3 are, as of the date hereof and as of the Closing Date, true and correct, except as set forth in the schedules accompanying this Agreement (each a “Schedule” and, collectively, the “Disclosure Schedules”) (each of which disclosures, in order to be effective, shall clearly indicate the Section and, if applicable, the Subsection of this ARTICLE 3 to which it relates (unless and only to the extent the relevance to other representations and warranties is reasonably apparent on its face from the actual text of the disclosures without any reference to extrinsic documentation or any independent knowledge on the part of the reader regarding the matter disclosed)).

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3.1    Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company is qualified to do business in every jurisdiction in which its ownership of property or the conduct of the business as presently conducted requires it to qualify, except where the failure to be so qualified would not have a Material Adverse Effect. The Company has previously made available to Purchaser true and complete copies of the Organizational Documents of the Company and each of its Subsidiaries, in each case, as currently in effect.
3.2    Subsidiaries. Except as set forth on Schedule 3.2, neither the Company nor any of its Subsidiaries owns or holds the right to acquire any stock, partnership interest or joint venture interest or other equity ownership interest in any other corporation, organization or entity. Each of the Company’s Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, and is qualified to do business in every jurisdiction in which its ownership of property or the conduct of its business as now conducted requires it to qualify, except in each such case where the failure to be so qualified would not have a Material Adverse Effect. Except as set forth on Schedule 3.2, there are no outstanding (a) common stock, preferred stock or other membership interests, equity interests or voting securities of any Subsidiary of the Company, (b) securities convertible or exchangeable into any of the foregoing, (c) any options, warrants, purchase rights, subscription rights, preemptive rights, conversion rights, exchange rights, calls, puts, rights of first refusal or other contracts that could require any Subsidiary of the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any of the foregoing, (d) stock appreciation, phantom stock, profit participation or similar rights with respect to any Subsidiary of the Company or (e) other contractual obligations relating to the ownership, transfer or voting of any equity interests of any Subsidiary of the Company. No Subsidiary of the Company has violated the Securities Act, any applicable state “blue sky” or other applicable securities Laws, any other Law, or any preemptive or other similar rights of any Person in connection with the issuance or redemption of any of its equity interests.
3.3    Authorization; Valid and Binding Agreement; No Breach; Governmental Consents.
(a)    The execution, delivery and performance of this Agreement and the additional agreements contemplated hereby by the Company and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite limited liability company action, and no other proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement and such additional agreements.
(b)    Assuming that this Agreement is a valid and binding obligation of the other parties hereto, this Agreement constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.
(c)    Except as set forth on Schedule 3.3(c) the execution, delivery and performance of this Agreement and each of the additional agreements contemplated hereby by the Company does not and the consummation of the transactions contemplated hereby and thereby will

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not (i) assuming that each of the consents, authorizations and approvals referred to in Schedule 3.3(d) (and any condition precedent to any such consent, authorization or approval has been satisfied) and each of the notices and filings referred to in Schedule 3.3(d) and under the HSR Act are made and any applicable waiting periods referred to therein have expired, violate any Law applicable to the Company and its Subsidiaries or (ii) conflict with or result in any breach of, constitute a default under, violate, result in the termination of, accelerate the performance of or any payment under, the addition of any fees or charges, the vesting or phasing out of any rights or interests, or result in the creation of any Lien upon any assets of the Company or its Subsidiaries under (in each case, with notice or lapse of time or both) any Material Contract, License, or any of the Organizational Documents of the Company and its Subsidiaries except, in each case, for any such violations, breaches, defaults, acceleration or Liens that would not reasonably expected to be material to the Business.
(d)    Except as set forth on Schedule 3.3(d), neither the Company nor any of its Subsidiaries is required to obtain any consent, approval or authorization of any Governmental Authority or submit any notice, report or other filing with any Governmental Authority in connection with the execution, delivery or performance by the Company of this Agreement or the additional agreements contemplated hereby or the consummation of the transactions contemplated hereby or thereby, other than any such consents, approvals, authorizations, notices or filings (i) required under the HSR Act, (ii) that may be required by reason of Purchaser’s participation in the transactions contemplated hereby or (iii) the failure of which to obtain would not, individually or in the aggregate, be material to the Business.
3.4    Stock.
(a)    Schedule 3.4(a) sets forth the Seller Blocker’s issued and outstanding Stock. Seller is the record owner of all of the Stock, free and clear of all Liens other than restrictions imposed by state and federal securities Laws. Each share of Stock has been duly authorized and is validly issued, fully paid and nonassessable. Except as set forth on Schedule 3.4(a), the Seller Blocker does not have any other equity securities or securities containing any equity features authorized, issued or outstanding, and there are no agreements, options, warrants or other rights or arrangements existing or outstanding which provide for the sale or issuance of any of the foregoing by the Seller Blocker. Except as set forth on Schedule 3.4(a), there are no outstanding shares of (a) common stock, preferred stock or other membership interests, equity interests or voting securities of the Company (in each case, whether restricted or unrestricted), (b) securities convertible or exchangeable into any of the foregoing, (c) any options, warrants, purchase rights, subscription rights, preemptive rights, conversion rights, exchange rights, calls, puts, rights of first refusal or other contracts that could require the Seller Blocker to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any of the foregoing, (d) stock or stock appreciation, phantom stock or stock, profit participation or interest, or similar rights with respect to the Seller Blocker or any other equity or voting securities of the Seller Blocker or (e) other contractual obligations relating to the ownership, transfer or voting of any equity interests of the Seller Blocker. The Seller Blocker has not violated the Securities Act, any applicable state “blue sky” or other applicable securities Laws, any other Law or any preemptive or other similar rights of any Person in connection with the issuance or redemption of any of its equity interests.

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(b)    Schedule 3.4(b) sets forth the Company’s issued and outstanding common stock (the “Company Stock”). Seller Blocker is the record owner of all of the Company Stock, free and clear of all Liens other than restrictions imposed by state and federal securities Laws. Each share of Company Stock has been duly authorized and is validly issued, fully paid and nonassessable. Except as set forth on Schedule 3.4(b), the Company does not have any other equity securities or securities containing any equity features authorized, issued or outstanding, and there are no agreements, options, warrants or other rights or arrangements existing or outstanding which provide for the sale or issuance of any of the foregoing by the Company. Except as set forth on Schedule 3.4(b), there are no outstanding shares of (a) common stock, preferred stock or other membership interests, equity interests or voting securities of the Company (in each case, whether restricted or unrestricted), (b) securities convertible or exchangeable into any of the foregoing, (c) any options, warrants, purchase rights, subscription rights, preemptive rights, conversion rights, exchange rights, calls, puts, rights of first refusal or other contracts that could require the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any of the foregoing, (d) stock or stock appreciation, phantom stock or stock, profit participation or interest, or similar rights with respect to the Company or any other equity or voting securities of the Company or (e) other contractual obligations relating to the ownership, transfer or voting of any equity interests of the Company. The Company has not violated the Securities Act, any applicable state “blue sky” or other applicable securities Laws, any other Law or any preemptive or other similar rights of any Person in connection with the issuance or redemption of any of its equity interests.
3.5    Financial Statements.
(a)    Schedule 3.5(a) consists of (i) Seller Blocker’s and its Subsidiaries’ audited consolidated balance sheets as of December 31, 2017 and December 31, 2018, and statements of income and cash flows for the years then ended (the “Audited Financial Statements”), (ii) the Company’s and its Subsidiaries’ unaudited consolidated balance sheet as of November 30, 2019 (the “Latest Balance Sheet”), and statements of income and cash flows for the 11-month period then ended (the “Interim Financial Statements”) and (ii) the financial statements delivered pursuant to Section 6.8 (the “Monthly Financials,” and together with the Audited Financial Statements and the Interim Financial Statements, the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP, consistently applied throughout the periods indicated, and present fairly the financial condition, results of operations and changes in cash flows of the Company and its Subsidiaries (taken as a whole) as of the times and for the periods referred to therein, subject in the case of the Interim Financial Statements to (x) the absence of footnote disclosures and other presentation items and (y) changes resulting from normal year-end adjustments (none of which, individually or in the aggregate, will be material).
(b)    Neither the Company nor any of its Subsidiaries has any Liabilities or Indebtedness except for Liabilities (i) reflected on the face of or reserved against on the Financial Statements (including any notes thereto), (ii) incurred after the date of the Latest Balance Sheet in the ordinary course of business (which are consistent as to type and amounts with past practice, and none of which results from, arises out of or relates to any breach of contract, breach of warranty, tort, infringement, violation of Law or an Action), (iii) incurred in connection with this Agreement or the transactions contemplated hereby or pursuant to the Botanist Purchase Agreement or (iv) to

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be included in the computation of Closing Indebtedness, Closing Net Working Capital, Botanist Transaction Expenses or Closing Transaction Expenses.
(c)    Schedule 3.5(c) correctly sets forth all Indebtedness of the Company and its Subsidiaries. For each item of Indebtedness, Schedule 3.5(c) correctly sets forth the debtor, the principal amount of such Indebtedness as the date of this Agreement, the creditor, the maturity date, and the collateral, if any, securing such Indebtedness. Except as set forth on Schedule 3.5(c), neither the Company nor any of its Subsidiaries has any liability (actual or contingent) in respect of a guarantee of the Indebtedness of any other Person. Subsequent to the payments contemplated by Section 1.4(d) hereof, no Indebtedness will remain outstanding.
(d)    All accounts and notes receivable reflected on the Latest Balance Sheet and to be included in the final calculation of Closing Net Working Capital, (i) are bona fide and valid receivables arising from sales actually made or services actually performed and were incurred in the ordinary course of business, (ii) are properly reflected on the Company's and its Subsidiaries' books and records and balance sheets in accordance with GAAP consistently applied except as permitted by Section 3.5(a) and (iii) are not subject to any setoffs, counterclaims, credits or other offsets, and are current and collectible and will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the Latest Balance Sheet (rather than in the notes thereto).
(e)    The Company and the Subsidiaries have established and adhered to a system of internal accounting controls which is designed to provide reasonable assurances regarding the reliability of financial reporting and, to the knowledge of the Company, such system of internal accounting controls is effective. In connection with the routine audit practices of the Company, the Subsidiaries and the independent auditors, the Company has disclosed to the Company’s outside auditors any fraud, whether or not material, that involves management or other employees who have a significant role in the Company or the Subsidiaries’ internal controls over financial reporting.
3.6    Absence of Certain Developments. Since the date of the Latest Balance Sheet, there has not been any Material Adverse Effect. Except as expressly contemplated by this Agreement, since the date of the Latest Balance Sheet, the Company and its Subsidiaries have conducted the Business in the ordinary course of business. Except as set forth on Schedule 3.6 or except as expressly contemplated by this Agreement, since the date of the Latest Balance Sheet, neither the Company nor any of its Subsidiaries has:
(a)    amended or modified its Organizational Documents;
(b)    sold, licensed, leased, assigned, transferred or otherwise disposed of any of its material tangible assets;
(c)    (i) sold, assigned, exclusively licensed, allowed to lapse, disposed of, or otherwise transferred any material Intellectual Property owned by the Company or its Subsidiaries, except in the ordinary course of business;

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(d)    issued, repurchased, sold or transferred any of its shares of stock or other equity securities, securities convertible into its stock or other equity securities (in each case, whether restricted or unrestricted) or warrants, options, profits interests, phantom equity interests, stock appreciation rights or other rights to acquire its shares of stock or other equity securities, or any bonds or debt securities;
(e)    made any capital investment in, or any loan to, or guarantee for the benefit of, any other Person (other than a Subsidiary of the Company);
(f)    (i) created, incurred, assumed or suffered to exist any Indebtedness, issuance of debt securities, guarantees, loans or advances to the Company or any Subsidiary of the Company except under the Company’s existing revolving credit facility for working capital purposes in the ordinary course of business or (ii) made any voluntary purchase, cancellation, prepayment, or complete or partial discharge in advance of a scheduled payment date with respect to any Indebtedness, except under the Company’s existing revolving credit facility for working capital purposes in the ordinary course of business;
(g)    declared, set aside, or paid any dividend or made any distribution with respect to its shares of stock or redeemed, purchased, or otherwise acquired any of its shares of stock, except for dividends or distributions made by the Company’s Subsidiaries to their respective parents in the ordinary course of business;
(h)    made any capital expenditures or commitments therefor outside of the Company’s finally approved 2019 budget exceeding $50,000 individually or $150,000 in the aggregate;
(i)    hired, engaged or terminated the employment or engagement of any employee or individual independent contractor of the Company or any of its Subsidiaries with annual base salary in excess of $100,000;
(j)    (i) increased the compensation or benefits (including severance or termination payments or benefits) payable to any current (or former) officer, director, employee or independent contractor of the Company or any of the Company’s Subsidiaries whose annual base salary is (or was at the time of his or her termination) in excess of $100,000 after giving effect to such increase, (ii) established, modified, amended in any material respect or terminated any existing Plan, other than amendments that do not materially increase benefits or result in materially increased administrative costs, (iii) increased or accelerated the funding, payment or vesting of the compensation or benefits provided under any Plan or (iv) granted or materially modified any bonus or any equity or equity-based awards, severance or termination pay under any Plan or otherwise, to any officer, director, employee, or independent contractor of the Company or any of the Company’s Subsidiaries;
(k)    adopted a plan of liquidation, dissolution, merger, consolidation or other reorganization;

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(l)    become liable in respect of any guarantee or has incurred, assumed or otherwise incurred any Liability in respect of any Indebtedness, except for borrowings in the ordinary course of business under credit facilities in existence on the date of the Latest Balance Sheet;
(m)    created, incurred, assumed or permitted to exist any Lien on any of its assets, tangible or intangible, other than Permitted Liens;
(n)    suffered any material loss, destruction, damage or eminent domain taking (in each case, whether or not insured);
(o)    made any change in any method of accounting or accounting practices or policies or made any write down in the value of its inventory that is material or that is other than in the ordinary course of business or reversed any accruals or reserves (whether or not in the ordinary course of business);
(p)    made, changed or revoked any material Tax election; settled any Action in respect of Taxes; or entered into any contract in respect of Taxes with any Governmental Authority; elected or changed any method of accounting for Tax purposes, changed any annual Tax accounting period, settled any audit, assessment, dispute, proceeding or investigation in respect of Taxes, surrendered any right to claim a Tax refund, filed any amended Tax Return, or entered into any contractual obligation in respect of Taxes with any Governmental Authority.
(q)    accelerated the collection of or discounted accounts receivable, delayed the payment of accounts payable or accrued expenses, delayed the purchase of supplies or delayed capital expenditures, repairs or maintenance;
(r)    taken any action or failed to take any action that has had, or could reasonably be expected to have, the effect of accelerating to pre-Closing periods sales to customers or others that would otherwise be expected to occur after the Closing;
(s)    terminated or closed any facility, business or operation;
(t)    adopted, amended or terminated any Plan or collective bargaining agreement or other contract with any Union or, except as required by the terms of any Plan or applicable Legal Requirements, increased any benefits under any Plan;
(u)    written up or written down any of its material assets or revalued its inventory;
(v)    paid, discharged, settled or satisfied any Action or any material Liability, other than trade payables in the ordinary course of Business, nor waived any material rights;
(w)    entered into, terminated, not renewed or materially modified any contract that is, a Material Contract;

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(x)    instituted, or has threatened to institute, any Action;
(y)    entered into an agreement to lease, sublease, license, occupy or purchase any real property;
(z)    entered into any contract to do any of the things referred to elsewhere in this Section 3.6;
(aa)    failed to maintain in full force and effect any insurance policy in effect, except for any policy replaced by a new or successor policy of substantially similar coverage; or
(bb)    committed to do any of the foregoing.
3.7    Title to Properties. The Company or its Subsidiaries have good and valid title to all of the properties and assets, tangible or intangible, reflected in the Financial Statements as being owned by the Company or its Subsidiaries, free and clear of all Liens, except for Permitted Liens, excluding properties and assets sold or disposed of by the Company or the Subsidiaries since the balance sheet date in the ordinary course of business consistent with past practice.
3.8    Personal Property. The Company’s and its Subsidiaries’ tangible assets comprise all of the tangible assets, properties and rights of every type and description necessary to the conduct of the Business and are adequate and sufficient to conduct the Business. All material items of machinery, equipment and other tangible assets of the Company and its Subsidiaries are adequate and fit to be used for the purposes for which they are currently used in the manner they are currently used, are in good operational working order, operating condition and state of repair (ordinary wear and tear excepted), and have been installed, serviced and maintained in accordance with industry standards and in a manner that would not void or limit the coverage of any warranty thereon.
3.9    Real Property.
(a)    Neither the Company nor any of its Subsidiaries owns or has owned any real property.
(b)    The real property demised by the leases listed on Schedule 3.9(b) (each a “Real Property Lease” and collectively, the “Real Property Leases”) constitutes a true, correct and complete list of all the real property leased, subleased, licensed or otherwise occupied by Seller Blocker, the Company and/or their Subsidiaries as of the date hereof (the “Leased Real Property”). The Company has delivered or made available to Purchaser true, correct and complete copies of each of the Real Property Leases, including all modifications, amendments and supplements thereto, and none of such leases have been modified in any material respect, except to the extent that such modifications are disclosed by the copies delivered or made available to Purchaser. Seller Blocker, the Company or one of their Subsidiaries is a tenant or possessor in good standing under the Real Property Leases. No Person other than Seller Blocker, the Company or any applicable Subsidiary is in possession or occupation of any Leased Real Property or any portion

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thereof. Except as set forth on Schedule 3.9(b), there is no right of first offer, right of first refusal or right or option to purchase under any Real Property Lease.
(c)    Except as set forth on Schedule 3.9(b), (i) each of the Real Property Leases is a valid and binding obligation of Seller Blocker, the Company or one of their Subsidiaries, is in full force and effect and enforceable against Seller Blocker, the Company or the applicable Subsidiary, and to the knowledge of the Company, against the other parties thereto, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors’ rights and to general principles of equity, and will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the consummation of the transactions contemplated hereby, and (ii) Seller Blocker, the Company or one of their Subsidiaries holds a legal, valid, binding, enforceable, and existing leasehold interest in and to each of the Leased Real Properties, free and clear of all Liens other than Permitted Liens. Neither Seller Blocker, the Company nor any of their Subsidiaries is in breach or default under any of the Real Property Leases, no material default by the other contracting parties to such Real Property Leases has occurred thereunder, and to the knowledge of the Company, no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder. There are no disputes, oral agreements or forbearance programs in effect for any of the Real Property Leases. There is no litigation, arbitration, claim or dispute between Seller Blocker, or the Company, or any of their Subsidiaries with any adjacent or nearby properties and no current or expected circumstances that may give rise to any such litigation, arbitration, claim or dispute.
(d)    All rents and other payments currently due under the Real Property Leases have been paid or will be paid, prior to Closing, in the ordinary course of business. Neither Seller Blocker nor the Company has received notice that a security deposit or portion thereof under any Real Property Lease has been applied in respect to a breach or default that has not been redeposited in full. The Company does not owe, nor will it owe in the future, any brokerage commissions or finder’s fees with respect to any Real Property Lease.
(e)    The Leased Real Property identified on Schedule 3.9(b) comprises all of the real property used or intended to be used in the operation of the Business. Except as set forth on Schedule 3.9(b), no officer, director or Affiliate of Seller Blocker, the Company or any of their Subsidiaries or, to the Company’s knowledge, any individual in such officer’s or director’s immediate family is a party to any Real Property Lease or has any material interest in any Leased Real Property. Except as set forth on Schedule 3.9(b), neither Seller Blocker nor the Company nor any of their Subsidiaries has granted a third party any right to use or occupy any portion of the Leased Real Property, or has otherwise assigned, subleased, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the Leased Real Property.
(f)    To the Company’s knowledge (i) (A) none of the Facilities currently existing on the Leased Real Property encroaches upon any real property of, or easement held by, any other Person; (B) no facility of any other Person encroaches on the Leased Real Property; (C) each Facility on the Leased Real Property is supplied with utilities and other services necessary for the operation of such Facility as the same is currently operated and no fact, condition or Proceeding

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exists which would result in the termination or impairment of the furnishing of such utilities and other services; and (D) each parcel of Leased Real Property abuts on, and has direct vehicular access to, a public road, or has access to a public road via a permanent easement benefiting the parcel of Leased Real Property, in each case, to the extent necessary for the conduct of the Business as currently conducted; (ii) the Facilities, including all buildings, structures, equipment and improvements that are located on or constitute part of the Leased Real Property, (A) are in good operating condition and repair (subject to normal wear and tear), and (B) are suitable, adequate and sufficient in all material respects for the purposes for which such Facilities are currently used; (iii) no improvement located on any Leased Real Property violates any applicable Law or constitutes a legal non-conforming use or otherwise requires any special dispensation, variance or special permit under any Law; (iv) Seller Blocker, the Company and their Subsidiaries have performed all repairs, maintenance and replacement required under the Real Property Leases, and there are no deferred maintenance items; (v) there are no defects in the roof, footings, foundation, sprinkler mains, structural, mechanical and HVAC systems and masonry walls in any of the improvements upon the Leased Real Property other than defects resulting from normal wear and tear; (vi) there is no pending or threatened appropriation, condemnation, zoning modification or other action affecting the Leased Real Property; (vii) during the last three (3) years, there has been no material destruction, damage or casualty with respect to the Leased Real Property, which has not been restored; (viii) there have been no repairs, improvements, construction, removal, alterations, demolition or such similar activity (each a “Lienable Work”) performed at any Leased Real Property (or materials delivered with respect thereto) within 180 days prior to the date of this Agreement and there are no unpaid amounts due and owing to any contractor, vendor, mechanic or anyone claiming under any of the foregoing who has performed Lienable Work at any Leased Real Property (or delivered materials with respect thereto); and (ix) all material Licenses necessary in connection with any construction upon, and present use and operation of, the Leased Real Property and the Facilities, and the lawful occupancy thereof by the Company or its Subsidiaries, have been issued by the appropriate Governmental Authority, and the Facilities leased or subleased under the Real Property Leases have been operated and maintained in accordance with applicable laws, rules, regulation, and the material Government Licenses.
3.10    Tax Matters.
For purposes of this Section 3.10, any representation and warranty with respect to or related to the “Company” shall also be a representation and warranty with respect to the “Seller Blocker.”
(a)    The Company and its Subsidiaries have timely filed all Tax Returns which are required to be filed by them and all such Tax Returns were true, correct and complete in all material respects. All Taxes owed by the Company and the Subsidiaries have been timely paid in full (whether or not shown as due and payable on any such Tax Return). The unpaid Taxes of the Company and its Subsidiaries do not exceed the amount of unpaid Taxes that are included in Indebtedness. Neither the Company nor any of its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return.
(b)    Neither the Company nor any of its Subsidiaries has been a member of an Affiliated Group filing a consolidated federal income Tax Return other than an Affiliated

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Group the common parent of which is the Company. Neither the Company nor any of its Subsidiaries has any liability for the Taxes of any person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. Neither the Company nor any of its Subsidiaries is a party to any contractual obligation relating to Tax sharing or Tax allocation (other than any such contracts entered into in the ordinary course of business the primary purpose of which is unrelated to Taxes).
(c)    There are no pending audits, investigations, disputes, claims, or other proceedings with respect to any Tax or Tax Returns of the Company or any of its Subsidiaries of which the Company has received written notice, and no audit, investigation, dispute, proceeding or claim concerning any Tax liability of the Company or any of its Subsidiaries has been raised by a Governmental Authority. No written claim has been made by a Governmental Authority in a jurisdiction where the Company or any Subsidiary of the Company do not file Tax Returns that the Company or any Subsidiary of the Company is or may be subject to taxation by that jurisdiction.
(d)    Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of any Taxes or agreed to any extension of time beyond the date hereof with respect to a Tax assessment or deficiency. Neither the Company nor any of its Subsidiaries has executed any power of attorney with respect to any Tax, other than powers of attorney that are, or after the Closing will be, no longer in force.
(e)    Neither the Company nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code § 355 or Code § 361.
(f)    Neither the Company nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treas. Reg. § 1.6011-4 (or any similar provision of applicable law) or any “tax shelter” within the meaning of 6662 of the Code (or any similar provision of applicable law).
(g)    There are no Liens for Taxes on any assets of the Company or any of its Subsidiaries, other than Permitted Liens.
(h)    Each of the Company and its Subsidiaries has deducted, withheld and timely paid to the appropriate Governmental Authority all Taxes required to be deducted, withheld or paid in connection with amounts paid or owing to any employee, independent contractor, creditor, equityholder or other third party, and each of the Company and its Subsidiaries has complied in all material respects with all reporting and recordkeeping requirements with respect thereto.
(i)    No closing agreements, private letter rulings, Tax holidays, technical advice memoranda or similar agreements or rulings related to Taxes have been entered into, issued by or requested in writing from any Governmental Authority in respect of the Company or any of its Subsidiaries.
(j)    Neither the Company nor any of its Subsidiaries will be required to include any amount in taxable income or exclude any item of deduction or loss from taxable income

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for any taxable period (or portion thereof) ending after the Closing Date as a result of (a) any “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date, (b) any deferred intercompany gain or excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision or administrative rule of federal, state, local or foreign law), (c) any installment sale or open transaction disposition made on or prior to the Closing Date, (d) any prepaid amount received or deferred revenue accrued on or prior to the Closing Date, or (e) any income inclusion pursuant to Section 951 or 951A of the Code with respect to any interest held in a “controlled foreign corporation” (as defined in Section 957 of the Code) on or before the Closing Date that arises from such Subsidiary’s income earned prior to the Closing. The Company and its Subsidiaries are not required to include any amount in income pursuant to Section 965 of the Code or pay any installment of the “net tax liability” described in Section 965(h)(1) of the Code. Neither the Company nor any of its Subsidiaries uses, or has used, the cash receipts and disbursements method of accounting for income Tax purposes.
(k)    Neither the Company nor any of its Subsidiaries is required to make any adjustment pursuant to Code Section 481(a) or any similar provision of state, local or foreign tax law by reason of any change in any accounting methods prior to the Closing Date, and there is no application pending with any governmental authority requesting permission for any changes in any of accounting methods of the Company or any of its Subsidiaries for Tax purposes. To the Company’s knowledge, no Governmental Authority has proposed any such adjustment or change in accounting method. Neither the Company nor any of its Subsidiaries uses the cash receipts and disbursements method of accounting for income Tax purposes.
(l)    There is no material unclaimed property or escheat obligation with respect to property or other assets held or owned by the Company or any of its Subsidiaries.
(m)    To the knowledge of the Company, neither the Company nor any of its Subsidiaries has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.
(n)    The Company has provided or made available to Purchaser true, correct and complete copies of all Tax Returns of the Company and each Subsidiary of the Company since January 1, 2017.
(o)    Notwithstanding anything to the contrary in this Section 3.10, the Company makes no representations or warranties with respect to the amount, condition, or availability for use in any Taxable period (or portion thereof) after the Closing Date of any net operating loss carryover, tax credit carryover or other similar Tax attribute that was, in each case, generated in a Pre-Closing Tax Period.
3.11    Contracts and Commitments.
(a)    Except as set forth on Schedule 3.11(a) (collectively, the “Material Contracts”), as of the date hereof, neither the Company nor any of its Subsidiaries is bound by any:

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(i)    collective bargaining agreement or other contract with any Union;
(ii)    stock purchase, profits interest, restricted stock, phantom equity, equity appreciation, stock option or similar plan;
(iii)    contract for the employment or engagement of any officer, director, employee, or independent contractor or other person on a full-time, part-time or consulting basis providing for annual base salary or fees in excess of $150,000 or which contain any provision entitling such officer, director, employee, independent contractor or other person to any severance or other post-employment payments;
(iv)    agreement or indenture relating to any Indebtedness or to mortgaging, pledging or otherwise placing a Lien on any material portion of their assets;
(v)    guaranty of any Indebtedness or other guaranty;
(vi)    lease or agreement under which it is lessee of, or holds or operates any personal property owned by any other party, for which the annual rental exceeds $100,000;
(vii)    agreements relating to any material acquisition or disposition of (A) any business (whether by merger, consolidation or other business combination, sale of securities, sale of assets or otherwise) or (B) any material asset other than in the ordinary course of business by the Company or any of its Subsidiaries within the last five years;
(viii)    (A) material agreements under which the Company or any Company Subsidiary grants or obtains any license or other rights with respect to any data or Intellectual Property (other than (i) licenses of widely available unmodified commercial off-the-shelf software with total annual license and other fees not in excess of $25,000, and (ii) non-exclusive licenses granted to a customer or service provider in the ordinary course of business in connection with the provision or receipt by the Company or any Company Subsidiary Subsidiaries of products and services), and (B) exclusive Intellectual Property licenses;
(ix)    contract (A) relating to non-competition or which otherwise restricts the Company or any of its Subsidiaries from freely engaging in business anywhere in the world or (B) which limits the freedom of the Company or any of its Subsidiaries to hire, solicit or retain any Person;
(x)    contract (or group of related contracts) for the purchase or sale of inventory, raw materials, commodities, supplies, goods, products, equipment or other personal property, or for the furnishing or receipt of services, in each case, the performance of which will extend over a period of more than one year and which provides for annual payments to or by the Company and/or its Subsidiaries in excess of $200,000;

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(xi)    contract under which the Company or any of its Subsidiaries incurs any Liability to pay any amount in respect of indemnification obligations, purchase price adjustment, earnout or otherwise in connection with any (x) acquisition or disposition of any business, assets or securities (other than the sale of inventory in the ordinary course of business), (y) merger, consolidation or other business combination or (z) series or group of related transactions or events of the type specified in clauses (x) and (y) above;
(xii)    contract concerning a partnership, limited liability company or joint venture;
(xiii)    contract that grants, or agrees to grant, any customer, client or other Person a right to “most favored nation” pricing terms;
(xiv)    any contract under which the Company or any of its Subsidiaries incurs any Liability to any investment bank, broker, financial advisor, finder or other similar Person (including an obligation to pay any legal, accounting, brokerage, finder’s, or similar fees or expenses in connection with this Agreement or the transactions contemplated hereby);
(xv)    any agency, dealer, distributor, sales representative, marketing or other similar contract;
(xvi)    any contract with any Governmental Authority (including any contract or arrangement under which any the Company or any of its Subsidiaries has a “small business” or similar designation);
(xvii)    any contract pursuant to which the Company or any of its Subsidiaries has, as of the date of this Agreement, incurred an ongoing Liability to defend, insure (or obtain insurance for the benefit of) or indemnify any other Person;
(xviii)    any contract which obligates the Company or any of its Subsidiaries to any minimum purchase, minimum sale or other similar obligation;
(xix)    any contract between the Company or any of its Subsidiaries, on the one hand, and any of its or their respective Affiliates, on the other hand;
(xx)    any contract involving the resolution or settlement of any actual or threatened Action involving payments by or to the Company or any of its Subsidiaries within the last five (5) years;
(xxi)    any leases, licenses or other agreements (written or oral) pursuant to which a leasehold estate in, or the right to use or occupy, any real property or portion thereof, is granted or conveyed, including all amendments, extensions, renewals, guaranties and other agreements with respect thereto; or
(xxii)    any other customer contract (or group of related contracts) the performance of which involves consideration in excess of $250,000 per year.

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(b)    The Company has made available to Purchaser a true and correct copy of all written Material Contracts (and, if unwritten, a description of the material terms of such unwritten Material Contracts) which are required to be listed on Schedule 3.11(a), including all amendments, modifications and supplements thereto.
(c)    Neither the Company nor any of its Subsidiaries (nor, to the knowledge of the Company, any of the other parties thereto) is in default in any material respect under any Material Contract, nor has any event occurred that with the lapse of time, or the giving of notice, or both, would constitute a default under any Material Contract, and no notice with respect of the foregoing has been sent or received by the Company or any of its Subsidiaries. The Company and each of its Subsidiaries have delivered all material deliverables due under all the Material Contracts to the applicable party or parties, and each of the remaining material deliverables not yet due under the Material Contracts is scheduled for reasonably timely delivery in accordance with the respective requirements of such Material Contract. All Material Contracts constitute legal, valid and binding obligations of the Company or such Subsidiary, and are enforceable in accordance with their respective terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies. Neither the Company nor any of its Subsidiaries has received from any other party to any Material Contract (i) any written notice of any breach or default or that any such party intends to terminate, cancel or not renew any Material Contract, or (ii) any claim for damages or indemnification with respect to the products or performance of services pursuant to any Material Contract.
3.12    Intellectual Property.
(a)    A correct, current and complete list of all Intellectual Property owned or purported to be owned by the Company and its Subsidiaries that is (i) registered, issued or subject to a pending application for registration or issuance, including Patents, Trademarks, service marks, Copyrights and internet domain names and any pending applications of any of the forgoing; (ii) social media accounts and handles, or (iii) proprietary Software developed by or on behalf of the Company or a Company Subsidiary (the “Company Software”) is set forth on Schedule 3.12(a). “Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries, including the Intellectual Property listed on Schedule 3.12(a). Neither the validity, enforceability, scope of, nor the Company’s or any of its Subsidiaries’ title to, any Owned Intellectual Property is currently being challenged in any (x) outstanding ruling or order by a Governmental Authority, or (y) litigation or Action (including any opposition, cancellation, interferences, inter partes review, or re-examination), pending or threatened, to which the Company or any of its Subsidiaries is a party.
(b)    The Company and the Company Subsidiaries solely and exclusively own all right, title and interest in and to all Owned Intellectual Property, are validly licensed to or otherwise have the valid and enforceable right to use all Intellectual Property used in or necessary to conduct the business of the Company or the Company Subsidiaries as presently conducted and as presently proposed to be conducted (collectively, the “Company Intellectual Property”), free and clear of any Liens other than Permitted Liens. The Company and the Company Subsidiaries will

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continue to own, license or have the right to use such Company Intellectual Property immediately following the Closing to the same extent as prior to the Closing. The Company or one of its Subsidiaries has entered into binding, valid and enforceable, written agreements with each current and former employee and independent contractor who is or was involved in or has contributed to the invention, creation, or development of any Intellectual Property during the course of employment or engagement with the Company or its Subsidiaries whereby such employee or independent contractor (i) acknowledges the Company’s or its Subsidiary’s exclusive ownership of all Intellectual Property invented, created, or developed by such employee or independent contractor within the scope of his or her employment or engagement with the Company or its Subsidiary; (ii) grants to the Company or its Subsidiary a present, irrevocable assignment of any ownership interest such employee or independent contractor may have in or to such Intellectual Property; and (iii) irrevocably waives any right or interest, including any moral rights, regarding any such Intellectual Property, to the extent permitted by applicable Law.
(c)    Except as set forth on Schedule 3.12(c), (i) to the knowledge of the Company, no Person has infringed, misappropriated or violated any Company Intellectual Property; (ii) the Company and the Company Subsidiaries have not sent any notice and there has been no Action alleging any infringement, misappropriation or any other violation of the Owned Intellectual Property in the last six (6) years; (iii) the conduct of the Company’s and the Company Subsidiaries’ businesses as presently and formerly conducted and as currently proposed to be conducted, including the use of any Intellectual Property in connection therewith, and the products, processes, and services of the Company and its Subsidiaries have not infringed, misappropriated or violated any Intellectual Property right of any third party; and (iv) there is no Action (including any opposition, cancellation, revocation, review, or other proceeding), whether settled, pending, or threatened: (x) alleging any infringement, dilution, misappropriation, or other violation by the Company or any of its Subsidiaries of the Intellectual Property of any Person, or (y) challenging the validity, enforceability, registrability, patentability, or ownership of any Owned Intellectual Property or the Company’s right, title, or interest in or to any Owned Intellectual Property in the last six (6) years (including any invitation to license or request or demand to refrain from using any Intellectual Property of any Person). The Company and its Subsidiaries are not subject to any outstanding or prospective order (including any motion or petition therefor) that does or could reasonably be expected to restrict or impair the ownership or use of any Owned Intellectual Property.
(d)    A correct, current and complete list of all Company IP Agreements: (i) under which Company or a Company Subsidiary is a licensor or otherwise grants to any Person any right or interest relating to any Company Intellectual Property; (ii) under which the Company or any of its Subsidiaries is a licensee or otherwise granted any right or interest relating to the Intellectual Property of any Person; and (iii) which otherwise relate to the Company’s ownership or use of Intellectual Property is set forth on Schedule 3.12(d), except for (x) licenses of widely available unmodified commercial off-the-shelf software with total annual license and other fees not in excess of $25,000, (y) licenses to Open Source Software and (z) non-exclusive licenses granted to a customer or service provider in the ordinary course of business in connection with the provision or receipt by the Company or any Company Subsidiary Subsidiaries of products and services. Each Company IP Agreement is valid and binding on the Company or any Company Subsidiary that is party thereto in accordance with its terms and is in full force and effect. Neither the Company, its

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Subsidiaries, nor any other party thereto is, or is alleged to be, in breach of or default under, or has provided or received any notice of breach of, default under, or intention to terminate (including by non-renewal), any Company IP Agreement.
(e)    A correct, current and complete list of each item of Open Source Software that is or has been used by the Company or any of its Subsidiaries in the development of or incorporated into, combined with, linked with, distributed with, provided to any Person as a service, provided via a network as a service or application, or otherwise made available with, any Company Software, and for each such item of Open Source Software, (i) the applicable Company Software; and (ii) the name of the applicable license agreement is set forth on Schedule 3.12(e). The Company and its Subsidiaries have complied with all notice, attribution, and other requirements of each license applicable to the Open Source Software disclosed in Schedule 3.12(e).
(f)    None of the Company Software and, to the knowledge of the Company no other Software, used in the operation of the business of the Company and its Subsidiaries business or provision of any Company Software, contain any “time bomb,” “Trojan horse,” “back door,” “worm,” virus, malware, spyware, or other device or code (“Malicious Code”) designed or intended to: (i) disrupt, disable, harm, or otherwise impair the normal and authorized operation of, or provide unauthorized access to, any computer system, hardware, firmware, network, or device on which any Company Software is installed, stored, or used; or (ii) damage, destroy, or prevent the access to or use of any data or file without the user’s consent, except, for the avoidance of doubt, license keys and other code intended to limit access to or use of such Company Software to an authorized user. The Company has taken reasonable steps to prevent the introduction of Malicious Code into Company Software.
(g)    The Company and Company Subsidiaries’ Processing of any Sensitive Data is and has been in the last six (6) years in compliance with all applicable Privacy Laws and contracts including privacy obligations (including privacy policies) applicable to the Company or a Company Subsidiary. The Company and the Company Subsidiaries have implemented and maintain an information security program that includes organizational, physical, administrative, and technical safeguards designed to protect the security, confidentiality, integrity and availability of its Systems and all Sensitive Data it Processes from and against unauthorized access, use, modification, disclosure, or other misuse as required under applicable Privacy Laws that are consistent with all Privacy Laws, relevant industry standards and privacy-related contracts applicable to the Company or a Company Subsidiary.
(h)    The Company Systems are reasonably sufficient for the immediate and anticipated needs of the Business of the Company and its Subsidiaries, including as to capacity, scalability, and ability to process current and anticipated peak volumes in a timely manner. The Company Systems are in sufficiently good working condition to perform all information technology operations and include sufficient licensed capacity (whether in terms of authorized sites, units, users, seats, or otherwise) for all Software, in each case as necessary for the conduct the Company’s and its Subsidiaries’ businesses as currently conducted or contemplated to be conducted. The Company and its Subsidiaries: (i) maintains commercially reasonable backup and data recovery, disaster recovery, and business continuity plans, procedures, and facilities; (ii) acts in material compliance

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therewith; and (iii) tests such plans and procedures on a regular basis, and such plans and procedures have been proven effective in all material respects upon such testing, which, in each case, are consistent with Privacy Laws and Privacy Obligations.
(i)    None of the Company and the Company Subsidiaries’ Systems or any product or service of the Company and the Company Subsidiaries is subject to any IP contract or other contractual obligation that requires the Company or a Company Subsidiary to divulge to any Person any source code or trade secret that is part of such Systems or products or services, including any source code escrow agreements. None of the Owned Intellectual Property is used in a manner that would require any portion of the Owned Intellectual Property to be (i) disclosed, delivered, distributed, licensed or otherwise made available in source code form, (ii) limits the Company’s or its Subsidiaries’ freedom to seek full compensation in connection with the marketing, licensing or distribution of any of the products or services of the Company or Company Subsidiaries, or (iii) allows a third party to decompile, disassemble or otherwise reverse engineer any Owned Intellectual Property.
(j)    For each item of Company Software required to be listed on Schedule 3.12(a), (i) the Company and its Subsidiaries have in their possession its source code in catalogued versions that will be accessible by their employees, (ii) it has been catalogued and documented in all material respects as reasonably necessary to enable the ordinary artisan to use, update, and enhance the Company Software by readily using the existing source code and documentation, and (iii) the Company and its Subsidiaries have the right to use all software development tools, library functions, compilers and other Software that is required to operate, modify, distribute and support the Company Software.
3.13    Action. Except as set forth on Schedule 3.13, there are no, and for the last six (6) years there have not been any, material Actions pending or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries, at law or in equity, or before or by any Governmental Authority. Except as set forth on Schedule 3.13, the Company and its Subsidiaries are not, and for the past six (6) years have not been, subject to any outstanding material order, writ, injunction or decree.
3.14    Employee Benefit Plans.
(a)    Schedule 3.14(a) sets forth an accurate and complete list, as of the date hereof, of each material Plan. With respect to each Plan, the Company has made available to Purchaser current, true and complete copies of the following, as applicable: (i) the current plan document (or, to the extent unwritten, a written summary of material terms) and the most recent summary plan description and any summaries of material modifications thereto, (ii) all trust or other funding documents (including insurance policies and stop loss insurance policies, (iii) the most recent favorable determination, advisory, or opinion letter from the Internal Revenue Service with respect to each Plan intended to qualify under Section 401(a) of the Code, (iv) in the case of any Plan for which a Form 5500 is required to be filed, a copy of the most recent three (3) years of Forms 5500 and summary annual reports, with all schedules and financial statements attached, (v) all coverage, nondiscrimination, top heavy and Code Section 415 tests performed with respect to such Plan for the three most recently completed Plan years, and (vi) all notices, letters or other

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correspondence with any Governmental Authority relating to a Plan of noncompliance with any Laws that have not been cured as of the date of this Agreement. Neither the Company nor any ERISA Affiliate has any agreement to create, enter into or contribute to any additional Plan or to modify or amend any existing Plan.
(b)    Neither the Company nor any of its ERISA Affiliates has ever, maintained, sponsored, participated in, contributed to, been required to contribute to, or had or has any liability (contingent or otherwise) with respect to any (i) defined benefit pension plan or any plan, program or arrangement subject to Title IV or Section 302 of ERISA or the funding requirements of Section 412 or 430 of the Code, (ii) “multiemployer plan” (as defined in Section 3(37) of ERISA), (iii) “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA) or “multiple employer plan” subject to Section 413(c) of the Code, (iv) Plan providing post-employment or post-retirement health or welfare benefits to any current or former officer, director, employee or independent contractor (or the dependents or beneficiaries thereof) other than health continuation coverage pursuant to Part 6 of Subtitle B of Title I of ERISA or as otherwise required by applicable Law at the participant’s sole expense, (v) any self-funded (or self-insured) health plan, or (vi) any compensation or benefit plan, fund, program, policy, practice, agreement or arrangement covering employees outside of the United States or subject to the Laws of any jurisdiction other than the United States. The Company has no current liability or obligation by reason of being treated as a single employer under Section 414 of the Code with any other Person. There is no lien pursuant to ERISA Sections 303(k) or 4068 or Code Sections 412 or 430(k) in favor of, or enforceable by the Pension Benefit Guaranty Corporation or any other entity with respect to any of the assets of the Company. No cash or bond or other amount is payable by the Company or any ERISA Affiliate to the Pension Benefit Guaranty Corporation pursuant to Section 4062(e) of ERISA.
(c)    Each Plan that is intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”), has received a favorable determination letter from the Internal Revenue Service upon which it can rely or is a pre-approved prototype or volume submitter plan that is entitled to rely on an advisory or opinion letter issued by the Internal Revenue Service, and, to the knowledge of the Company, nothing has occurred that would adversely affect the qualification of such Plan. Each Plan has been established, funded, administered, and maintained, in form and in operation, in all material respects with its terms and the requirements of applicable law, including the Code, ERISA, and the U.S. Patient Protection and Affordable Care Act. There has been no prohibited transaction (as defined in Section 406 of ERISA or Section 4975 of the Code) or breach of fiduciary duty (as determined under ERISA) with respect to any Plan that would be reasonably likely to subject the Company or any of its Subsidiaries to any Tax or penalty (civil or otherwise) imposed by ERISA, the Code or other applicable Law.
(d)    With respect to each Plan, all required, premiums, contributions, or payments have been made on or before their due dates (including any extensions) and within the applicable time required by the Plan and applicable Law, and properly accrued. No Plan is, or has been, the subject of any non-routine audits or investigations by or before any Governmental Authority, or is or has been, the subject of an application or filing under a government-sponsored amnesty, voluntary compliance, self-correction, or similar program. No Action with respect to any

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Plan (other than routine claims for benefits) is pending or, to the knowledge of the Company, threatened. There are no claims (other than routine claims for benefits) or Actions pending or, to the knowledge of the Company, threatened with respect to (or against the assets of) any Plan. No Plan is or has been the subject of an investigation, examination, non-routine audit or Proceeding by any Governmental Authority or the subject of an application or filing under or a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority, and to the knowledge of the Company, no such investigation, examination, audit or Action is under consideration by any Governmental Authority.
(e)    Any Plan, contract or arrangement that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code has, in all materials respects, been maintained in compliance therewith.
(f)    Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or together with another event) will (i) increase any compensation or benefits otherwise due to a current or former officer, director, employee or independent contractor under any Plan, (ii) entitle any current or former officer, director, employee or independent contractor of the Company or any of its Subsidiaries to any severance pay, increase in severance pay, or any other compensation or benefits, (iii) result in the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment or benefit to any current or former officer, director, employee or independent contractor of the Company or any of its Subsidiaries, (iv) result in any forgiveness of indebtedness of any Person, or (v) result in any “excess parachute payment” under Section 280G of the Code. None of the Company or its Subsidiaries has any obligation to gross-up or otherwise make-whole any Person for any Tax, including but not limited to, any Tax imposed under Section 4999 or 409A of the Code.
(g)    The Company and each ERISA Affiliate is and, at all relevant times, has been in compliance in all material respects with the applicable provisions of the Patient Protection and Affordable Care Act, Pub. L. No. 111 148, the Health Care and Education Reconciliation Act of 2010, Pub. L. No.111 152, and all regulations and guidance issued thereunder (collectively, the “Health Care Reform Laws”), including the employer shared responsibility provisions relating to the offer of medical coverage that qualifies as “minimum essential coverage” that is “affordable” and provides “minimum value” to “full time employees” and their “dependents” (as those terms are defined in Section 4980H of the Code and the related Treasury Regulations) and the applicable information reporting requirements under Sections 6055 and 6056 of the Code; and neither the Company nor ERISA Affiliate and no Plan has incurred (and, to the knowledge of the Company, nothing has occurred that could reasonably be expected to subject the Company, any ERISA Affiliate or any Plan to) any assessable payment, Tax or penalty under Section 4980D or 4980H of the Code or under any other provision of the Health Care Reform Laws. The Company and any ERISA Affiliate have, or have arranged to have, maintained all records reasonably necessary to demonstrate compliance in all material respects with the Health Care Reform Laws.
(h)    Each Plan can be unilaterally amended or terminated by the Company at any time (whether before or after Closing) and without any penalty, cost, expense or liability to the Company, any ERISA Affiliate, Purchaser, any of their respective Subsidiaries or Affiliates, or

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such Plan (including any surrender charge, market rate adjustment or other early termination charge or penalty), other than ordinary course administrative expenses of the type typically incurred in the termination of similar employee benefit plans.
(i)    No event has occurred with respect to any Plan and, to the knowledge of the Company, no condition exists that could reasonably be expected to subject the Company and any ERISA Affiliate to any fine, penalty or other Liability imposed by ERISA, the Code or other Law.
3.15    Insurance. Schedule 3.15 contains a list of all policies of fire, Liability, workers’ compensation, property, casualty and other forms of insurance owned or held by the Company and its Subsidiaries as of the date hereof (the “Insurance Policies”). The Company has made available to Purchaser true, complete and correct copies of all such Insurance Policies. As of the date hereof, all such policies are in full force and effect. There is no claim by the Company or the Subsidiaries pending under any of the Insurance Policies or bonds as to which coverage has been questioned, denied or disputed or that the Company has a reason to believe will be denied or disputed by the underwriters of such policies or bonds. No written notice of cancellation or termination has been received by the Company with respect to any of the Insurance Policies, all premiums with respect thereto covering all periods up to and including the Closing have or will have been paid and neither the Company nor any of its Subsidiaries is in default thereunder. Schedule 3.15 also describes any self-insurance or co-insurance arrangements by or affecting the Company or any of its Subsidiaries, including any reserves established thereunder. In addition, Schedule 3.15 contains a list of all pending claims and all claims submitted during the previous three (3) years under any insurance policy maintained by the Company or any of its Subsidiaries. No insurer has denied or disputed (or otherwise reserved its rights with respect to) the coverage of any claim submitted under any insurance policy. Except as disclosed on Schedule 3.15, to the Company’s knowledge, no insurer plans to raise the premiums for, or materially alter any of the terms of coverage under, any such insurance policy. Except as disclosed on Schedule 3.15, after the Closing the Company and its Subsidiaries will continue to have the same coverage under all such insurance policies and none of such insurance policies provides for any retrospective premium adjustment or other experience-based Liability on the part of the Company or any of its Subsidiaries. There is no claim which, individually or in the aggregate with other claims, could reasonably be expected to impair any current or historical limits of insurance available to the Company or any of its Subsidiaries, nor has any current or past insurer of the Company or any of its Subsidiaries become insolvent.
3.16    Compliance with Laws; Licenses.
(a)    The Company and each of its Subsidiaries is, and has been for the past six (6) years, in compliance in all respects with all applicable Laws and, to the knowledge of the Company, there is no basis which could constitute a violation of any applicable Laws. During the previous six (6) years, no written notices have been received by, and no Actions have been asserted against, the Company or any of its Subsidiaries alleging a violation of any Law, and neither the Company nor any of its Subsidiaries has been subject to any inspection, adverse finding, investigation, penalty assessment, audit or other compliance or enforcement action. In the conduct

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of the Business, neither the Company, its Subsidiaries nor, to the knowledge of the Company, any of their respective directors, managers, contractors, officers, employees or agents, has (i) directly or indirectly, given, or agreed to give, any illegal gift, contribution, payment or similar benefit or remuneration to any supplier, customer, governmental official or employee or other Person who was, is or may be in a position to help or hinder, or generate business or obtain favorable treatment or concessions for, the Company or any of its Subsidiaries (or assist in connection with any actual or proposed transaction or arrangement) or made, or agreed to make, any illegal contribution, or reimbursed any illegal political gift or contribution made by any other Person, to any candidate for federal, state, local or foreign public office or (ii) established or maintained any unrecorded fund or asset or made any false entries on any books or records for any purpose.
(b)    The Company and each of its Subsidiaries have, and for the past six (6) years have had, all Licenses of and from all, and have made all declarations and filings with, Governmental Authorities necessary under any Law, including Health Care Laws, for the lawful conduct of their respective businesses. All Licenses are currently in full force and effect. Schedule 3.16(b) sets forth a true, correct and complete list of all Licenses required under any Law held by Company or any of its Subsidiaries, and the Governmental Authorities responsible for issuing each such License. The Company and each of its Subsidiaries have not, in the past six (6) years, received any written or oral notice from any Governmental Authority regarding (x) any actual or asserted violation of Law or any License or any failure to comply with any term or requirement of any License or (y) any actual or probable revocation, withdrawal, suspension, cancellation, termination or modification of any License. No License will be terminated or impaired, or will become terminable, in whole or in part, as a result of the consummation of the transactions contemplated by this Agreement.
(c)    There is no pending or, to the knowledge of the Company, threatened action, suit, proceeding, complaint, charge, hearing, mediation, or arbitration with respect to any such material License of Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries have received any written or oral notice from any Governmental Authority to, or threatening to, revoke, cancel, rescind, suspend, restrict, modify or refuse to renew any such License.
3.17    Environmental Compliance and Conditions.
(a)    The Company and its Subsidiaries have obtained and possess all material permits, licenses and other authorizations required under federal, state and local laws and regulations concerning occupational health and safety, pollution or protection of the environment that were enacted and in effect on or prior to the Closing Date that are necessary for the Company and each Subsidiary’s respective activities and operations under the Leased Real Properties, including all such laws and regulations relating to the emission, discharge, release or threatened release of any chemicals, petroleum, pollutants, contaminants or hazardous or toxic materials, substances or wastes (“Hazardous Substances”) into ambient air, surface water, groundwater or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any chemicals, petroleum, pollutants, contaminants or hazardous or toxic materials, substances or waste (“Environmental and Safety Requirements”).

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(b)    The Company and its Subsidiaries are and for the three (3) years prior to the date hereof have been in compliance in all material respects with all terms and conditions of such permits, licenses and authorizations required under Environmental and Safety Requirements, and with all other Environmental and Safety Requirements.
(c)    Except for matters that have been resolved, (i) neither the Company nor any of its Subsidiaries has (a) received any written notice, demand letter, complaint, request for information, or claim of alleged violations or Liabilities arising under Environmental and Safety Requirements, including any investigatory, remedial or corrective obligation, relating to the Company and its Subsidiaries or their Facilities and arising under Environmental and Safety Requirements, and to the knowledge of the Company, no such actions are threatened against the Company or any Subsidiary; (b) received written notice under the citizen suit provisions of any Environmental and Safety Requirements; or (c) been subject to or, to the Company’s knowledge, threatened with any governmental enforcement action with respect to any Environmental and Safety Requirements, and (ii) neither the Company, nor any of its Subsidiaries, nor any Leased Real Property has been made subject to any proceeding pursuant to applicable Environmental and Safety Requirements.
(d)    Neither the Company nor any of its Subsidiaries, or, to the knowledge of the Company, any third party, has released Hazardous Substances at or from any of the Leased Real Property or any other real property currently or formerly owned or operated by the Company or any Subsidiary to an extent or in a manner that requires investigation, remediation or other response by, or otherwise could result in liability for, the Company or any Subsidiary.
3.18    Affiliated Transactions. Except as set forth on Schedule 3.18, no (i) officer, director, manager, equityholder, partner, employee or Affiliate of the Company or any of its Subsidiaries, (ii) individual in such individual’s immediate family or (iii) Person in which any of the foregoing individuals owns any beneficial interest, or to which any of the foregoing individuals is a consultant, competitor, creditor, debtor, customer, distributor, service provider, supplier or vendor, is a party to any material agreement, contract, commitment or transaction with the Company or any of its Subsidiaries (other than, in the case of an officer, director or employee, any employment contract or similar agreement) or has any material interest in any material property used by the Company and its Subsidiaries.
3.19    Employees.
(a)    The Company has made available to Purchaser, a complete and accurate list of all the employees of the Company and its Subsidiaries as of the date of this Agreement, setting forth for each employee: his or her start date; his or her position or title; whether classified as exempt or non-exempt for wage and hour purposes; whether paid on a salary, hourly or commission basis and the employee’s actual (as applicable) annual base salary, wage rate, commission percentage(s); his or her business location; his or her employer; his or her target bonus); and the total amount of bonus, retention, severance and other amounts to be paid to such employee at the Closing or otherwise in connection with the transactions contemplated hereby and the timeframes associated with making such payments. The Company has also made available to Purchaser a list of all the Company’s current independent contractors showing for each individual,

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such individual’s role in the business, fee or compensation arrangements, start date and (if applicable) scheduled end date or term of engagement.
(b)    Except as set forth on Schedule 3.19(b), neither the Company nor any of its Subsidiaries has experienced any strike, work slowdown, lockout, stoppage, picketing or material grievance, claim of unfair labor practices, or other collective bargaining dispute within the past three (3) years, and no such dispute is presently underway or, to the Company’s knowledge, threatened. No employee of the Company or any of its Subsidiaries is represented by a Union. Except as set forth on Schedule 3.19(b), to the Company’s knowledge, no organizational effort is presently being made or threatened by or on behalf of any Union with respect to employees of the Company or any of its Subsidiaries and no such effort has occurred within the past three (3) years. No demand for recognition of any employees of the Company or any of its Subsidiaries has been made by, or on behalf of, any Union. Except as set forth on Schedule 3.19(b), neither the Company nor any of its Subsidiaries has received any written notification of any material grievances, complaints or charges that have been filed against the Company or any of its Subsidiaries under any dispute resolution procedure (including, but not limited to, any proceedings under any dispute resolution procedure under any collective bargaining agreement) that have not been dismissed. Neither the Company nor any of its Subsidiaries are party to, or otherwise subject to or bound by, any collective bargaining agreement or other contract with a Union. No petition has been filed or proceedings instituted by an employee or group of employees of the Company or any of its Subsidiaries with any labor relations board seeking recognition of a bargaining representative.
(c)    No notice, consent or consultation obligations with respect to any employees of Company or any of its Subsidiaries, or any Union, will be a condition precedent to, or triggered by, the execution of this Agreement or the consummation of the transactions contemplated hereby.
(d)    Neither the Company nor any of its Subsidiaries has received written notice of pending or threatened changes of employment status with respect to (including, without limitation, resignation of) of any senior management or any other key employee of the Company or its Subsidiaries.
(e)    The Company and each of its Subsidiaries is, and for the past three (3) years has been, in compliance in all material respects with all applicable Laws regarding matters relating to labor, employment and employment practices, including, without limitation, regarding fair employment practices, discrimination, harassment, retaliation, whistleblowing, accommodation of disabilities, workplace safety and health, work authorization and immigration, child labor, mass layoffs, plant closings and reductions in force, paid time off, family and medical leave, leaves of absence, unemployment compensation, workers’ compensation, affirmative action, terms and conditions of employment, employee leave, wages (and deductions therefrom) and hours, including, but not limited to, equal pay, payment of minimum wages and overtime, meal and rest breaks, and classification of employees as exempt or non-exempt for wage and hour purposes, classification of workers as employees or independent contractors and employee terminations.
(f)    Neither the Company nor any of its Subsidiaries has incurred within the past three (3) years, and no circumstances exist under which the Company or any of its

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Subsidiaries could reasonably be expected to incur, any Liability arising from the failure to pay or timely pay wages (including overtime wages), the misclassification of employees as consultants or independent contractors, and/or the misclassification of employees as exempt from the requirements of the Fair Labor Standards Act or applicable Law.
(g)    There is not, and for the past three (3) years there has not been (i) any Action pending (or, to the knowledge of the Company, threatened) by or before any Governmental Authority with respect to the Company or any of its Subsidiaries concerning employment-related matters or (ii) any Action (or, to the knowledge of the Company, any threatened Action) against or affecting the Company or any of its Subsidiaries brought by any current or former applicant, employee or independent contractor of the Company or any of its Subsidiaries for which there is any outstanding Liability.
(h)    No Action, court decision, order of any Governmental Authority, material contract or collective bargaining agreement to which the Company or any of its Subsidiaries is a party or is subject in any way limits or restricts the Company or any of its Subsidiaries from relocating or closing any of the operations of the Company or any of its Subsidiaries.
(i)    During the previous three (3) years, there has not been any Action relating to, or any act or allegation of or relating to, sex-based discrimination, sexual harassment or sexual misconduct, or breach of any Company policy relating to the foregoing, in each case involving the Company or any current or former employee, director, officer or independent contractor (in relation to his or her work at the Company) of the Company, nor has there been any settlement or similar out-of-court or pre-litigation arrangement relating to any such matters, nor, to the Company’s knowledge, has any such Action, settlement or other arrangement been threatened. For any matter scheduled against this representation, Schedule 3.19(i) indicates the extent to which any related settlement or payment (including attorneys’ fees) was or is expected to be nondeductible under Section 162(q) of the Code.
(j)    During the past twelve (12) months, neither the Company nor any Subsidiary has experienced a “plant closing”, “business closing”, “mass layoff”, “relocation” or similar group employment loss as defined in the federal Worker Adjustment and Retraining Notification Act (the “WARN Act”), or any similar state, local or foreign Law or regulation affecting any site of employment of the Company or any Subsidiary or one or more facilities or operating stock within any site of employment or facility of the Company or a Subsidiary. During the ninety (90) day period preceding the date hereof, no employee or individual independent contractor has suffered an “employment loss” as defined in the WARN Act with respect to the Company or any Subsidiary, except as identified on Schedule 3.19(j).
(k)    Neither the Company nor any of its Subsidiaries is or has been, subject to any affirmative action obligations under Executive Order 11246 or other similar Law, and neither the Company nor any of its Subsidiaries is a government contractor or subcontractor for purposes of any Law with respect to terms and conditions of employment, including, without limitation, the Service Contracts Act or prevailing wage laws.

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3.20    Brokerage. Except as set forth on Schedule 3.20, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Seller Blocker or any of its Subsidiaries.
3.21    Customers and Suppliers. Schedule 3.21(a) sets forth a list of the Company’s and its Subsidiaries top 30 customers and top 25 suppliers for (a) each of the fiscal years ended December 31, 2017 and 2018 and (b) the 11-month period ended November 30, 2019 (determined on a consolidated basis based on, in the case of customers, the amount of revenues recognized by the Company and its Subsidiaries and, in the case of suppliers, the dollar amount of payments made by the Company and its Subsidiaries). Except as described on Schedule 3.21(b), neither the Company nor any of its Subsidiaries has received any indication (and, to the Company’s knowledge there is no basis to believe), that (a) any customer or supplier has stopped or materially decreased, or plans to stop or materially decrease, the amount of business done with the Company or any of its Subsidiaries, (b) any customer has requested or received a decrease, or that there is any intention or plan to provide a decrease, in the prices paid to the Company or any of its Subsidiaries that is or would be inconsistent with the terms of its existing contract or order with the Company or any of its Subsidiaries or (c) any supplier has requested or received an increase, or that there is any intention or plan to provide an increase, in the prices charged to the Company or any of its Subsidiaries that is or would be inconsistent with the terms of its existing supply contract with the Company or any of its Subsidiaries. In addition, except as described on Schedule 3.21(b), neither the Company nor any of its Subsidiaries has received any indication, and the Company has no knowledge, that customers set forth on Schedule 3.21(a) (a) plan or have threatened to stop or materially decrease the amount of business conducted with the Company or any of its Subsidiaries or (b) have requested or received any decreases, or that there is any intention or plan to provide any decreases, in the prices paid to any of the Company or any of its Subsidiaries that are or would be inconsistent with the terms of existing contracts with the Company or any of its Subsidiaries. A copy on the Company’s form of customer agreement is set forth on Schedule 3.21(c) and any customer contracts set forth on Schedule 3.21(a) with material differentiations to the form of customer agreement are set forth on Schedule 3.21(d). In addition, except as described on Schedule 3.21(e), neither the Company nor any of its Subsidiaries has received any written notice, and the Company has no knowledge, that suppliers set forth on Schedule 3.21(a) (a) plan or have threatened to stop or materially decrease the amount of business conducted with, or materially increase the prices charged to, the Company or any of its Subsidiaries or (b) have requested or received any increases, or that there is any intention or plan to provide any increases, in the prices charged to any of the Company or any of its Subsidiaries that are or would be inconsistent with the terms of existing supply contracts with the Company or any of its Subsidiaries. In addition, except as described on Schedule 3.21(f), neither the Company nor any of its Subsidiaries is involved in any material Action, claim or dispute with any customer or supplier. To the Company’s knowledge, there is no supplier of any product or services to the Company or any of its Subsidiaries for which practical alternative sources of supply are not generally available in the marketplace on comparable terms.
3.22    Powers of Attorney. Neither the Company nor any of its Subsidiaries has general or special powers of attorney outstanding (whether as grantor or grantee thereof).

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3.23    Health Care Matters.
(a)    The Company and each of its Subsidiaries are, and for the last six (6) years have been, in compliance with all applicable Health Care Laws. There is, and for the last six (6) years has been, no Action pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, alleging any failure to comply with Health Care Laws. The Company and each of its Subsidiaries are not and have not been a defendant or named party in any unsealed qui tam False Claims Act litigation or any unsealed state false claim act or fraud law litigation, or, to the knowledge of Company, any such sealed litigation. The Company and each of its Subsidiaries, in the last six (6) years, have not been served with or received any search warrant, subpoena, civil investigative demand, and have not been named in any contact letter from, nor received any telephone contact or personal contact by or from or on behalf of, any Governmental Authority alleging a violation of Legal Requirements. The Company and each of its Subsidiaries are not and have not been the subject or target of any investigation conducted by any Governmental Authority.
(b)    The Company and each of its Subsidiaries are not and have not been subject to or bound by any corporate integrity agreement, consent agreement, consent, deferred prosecution agreement, certification of compliance agreement, assurance of voluntary compliance or other agreement or settlement with any Governmental Authority with respect to any actual or alleged violation of any Health Care Law or otherwise has any continuing reporting or integrity obligations pursuant to any such agreement or settlement with any Governmental Authority.
(c)    The Company and each of its Subsidiaries are not and have not been (i) assessed a civil monetary penalty under Section 1128A of the Social Security Act, (ii) excluded, suspended, debarred from, or convicted of a crime that would reasonably be expected to lead to any such exclusion, suspension or debarment from, participation in any Government Health Care Program, (iii) subject to either mandatory or permissive exclusion from participation in any Government Health Care Program pursuant to 42 USC § 1320a-7, (iv) convicted of, or, to the Company’s knowledge, charged with, a violation of any Health Care Law related to fraud, theft, embezzlement, bribe, payoff, kickback or inducement, whether of money, property, services or other remuneration; or (v) listed on the General Services Administration published list of parties excluded from federal procurement programs and non-procurement programs.
(d)    To the knowledge of the Company, none of the Company’s or any of its Subsidiaries’ officers, directors, managers, members, employees and independent contractors is or ever has been (i) excluded, suspended, debarred from participating in any Government Health Care Program, (ii) subject to a civil monetary penalty assessed under Section 1128A of the Social Security Act, sanctioned, indicted or convicted of a crime or civil offense, or pled nolo contendere or to sufficient facts, in connection with any allegation of violation of any Government Health Care Program requirement or Health Care Law, (iii) listed on the General Services Administrative published list of parties excluded from federal procurement programs and non-procurement programs, or (iv) designated a Specially Designated National or Blocked Person by the Office of Foreign Asset Control of the U.S. Department of Treasury.

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(e)    To the knowledge of the Company or any of its Subsidiaries, no such actions described in subsections (a) through (d) in this Section 3.23 have been asserted against any customer related to services provided by the Company.
(f)    The Company and each of its Subsidiaries do not perform any operations or provide any services outside of the United States of America.
(g)    The Company and each of its Subsidiaries have provided to Purchaser true, correct and complete copies or summaries of its current compliance program materials as of the Closing Date, including all program descriptions, compliance work plans, third party assessments of the compliance program, independent review organization reports, compliance officer and committee descriptions, ethics and risk area policy materials, training and education materials, auditing and monitoring protocols, reporting mechanisms, and disciplinary policies.
(h)    The services provided through the Company and each of its Subsidiaries prior to the Closing have been delivered in accordance with the terms and conditions of applicable contracts and Legal Requirements, including those relating to medical necessity, clinical documentation, and applicable ethical standards. No material deficiency in any information submitted through the Company and each of its Subsidiaries with any patient, Government Health Care Program or private health care program, have been asserted or threatened by any Person and there is no basis for any such claims or deficiencies. There are no grievances or disputes with a patient, Government Health Care Program or private health care program relating to services provided through the Company or any of its Subsidiaries.
(i)    With respect to each arrangement in effect during the past six (6) years pursuant to which the Company and its Subsidiaries furnished items or services to a customer, the compensation paid by the customer to the Company and its Subsidiaries has been (x) consistent with fair market value in arms-length transactions, and (y) not determined in a manner that takes into account the volume or value of any referrals or business otherwise generated between the parties for which payment may be made in whole or in part under Government Health Care Programs.
3.24    Privacy and Information Security.
(a)    The Company and each of its Subsidiaries are, and have been for the last six (6) years, in compliance with all Privacy Obligations, including but not limited to the privacy and security requirements established by the Privacy Laws and the Company and each of its Subsidiaries own policies and procedures relating to privacy, data security and the collection, storage, use, sharing, selling or disclosing of Personal Information. The Company and each of its Subsidiaries are not, and have not been for the last six (6) years, engaged in any activity that would result in a violation of any Privacy Laws, or breach of Privacy Obligations. The Company and each of its Subsidiaries have adopted and have and will continue to maintain compliance with, written privacy, security, and compliance policies and procedures, including a privacy notice regarding the collection, use and disclosure of Sensitive Information in the Company’s or Company Subsidiaries’ possession, custody, or control or otherwise held or processed on its or their behalf. Copies of any written complaints delivered to the Company or any of its Subsidiaries alleging a violation of any Privacy Laws have been made available to Purchaser.

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(b)    The Company’s and each of its Subsidiaries’ collection, maintenance, creation, transmission, use, analysis, disclosure, storage, disposal, and security of Personal Information currently comply and, and for the last six (6) years have complied, with (i) applicable Privacy Laws; and (ii) all contracts to which the Company or such Subsidiary is bound, and all consents and authorizations that apply to the Company’s or such Subsidiary’s receipt, access, use and disclosure of Personal Information.
(c)    For the last six (6) years, the Company and each of its Subsidiaries have implemented and maintained administrative, technical and physical safeguards that are designed to protect the security, confidentiality, integrity and availability of its Systems and all Sensitive Data it Processes from and against unauthorized access, use, modification, disclosure or other misuse and that are consistent with (i) applicable Privacy Laws, including HIPAA; (ii) any notice to, or consent or authorization from, the provider of Personal Information; (iii) any applicable policy adopted by the Company or any of its Subsidiaries; and (iv) any contractual commitment made by the Company or any of its Subsidiaries that is applicable to such Personal Information. The Company and each of its Subsidiaries have conducted risk analyses sufficient to comply with its respective HIPAA obligations and have eliminated or mitigated to a reasonable and appropriate level all risks and vulnerabilities identified by such risk analyses.
(d)    The Company and each of its Subsidiaries have (i) business associate agreements in place with all of their covered entity clients or upstream business associate clients as required by HIPAA and have duly performed all obligations under each business associate agreement to which the Company or such Subsidiary is a party; and (ii) subcontractor business associate agreements in place with all of their subcontractor vendors who receive PHI as required by HIPAA and have duly performed all obligations under and remains in compliance with each subcontractor business associate agreement to which Company or such Subsidiary is a party.
(e)    The Company and each of its Subsidiaries maintain policies and procedures regarding data security and privacy that are in compliance with HIPAA and all other applicable Privacy Laws. The Company and each of its Subsidiaries are, and for the last six (6) years, have been, in compliance with such policies and procedures governing the maintenance, use, disclosure, privacy and security of, and standard transactions related to, Personal Information and any contractual commitment made by the Company or any of its Subsidiaries that is applicable to such Personal Information.
(f)    The Company and each of its Subsidiaries contractually require all third parties, including vendors and other Persons providing services of the Company or such Subsidiary that, in each case, have access to Personal Information from or on behalf of the Company or such Subsidiary, to: (i) comply with all Privacy Laws; (ii) take reasonable steps designed to ensure that all Personal Information in such third parties’ possession or control is protected against damage and loss, and against unauthorized access, acquisition, use, modification, disclosure or other misuse; and (iii) restrict use of Personal Information to that authorized or required under the servicing, outsourcing or other arrangement.
(g)    The Company and each of its Subsidiaries have taken commercially reasonable measures to safeguard the Personal Information against unauthorized access or infections

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by viruses or other harmful code, and, for the last six (6) years, there have been no such infections and no Person has gained unauthorized access to any Systems in a manner that has caused, or is reasonably likely to cause, material liability for the Company or any of its Subsidiaries, or has jeopardized any Personal Information. The Company and each of its Subsidiaries provide regular training to their employees on privacy and data security matters and maintains documentation of such training.
(h)    The execution and delivery of this Agreement will not violate any applicable Privacy Laws, the privacy policies of the Company or any of its Subsidiaries as they currently exist, or any consents or authorizations to which the Personal Information is subject. Neither the Company nor any of its Subsidiaries is subject to any contract or other material legal obligations that, following the Closing, would prohibit Company or such Subsidiary from receiving or using Personal Information in substantially the manner in which Company or such Subsidiary receives and uses such Personal Information prior to the Closing.
(i)    Except as set forth on Schedule 3.24(i), for the last six (6) years, there have been no Security Breaches or security incidents under applicable Privacy Laws involving the unauthorized use, disclosure, or dissemination of Personal Information used or held for use by the Company or any of its Subsidiaries that have resulted in a violation of HIPAA or other Privacy Laws or Privacy Obligations. No event has occurred for the last six (6) years that obligates Company to provide notification to a Covered Entity or an upstream Business Associate, as defined under HIPAA, or requires or has required the Company or any of its Subsidiaries to provide notification to any Governmental Authority or individual under any Privacy Law or any other law that requires breach notification.
(j)    Neither the Company nor any of its Subsidiaries is, or for the last six (6) years have been, under investigation by any Governmental Authority for a violation of HIPAA or other applicable Privacy Law, and neither the Company nor any of its Subsidiaries is in receipt of any written or oral notices from patients, customers, consumers or the United States Department of Health and Human Services, Office for Civil Rights relating to any such violations of applicable Privacy Laws. Except as set forth on Schedule 3.24(j), for the last six (6) years, neither the Company nor any of its Subsidiaries have been subject to any investigations, lawsuits, actions, inquiries or audits concerning the privacy and/or data security of any Personal Information collected, used, stored, shared or otherwise processed by Company or such Subsidiary.
(k)    Except as set forth on Schedule 3.24(k), for the last six (6) years, neither the Company nor any of its Subsidiaries have received any written or oral notice of any claims, investigations or alleged violations of Privacy Laws possessed by or otherwise subject to the control of the Company or such Subsidiary, and there are no facts or circumstances which could form the basis for any such violation. To the extent the Company or any of its Subsidiaries de-identifies or anonymizes Personal Information and other data, such de-identification or anonymization complies with all Privacy Laws.
(l)    The Company and each of its Subsidiaries own, lease or otherwise have rights to access or use all Systems necessary for the operation of its business. In the past twenty-four (24) months, there has been no failure or other material substandard performance of

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any Systems which has caused any material disruption to the business of the Company or any of its Subsidiaries. The Company and each of its Subsidiaries have implemented reasonable procedures to protect Systems from all “back doors”, “Trojan horses”, “worms”, “drop dead services”, “viruses” and other software that permit unauthorized use of, access to or disablement of any software, data or Systems, and have implemented and maintained reasonable information security policies, practices, and procedures sufficient to satisfy their Privacy Obligations and Privacy Laws.
(m)    Neither the Company nor any of its Subsidiaries transmit or store any Personal Information outside of the territorial borders of the United States, and neither the Company nor any of its Subsidiaries have in effect any contract with any third-party vendor under which the third-party vendor transmits or stores any Personal Information outside of the territorial borders of the United States.
3.25    Representations and Warranties Regarding the Seller Blocker.

(a)    Organization and Qualification. The Seller Blocker is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Seller Blocker is qualified to do business in every jurisdiction in which its ownership of property or the conduct of the business as presently conducted requires it to qualify, except where the failure to be so qualified would not have a Material Adverse Effect. The Seller Blocker has previously made available to Purchaser true and complete copies of the Organizational Documents of the Seller Blocker as currently in effect.
(b)    Authorization; Valid and Binding Agreement; No Breach; Governmental Consents.
(i)    The execution, delivery and performance of this Agreement and the additional agreements contemplated hereby by the Seller Blocker and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action, and no other corporate proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement and such additional agreements by the Acquired Company.
(ii)    Assuming that this Agreement is a valid and binding obligation of the other parties hereto, this Agreement constitutes a valid and binding obligation of the Seller Blocker, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.
(iii)    Except as set forth on Schedule 3.25(b)(iii) the execution, delivery and performance of this Agreement and each of the additional agreements contemplated hereby by the Seller Blocker does not and the consummation of the transactions contemplated hereby and thereby will not (i) assuming that each of the consents, authorizations and approvals referred to in Schedule 3.3(d) (and any condition precedent to

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any such consent, authorization or approval has been satisfied) and each of the notices and filings referred to in Schedule 3.3(d) and under the HSR Act are made and any applicable waiting periods referred to therein have expired, violate any Law applicable to the Seller Blocker or (ii) conflict with or result in any breach of, constitute a default under, violate, result in the termination of, accelerate the performance of or any payment under, the addition of any fees or charges, the vesting or phasing out of any rights or interests, or result in the creation of any Lien upon any assets of the Seller Blocker (in each case, with notice or lapse of time or both) or any of the organizational documents of the Seller Blocker, except in each case, for any such violations, breaches, defaults, acceleration or Liens that would not reasonably expected to be material to the Business.
(iv)    Except as set forth on Schedule 3.25(b)(iv), the Seller Blocker is not required to obtain any consent, approval or authorization of any Governmental Authority or submit any notice, report or other filing with any Governmental Authority in connection with the execution, delivery or performance by the Seller Blocker of this Agreement or the additional agreements contemplated hereby or the consummation of the transactions contemplated hereby or thereby, other than any such consents, approvals, authorizations, notices or filings (i) required under the HSR Act, (ii) that may be required by reason of Purchaser’s participation in the transactions contemplated hereby or (iii) the failure of which to obtain would not, individually or in the aggregate, be material to the Business.
(c)    Action. There are no, and for the last six (6) years there have not been any, material Actions pending or, to the Company’s knowledge, threatened against the Seller Blocker, at law or in equity, or before or by any Governmental Authority. The Seller Blocker is not, and for the past six (6) years has not been, subject to any outstanding material order, writ, injunction or decree.
(d)    Assets and Liabilities. From the date of its formation through the date of this Agreement, the Seller Blocker has been operated and has existed solely as a holding company, and the principal asset of the Seller Blocker is the Company Stock. The Seller Blocker does not have any Liabilities or Indebtedness except for Liabilities (A) incurred in connection with this Agreement or the transactions contemplated hereby or (B) to be included in the computation of Closing Indebtedness, Closing Net Working Capital, Botanist Transaction Expenses or Closing Transaction Expenses.
(e)    No Other Representations. Nothing in this Section 3.25 shall be construed as a representation or warranty with respect to the Company or any of its Subsidiaries.
3.26    No Other Representations and Warranties. Except for the representations and warranties contained in ARTICLE 5, the Company acknowledges and agrees that none of Purchaser or any other Person on behalf of Purchaser makes any other express or implied representation or warranty with respect to Purchaser or with respect to any other information provided to the Company with respect to Purchaser, and the Company has not relied upon any such other representation or warranty; provided that nothing herein shall limit or restrict a claim for Fraud.

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ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE SELLER
The Seller represents and warrants to the Purchaser that the statements in this ARTICLE 4 are, as of the date hereof and as of the Closing Date, true and correct, except as set forth in the Disclosure Schedules:
4.1    Organization and Power. The Seller is duly formed, validly existing and in good standing under the laws of the State of Delaware, with full power and authority to enter into this Agreement and perform its obligations hereunder.
4.2    Authorization; Valid and Binding Agreement. The execution, delivery and performance of this Agreement by Seller and each of the additional agreements contemplated hereby, and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite action, and no other proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement. This Agreement has been duly executed and delivered by Seller and assuming that this Agreement is a valid and binding obligation of the Seller Blocker and the Purchaser, this Agreement constitutes a valid and binding obligation of Seller, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity effecting the availability of specific performance and other equitable remedies.
4.3    No Breach. The Seller is not subject to or obligated under its Organizational Documents, any applicable Law, or any material agreement or instrument, or any license, franchise or permit, or subject to any order, writ, injunction or decree, which would be breached or violated in any material respect by Seller’s execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, except for any such breaches or violations that, individually or in the aggregate, would not have a material adverse effect on the ability of Seller to perform any of its material obligations under this Agreement.
4.4    Governmental Consents. The Seller is not required to obtain any consent, approval or authorization of any Governmental Authority or submit any notice, report or other filing with any Governmental Authority in connection with the execution, delivery or performance by it of this Agreement or the consummation of the transactions contemplated hereby, other than any such consents, approvals, authorizations, notices or filings (a) required under the HSR Act, (b) that may be required by reason of the Purchaser’s participation in the transactions contemplated hereby or (c) the failure of which to obtain would not, individually or in the aggregate, have a material adverse effect on the ability of Seller to perform any of its material obligations under this Agreement.
4.5    Ownership. As of the date hereof, Seller is the record owner of all of the Stock and, as of the Closing, Seller shall be the record owner of all of the Stock; in each case, free and clear of all Liens other than restrictions imposed by state and federal securities Laws. The Seller has the full right, power and authority to transfer and deliver to the Purchaser valid title to the Stock, free and clear of all Liens. The assignments, endorsements, stock powers and other instruments of transfer delivered by Seller to the Purchaser at the Closing will be sufficient to transfer

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the entire interest, legal and beneficial, in the Stock and, immediately following the Closing, the Purchaser will be the record and beneficial owner of the Stock, and have good and marketable title to the Stock, free and clear of all Liens except as are imposed by applicable securities Laws. Except pursuant to this Agreement, there is no contract pursuant to which such Seller has, directly or indirectly, granted any option, warrant or other right to any Person to acquire or vote any Stock or other equity interests in the Company or any of its Subsidiaries.
4.6    Action. There are no Actions pending or, to the Seller’s knowledge, threatened against the Seller at law or in equity, or before or by Governmental Authority which would adversely affect the Seller’s performance under this Agreement or the consummation of the transactions contemplated hereby.
4.7     Brokerage. Except as set forth on Schedule 4.7, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Seller or any of its Affiliates.
4.8    No Other Representations and Warranties. Except for the representations and warranties contained in ARTICLE 5, the Seller acknowledges and agrees that none of Purchaser or any other Person on behalf of Purchaser makes any other express or implied representation or warranty with respect to Purchaser or with respect to any other information provided to the Seller with respect to Purchaser, and the Seller has not relied upon any such other representation or warranty.
ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
The Purchaser represents and warrants to Seller and the Company that the statements in this ARTICLE 5 are, as of the date hereof and as of the Closing Date, true and correct, except as set forth in the Disclosure Schedules:
5.1    Organization and Corporate Power. The Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, with full power and authority to enter into this Agreement and perform its obligations hereunder.
5.2    Authorization: Valid and Binding Agreement. The execution, delivery and performance of this Agreement by the Purchaser and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite action, and no other proceedings on their part are necessary to authorize the execution, delivery or performance of this Agreement. This Agreement has been duly executed and delivered by the Purchaser and assuming that this Agreement is a valid and binding obligation of Seller and the Company, this Agreement constitutes a valid and binding obligation of the Purchaser, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity effecting the availability of specific performance and other equitable remedies.

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5.3    No Breach. The Purchaser is not subject to or obligated under its certificate or articles of incorporation, its bylaws (or similar organizational documents), any applicable law, or rule or regulation of any Governmental Authority, or any material agreement or instrument, or any license, franchise or permit, or subject to any order, writ, injunction or decree, which would be breached or violated in any material respect by the Purchaser’s execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.
5.4    Governmental Consents. Except as set forth on Schedule 5.4, the Purchaser is not required to submit any notice, report or other filing with any Governmental Authority in connection with the execution, delivery or performance by it of this Agreement or the consummation of the transactions contemplated hereby. No consent, approval or authorization of any Governmental Authority or any other party or Person is required to be obtained by the Purchaser in connection with its execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than any such consents, approvals, authorizations, notices or filings (a) required under the HSR Act, (b) that may be required by reason of the Seller’s or the Company’s participation in the transactions contemplated hereby or (c) the failure of which to obtain would not, individually or in the aggregate, have a material adverse effect on the ability of Purchaser to perform any of its material obligations under this Agreement.
5.5    Action. There are no Actions pending or, to the Purchaser’s knowledge, threatened against the Purchaser at law or in equity, or before or by Governmental Authority which would adversely affect the Purchaser’s performance under this Agreement or the consummation of the transactions contemplated hereby.
5.6    Brokerage. Except as set forth on Schedule 5.6, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Purchaser.
5.7    Financing. The Purchaser has delivered to Seller a true, complete and correct copy of the executed debt commitment letter, dated as of the date hereof by and among the Purchaser, Bank of America, N.A., and the lenders identified therein (collectively, the “Lenders”), including all executed fee letters associated therewith (it being understood that any such fee letter provided to Seller may be redacted to omit the numerical amounts provided therein, original issue discount, fees, economic terms or any other flex terms thereof (in each case, relating to the terms not affecting the amount or availability or conditionality of the funding of the Debt Financing)) (such commitment letter, including all exhibits, schedules, annexes, supplements and amendments thereto and each such fee letter, collectively, the “Debt Commitment Letter”), pursuant to which, and subject to the terms and conditions thereof, each of the Lenders has severally agreed and committed to provide the debt financing set forth therein (“Debt Financing”). As of the date hereof, (a) the Debt Commitment Letter is in full force and effect and has not been amended, restated or otherwise modified or waived, (b) no amendment or modification to the Debt Commitment Letter is contemplated by Purchaser, (c) the commitments contained in the Debt Commitment Letter have not been withdrawn, modified or rescinded in any respect and (d) none of the Lenders or other institutions who are providing, arranging or acting as agents for the Debt Financing have notified

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the Purchaser in writing of its intent to terminate or modify the Debt Commitment Letter or not to provide the Debt Financing. As of the date hereof, the Debt Commitment Letter contains all of the conditions precedent to the obligations of the Lenders to make the amount of the Debt Financing contemplated by the Debt Commitment Letter to be funded at the Closing available to the Purchaser at the Closing and as of the date hereof, there are no side letters or other agreements or arrangements to which Purchaser or any of its affiliates is a party that would affect the amount (including by imposition or increase of original issue discount or upfront fee), availability or conditions of the Debt Financing other than as expressly set forth in or contemplated by the Debt Commitment Letter delivered to Seller on the date hereof. As of the date hereof, is in full force and effect and constitutes a legal, valid (assuming due authorization, execution and delivery by the other parties thereto), binding and enforceable obligation of Purchaser and, to the Purchaser’s knowledge, the other parties thereto in accordance with their respective terms, in each case except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the enforcement of creditors’ rights generally and to general equitable principles. As of the date hereof, assuming the satisfaction or waiver of the conditions precedent set forth in the Debt Commitment Letter and of the conditions precedent to the Purchaser’s obligation to effect the Closing in Section 2.1, (i) the aggregate proceeds of the Debt Financing provided for in the Debt Commitment Letter and available cash on the Purchaser’s balance sheet and other available sources of cash will be sufficient to pay the Purchase Price and pay all fees and expenses required to be paid by the Purchaser on the Closing Date in connection with the transaction contemplated by this Agreement (collectively, the “Required Amount”), and (ii) the Purchaser has no reason to believe that any of the conditions to the funding of the amount of the Debt Financing contemplated by the Debt Commitment Letter to be funded on the Closing Date will not be satisfied or that such amount of the Debt Financing will not be available to the Purchaser as of the Closing. As of the date hereof, assuming the satisfaction or waiver of the conditions precedent set forth in the Debt Commitment Letter and of the conditions precedent to the Purchaser’s obligation to effect the Closing in Section 2.1, the aggregate proceeds from the Debt Financing, together with cash on hand, will be sufficient for satisfaction of all of Purchaser’s obligations under this Agreement in an amount sufficient to consummate the transactions contemplated by this Agreement. As of the date hereof, Purchaser has fully paid (or caused to be fully paid) all commitment fees or other fees and expenses which are due and payable on or prior to the date hereof pursuant to the terms of the Debt Commitment Letter. The Purchaser affirms that it is not a condition to Closing or to any of its obligations under this Agreement that the Purchaser obtains financing for, or related to, any of the transactions contemplated by this Agreement.
5.8    Solvency. Assuming the accuracy of (a) the representations and warranties set forth in ARTICLE 3, (b) the representations and warranties set forth in ARTICLE 4 and (c) the satisfaction of the conditions precedent to Purchaser’s obligation to effect the Closing set forth in Section 2.1, immediately after giving effect to the transactions contemplated by this Agreement, the Purchaser and its Subsidiaries, on a consolidated basis shall be able to pay their debts as they become due, shall own property which has a fair saleable value (on an going concern basis) greater than the amounts required to pay their debts (including a reasonable estimate of the amount of all contingent liabilities), and shall not have unreasonably small capital to carry on their business as currently conducted or contemplated to be conducted. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement

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with the intent to hinder, delay or defraud either present or future creditors of the Purchaser or its Subsidiaries.
5.9    No Reliance. Except for the representations and warranties contained in ARTICLE 3 and ARTICLE 4, Purchaser acknowledge and agree that none of the Seller, the Seller Blocker, the Company and any other Person on behalf of the foregoing makes any other express or implied representation or warranty with respect to the Seller Blocker, the Company, their Subsidiaries or with respect to any other information provided to Purchaser with respect to the foregoing, and Purchaser has not relied upon any such other representation and warranty; provided that nothing herein shall limit or restrict a claim for Fraud.
ARTICLE 6

COVENANTS OF THE COMPANY AND THE SELLER
6.1    Conduct of the Business.
(a)    From the date hereof until the earlier of the Closing Date and the termination of this Agreement in accordance with Section 9.1, except as otherwise provided for by this Agreement or consented to in writing by the Purchaser (which consent will not be unreasonably withheld, delayed or conditioned), Seller Blocker and the Company shall (i) conduct the Business in the ordinary course of business consistent with past practice and in compliance with all applicable Laws, (ii) use commercially reasonable efforts to keep intact the Business in all material respects, and (iii) use commercially reasonable efforts to preserve in all material respects the Company’s and its Subsidiaries’ relationships with material customers and suppliers with whom they currently deal and key employees.
(b)    From the date hereof until the earlier of the Closing Date and the termination of this Agreement in accordance with Section 9.1, except as otherwise provided for by this Agreement, consented to in writing (email being sufficient) by the Purchaser (which consent will not be unreasonably withheld, conditioned or delayed) or as otherwise contemplated on Schedule 6.1(b) attached hereto, Seller Blocker and the Company will not, and will not permit any of its Subsidiaries to, take any action which, if taken after the date of the Latest Balance Sheet Date and prior to the date hereof, would have been required to be disclosed on Schedule 3.6 pursuant to Section 3.6. Notwithstanding anything to the contrary in this Section 6.1(b), Seller Blocker’s, the Company’s and its Subsidiaries’ failure to take any action prohibited by this Section 6.1(b) will not be a breach of Section 6.1(a).
(c)    From the date hereof until the earlier of the Closing Date and the termination of this Agreement in accordance with Section 9.1, neither Seller Blocker, the Company nor any of its Subsidiaries shall amend, modify or terminate any Material Contract.
(d)    From the date hereof until the Closing Date, Seller Blocker and the Company will not, and will not permit any of their Subsidiaries to, (i) modify, amend, extend or terminate any Real Property Lease, (ii) enter into an agreement to lease, sublease, license or occupy any real property, (iii) enter into an agreement to purchase any real property, or (iv) sublease, assign,

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transfer, license or grant any third party any right to use or occupy the Leased Real Property (or enter into any agreement to do the same).
(e)    From the date hereof until the earlier of the Closing Date and the termination of this Agreement in accordance with Section 9.1, Seller Blocker, the Company and its Subsidiaries shall use its commercially reasonable efforts to maintain in effect the insurance coverage described on Schedule 3.15 (or equivalent replacement coverage).
6.2    Access to Books and Records. From the date hereof until the Closing Date, Seller Blocker and the Company shall provide the Purchaser and its authorized representatives (the “Purchaser’s Representatives”) with reasonable access during normal business hours and upon reasonable notice to the offices, properties, books and records of Seller Blocker, the Company and its Subsidiaries in order for the Purchaser to have the opportunity to make such investigation as it shall reasonably desires to enable the Purchaser to complete the transactions contemplated by this Agreement; provided, however, that (i) such access shall not unreasonably interfere with the conduct of the Business and (ii) the foregoing shall not apply with respect to any information the disclosure of which would, in the reasonable judgment and good faith of counsel to the Company and after notifying Purchaser, waive any privilege, violate any Law or breach any duty of confidentiality owed to any Person; provided, however, that in each such case, Seller Blocker and the Company and its Subsidiaries shall use commercially reasonable efforts to take those actions reasonably necessary so that Seller Blocker and the Company or its Subsidiaries is able to provide such information to Purchaser’s Representatives.
6.3    Regulatory Filings. The Company shall, within ten (10) Business Days after the date hereof, make or cause to be made all filings and submissions required of the Company under any material Laws applicable to the Company and its Subsidiaries for the consummation of the transactions contemplated herein. The Company shall coordinate and cooperate with the Purchaser in exchanging such information and providing such assistance as the Purchaser may reasonably request in connection with all efforts to expeditiously consummate the transactions contemplated by this Agreement, including efforts to make all necessary government filings, respond to government requests for information, and obtain all necessary governmental, judicial or regulatory actions or non-actions, orders, waivers, consents, clearances, extensions and approvals.
6.4    Conditions. The Company shall use commercially reasonable efforts to cause the conditions set forth in Section 2.1 to be satisfied and to consummate the transactions contemplated herein as soon as reasonably possible after the satisfaction of the conditions set forth in ARTICLE 2 (other than those to be satisfied at the Closing).
6.5    Exclusive Dealing. During the period from the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with Section 9.1, the Company shall not take, and shall cause its Affiliates, officers, directors, employees, representatives, consultants, financial advisors, attorneys, accountants or other agents not to: (i) solicit, encourage, initiate discussions or engage in negotiations with any Person (whether such negotiations are initiated by the Company, an Affiliate, a third party or otherwise), other than the Purchaser or its Affiliates, relating to the possible acquisition of any of the equity or material assets of the Company (whether by way of merger, purchase of equity, purchase of assets, loan or otherwise)

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(an “Acquisition Transaction”); (ii) provide non-public information or documentation with respect to the Company to any Person, other than the Purchaser or its Affiliates or its or their representatives, relating to an Acquisition Transaction; or (iii) enter into any definitive agreement with any Person (other than the Purchaser or its Affiliates) related to an Acquisition Transaction. The Seller shall notify the Purchaser immediately if any Person makes any proposal, offer, inquiry or contact with respect to any of the foregoing (whether solicited or unsolicited).
6.6    Financing.
(a)    The Seller, the Seller Blocker and its Subsidiaries and their officers, employees and representatives shall use, and shall instruct their respective representatives to use, their reasonable best efforts to cooperate with the Purchaser’s arranging, consummating and obtaining the Debt Financing (provided that such cooperation and assistance does not unreasonably interfere with the ongoing operations of the Seller, the Seller Blocker and its Subsidiaries or conduct of the Business). Such cooperation shall include using reasonable best efforts to: (a) furnish to the Purchaser and the Debt Financing Sources (i) the financial information set forth in paragraphs 6(a) and 6(b) of Annex III of the Debt Commitment Letter and any similar financial information required by an alternative financing pursuant to Section 7.6 hereof, and (ii) such other financial and other information regarding the Seller Blocker and its Subsidiaries that is reasonably requested by the Purchaser or the Debt Financing Sources (solely to the extent such information is customarily provided by companies of comparable size in a comparable industry in transactions similar to the Debt Financing), including reasonably requested materials and information for Purchaser to prepare customary pro forma financial information and financial statements (clauses (i) and (ii) collectively, the “Required Information”), and, upon any Required Information ceasing to be Compliant, using reasonable best efforts to supplement or update the Required Information so that it is Compliant; (b) with reasonable notice, participate in a reasonable number of meetings, lender and ratings agency presentations and due diligence sessions, and cooperate with the marketing efforts of the Purchaser and the Debt Financing Sources, in each case in connection with the arranging, consummating and obtaining the Debt Financing, including direct contact between management and representatives, with appropriate seniority and expertise, of the Seller Blocker and its Subsidiaries, on the one hand, and the Debt Financing Sources and potential lenders for the Debt Financing, on the other hand, and including by consenting to the use of the logos owned by the Seller Blocker or any of its Subsidiaries in connection therewith; provided, that such logos are used solely in connection with such marketing efforts and in a manner that is not intended to or reasonably likely to harm or disparage the Seller Blocker or any of its Subsidiaries or the reputation or goodwill of the Seller Blocker or any of its Subsidiaries; (c) providing customary authorization letters executed by an authorized officer of the Company to the Lenders authorizing the distribution of information to prospective lenders or investors and, if required by the Lenders, using reasonable best efforts to identify any portion of provided information that may constitute material non-public information; (d) deliver notices of prepayment within the time periods required by the relevant agreements governing the existing Indebtedness of the Company; (e) facilitate (i) the granting of security interest (and perfection thereof) in collateral; provided that no such security interest shall be effective until the Closing and (ii) the Purchaser’s preparation, execution and delivery of any definitive financing documents and certificates, as may be reasonably requested by the Purchaser or the Debt Financing Sources, including obtaining customary payoff letters, Lien terminations and instruments of

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discharge to be delivered at Closing; provided, that no such obligations and releases of Liens contained in all such documents and certificates shall be subject to the occurrence of the Closing; (f) by no later than five (5) Business Days prior to the Closing Date, furnishing all documentation and other information required by any Governmental Authority under applicable “know your customer” and anti-money laundering rules and regulations to the extent requested by the Debt Financing Sources by no later than ten (10) Business Days prior to the Closing Date; (g) cooperate in satisfying the conditions precedent set forth in the Debt Commitment Letter or any definitive document relating to the Debt Financing to the extent satisfaction of such condition requires the cooperation of, or is within the control of, Seller, the Seller Blocker or any of its Subsidiaries; and (h) furnish the Debt Financing Sources access to the Financial Statements, the information in the Data Room and any other pertinent information regarding the Business as may reasonably be requested by the Purchaser or the Debt Financing Sources (solely to the extent such information is customarily provided by companies of comparable size in a comparable industry in transactions similar to the Debt Financing).
(b)    Nothing in this Section 6.6 shall require cooperation to the extent that it would (a) subject any of the Company’s or its Subsidiaries’ respective directors, managers, officers or employees to any actual personal liability with respect to matters related to the Debt Financing, (b) conflict with, in any material respect, or violate the Company’s or any of its Subsidiaries’ organizational documents or any Applicable Law, (c) cause any condition to the Closing set forth in Section 2.1 to not be satisfied or (d) cause any breach of this Agreement. Prior to the Closing Date, neither the Company nor any of its Subsidiaries shall be required to pay any commitment or other similar fee or incur or make any other payment or agree to provide any indemnity in connection with the Debt Financing, in each case, that has not been or will not be reimbursed or indemnified by Purchaser. None of Seller Blocker, the Company, its Subsidiaries or their respective directors, officers or employees shall be required to execute, deliver or enter into, or perform any agreement, document or instrument with respect to the Debt Financing, other than authorization letters, that is not contingent upon the Closing or that would be effective prior to the Effective Time.
6.7    280G Approval. Following execution of this Agreement and prior to the Closing, the Company shall submit for approval by the Company’s stockholders, in conformance with Section 280G of the Code and the regulations thereunder (the “280G Vote”), any payments that are reasonably expected to constitute a “parachute payment” pursuant to Section 280G of the Code (each, a “Parachute Payment”) on behalf of each “disqualified individual” (as determined by the Company in good faith pursuant to Section 280G of the Code and the regulations promulgated thereunder). Prior to the distribution of the 280G Vote, (i) the Company shall have sought to obtain an irrevocable waiver of the right to any Parachute Payment from each of the applicable “disqualified individuals” (as determined by the Company in good faith pursuant to Section 280G of the Code and the regulations promulgated thereunder) subject to the 280G Vote and (ii) the Company shall have delivered to Purchaser true and complete copies of all disclosure and other related documents that will be provided to Company stockholders in connection with the 280G Vote for Purchaser’s reasonable review and comment. The Company shall consider in good faith any comments made by Purchaser with respect to the foregoing.

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6.8    Monthly Financials. The Company will prepare and furnish to the Purchaser, promptly after becoming available and in any event within fifteen (15) Business Days of the end of each calendar month, an unaudited balance sheet of the Company (including its Subsidiaries on a consolidated basis) and the related unaudited statement of income, cash flow, and changes in stockholders’ equity of the Company (including the Subsidiaries on a consolidated basis) for each month following the date hereof through the earlier to occur of the Closing Date or the date that this Agreement is terminated in accordance with ARTICLE 9.
6.9    Notices and Consents; Terminations.
(a)    Seller Blocker and the Company will, and Seller will cause the Seller Blocker and the Company to, give all notices to, make all filings with and use their commercially reasonable efforts to obtain all authorizations, consents or approvals from any Governmental Authority or other Person that are set forth or are required to be set forth on Schedule 3.3 or as otherwise reasonably requested by the Purchaser.
(b)    The Company will, and Seller will cause the Company to, deliver to Purchaser written evidence of the termination of all contracts (or modification if so specified) of each of the contracts listed on Schedule 2.1(k) at or prior to the Closing, in each case, in form and substance reasonably satisfactory to the Purchaser, with no further Liability to the Purchaser, the Company or any of its Subsidiaries.
ARTICLE 7

COVENANTS OF THE PURCHASER
7.1    Access to Books and Records.
(a)    From and after the Closing, the Purchaser shall, and shall cause each of its Subsidiaries to, provide Seller and its authorized representatives with reasonable access (for the purpose of examining and copying), during normal business hours, to the books and records of the Company and its Subsidiaries to the extent reasonably required to enable such Persons to comply with Tax or financial reporting requirements; provided, that the Purchaser shall have no obligation to provide such access that the Purchaser reasonably believes (i) may not be provided by reason of applicable Law or contract, or (ii) constitutes or would permit access to information protected by legal privilege. Notwithstanding anything to the contrary in this Agreement, the foregoing shall not apply with respect to any Action between the Purchaser or any of its Affiliates, on the one hand, and Seller or any of its Affiliates, on the other hand. The Purchaser will cause the Company and each of its Subsidiaries to retain its historical document retention policies.
7.2    Director and Officer Liability and Indemnification.
(a)    For a period of six (6) years after the Closing Date, the Purchaser shall indemnify and hold harmless, and cause the Company to indemnify and hold harmless, each D&O Indemnitee in accordance with the Company’s or any of its Subsidiaries articles of incorporation, bylaws, certificate of formation, limited liability company agreement or other similar

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governing documents as in effect immediately prior to the Closing. For a period of six (6) years after the Closing Date, the Purchaser shall not, and shall not permit the Company or any of its Subsidiaries to amend, repeal or modify any indemnification or exculpation provision in the Company’s or any of its Subsidiaries articles of incorporation, bylaws, certificate of formation, limited liability company agreement or other similar governing documents as in effect immediately prior to the Closing in any manner that would adversely affect the rights thereunder of individuals who, on or prior to the Closing, were directors, officers, managers, employees or holders of equity interests of such Person (each, a “D&O Indemnitee”).
(b)    At the Closing, the Company shall obtain, and each of the Purchaser, on the one hand, and Seller, on the other hand, shall bear fifty percent (50%) of the costs of, a non-cancelable run-off “tail” insurance policy with a claims period of at least six (6) years from the Closing Date from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance in an amount and scope at least as favorable as the Company’s existing policies with respect to matters existing or occurring at or prior to the Closing Date. The Purchaser shall not, and shall cause the Company and its Subsidiaries not to, cancel or change such insurance policies in any respect.
(c)    If the Purchaser, the Company or any of its Subsidiaries or any of their respective successors or assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, the Purchaser shall use commercially reasonable efforts to provide that the successors and assigns of the Purchaser and the Company and its Subsidiaries shall assume all of the obligations set forth in this Section 7.2. The provisions of this Section 7.2 are intended for the benefit of, and will be enforceable by, each any current and former officer and director of the Company and its Subsidiaries and his or her heirs and representatives, and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have had by contract or otherwise. The provisions of this Section 7.2 shall survive indefinitely following the consummation of the Closing.
7.3    Regulatory Filings. The Purchaser shall, within ten (10) Business Days after the date hereof, make or cause to be made all filings and submissions required of the Purchaser under any material Laws applicable to the Purchaser for the consummation of the transactions contemplated herein. The Purchaser agrees to use reasonable best efforts to take, or cause to be taken, all actions necessary to expeditiously consummate the transactions contemplated by this Agreement, including using commercially reasonable efforts to make all necessary government filings, respond to government requests for information, and obtain all necessary governmental, judicial or regulatory actions or non-actions, orders, waivers, consents, clearances, extensions and approvals. If a suit or other action is threatened or instituted by any Governmental Authority or other entity challenging the validity or legality, or seeking to restrain the consummation of the transaction contemplated by this Agreement, the Purchaser shall use reasonable best efforts to avoid, resist, resolve or, if necessary, defend such suit or action and shall use reasonable best efforts to take any steps necessary to avoid or eliminate each and every impediment under any antitrust, competition or trade regulation law that may be asserted by any Governmental Authority with

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respect to the transactions contemplated by this Agreement so as to enable the Closing to occur as soon as reasonably possible (and in any event no later than the Outside Date). All filing fees under the HSR Act and under any such other laws or regulations shall be paid by Purchaser. Notwithstanding anything to the contrary in this Agreement, including this Section 7.3, in no event will Purchaser or any of its Affiliates be required to divest or hold separate, or otherwise take or commit to take any action that materially limits Purchaser’s or any of its Affiliates’ freedom of action with respect to, or their ability to retain, the Company or its Business or portions thereof or any of the businesses, product lines, properties of the Company, Purchaser or any of the Purchaser’s Affiliates.
7.4    Conditions. The Purchaser shall use commercially reasonable efforts to cause the conditions set forth in Section 2.2 to be satisfied and to consummate the transactions contemplated herein as soon as reasonably possible after the satisfaction of the conditions set forth in ARTICLE 2 (other than those to be satisfied at the Closing).
7.5    Employment Matters.
(a)    During the period commencing on the Closing and continuing through the one-year anniversary of the Closing (the “Compensation Continuation Period”), Purchaser shall, or shall cause its Affiliates to, provide to each employee who continues as an employee of Purchaser or any of its Affiliates during the Compensation Continuation Period (each a “Continuing Employee”) with (i) a base salary or wage rate and (ii) short-term cash incentive compensation opportunities and commission opportunities, that are no less favorable (in the aggregate) than those provided to Continuing Employees as of immediately prior to the Closing.
(b)    With respect to each employee benefit plan maintained by Purchaser or the relevant Affiliate for the benefit of any Continuing Employee, Purchaser shall, to the extent permitted by such plan and applicable Law, (i) cause to be waived any eligibility waiting periods, any evidence of insurability requirements and the application of any pre-existing condition limitations under such plan, (ii) Continuing Employees shall receive credit for purposes of eligibility (including for purposes of any vacation, sick, personal time off plans or programs) and vesting for years of service with the Company prior to the Closing and (iii) cause each Continuing Employee to be given credit under such plan for all amounts paid by such Continuing Employee under any similar Plan for the plan year that includes the Closing Date for purposes of applying deductibles and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the applicable plan maintained by Purchaser or its Affiliates, as applicable, for the plan year in which the Closing Date occurs.
(c)    Nothing contained in this Section 7.5, express or implied, shall be construed (i) to establish, amend, or modify any benefit plan, program, agreement or arrangement, (ii) to prevent Purchaser or any of its Affiliates (including, after the transaction, the Company and its Subsidiaries) from terminating or modifying the terms of employment of any employees or terminating or modifying any Plan or any other employee benefit plan, program, agreement or arrangement, or (iii) to confer upon any individual (including employees, retirees, or dependents or beneficiaries of employees or retirees) any right as a third-party beneficiary of this Agreement. The parties hereto acknowledge and agree that the terms set forth in this Section 7.5 shall not create

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any right in any Company employee or any other Person to any continued employment with the Company, Purchaser or any of their respective Affiliates, successors, or assigns.
7.6    Purchaser Financing Covenant.
(a)    Purchaser shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to arrange, obtain and consummate the Debt Financing on the terms and conditions not materially less favorable to the Purchaser taken as a whole than as described in the Debt Commitment Letter on or prior to the date on which the Closing is required to occur, including using reasonable best efforts to (i) maintain in effect, on terms and conditions not materially less favorable to the Purchaser taken as a whole, the Debt Commitment Letter until the earlier of (x) the consummation of the Transactions, subject to modifications permitted hereunder and (y) the termination of this Agreement, (ii) negotiate and execute definitive agreements with respect to the Debt Financing on the terms not materially less favorable to the Purchaser taken as a whole than as contained in the Debt Commitment Letter, (iii) satisfy or waive (or cause to be satisfied or waived) on a timely basis all conditions to funding that are in its control, (iv) enforce its rights under the Debt Commitment Letter and/or the definitive agreements with respect to the Debt Financing, and (v) take, or cause to be taken, all actions reasonably necessary to consummate the Debt Financing at or prior to the Closing. Upon the Company’s reasonable request, Purchaser shall keep the Company reasonably informed with respect to any developments concerning the status of the Debt Financing that Purchaser determines in good faith to be material.
(b)    In the event that any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letter, (i) Purchaser shall so notify the Company and (ii) if required in order to obtain the funds necessary for Purchaser to perform its obligations hereunder, Purchaser shall use reasonable best efforts to arrange and obtain, and negotiate and enter into definitive agreements with respect to, alternative financing in an amount sufficient to consummate the Transactions upon terms and conditions not materially less favorable, taken as a whole, to Purchaser (as determined by Purchaser in good faith) than those in the Debt Commitment Letter, as promptly as practicable following the occurrence of such event (and in any event no later than the Closing Date). To the extent Purchaser obtains alternative financing pursuant to this clause (b), references to the “Debt Financing” and “Debt Commitment Letter” (and other like terms in this Agreement) shall be deemed to incorporate or refer to, as applicable, such alternative financing. Purchaser shall provide the Company the new financing commitment and related fee letter, and any related contracts pursuant to which any such alternative source shall have committed to provide Purchaser with any portion of the Debt Financing substantially concurrently with the execution thereof, redacted in a manner consistent with the Debt Commitment Letter as set forth herein. Notwithstanding the foregoing or anything else in this Agreement, in no event shall the reasonable best efforts be deemed or construed to require the Purchaser to, and the Purchaser shall not be required to, (i) seek any equity financing, (ii) pay any fees materially in excess of those contemplated by the commitments under the Debt Commitment Letter or (iii) agree to conditionality or economic terms of the Debt Financing that are less favorable in the aggregate in any material respect than those contemplated by the Debt Commitment Letter or any related fee letter in effect on the date hereof. Notwithstanding anything to the contrary

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contained herein, Purchaser acknowledges and agrees that its obligations to consummate the Transactions or any other transactions contemplated hereby and by the other Transaction Documents is not contingent upon Purchaser obtaining the Debt Financing or any other third party financing, and Purchaser’s failure to consummate the Debt Financing or alternative financing upon the satisfaction or waiver of the conditions in Section 2.1 shall constitute a material breach by Purchaser of this Agreement.
(c)    Purchaser shall promptly notify the Company in writing: (i) upon obtaining knowledge of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could reasonably be expected to give rise to any material breach or default) by any party to the Debt Commitment Letter of which Purchaser becomes aware if such material breach or default could reasonably be expected to affect the timely availability of, or the amount of, the Debt Financing, (ii) of the receipt by any of Purchaser or any of its Affiliates of any written notice or other written communication from any Debt Financing Source with respect to any (A) actual breach, default, termination or repudiation by any party to the Debt Commitment Letter or (B) material dispute or disagreement between or among any parties to the Debt Commitment Letter that could reasonably be expected to affect the timely availability of, or the amount of, the Debt Financing, (iii) if for any reason the Purchaser believes in good faith that it will not be able to obtain all or any material portion of the Debt Financing on the terms contemplated by the Debt Commitment Letter and (iv) of the termination or expiration of the Debt Commitment Letter. As soon as reasonably practicable, after the Company delivers to the Purchaser a written request, such party shall provide any applicable information reasonably requested by the Company relating to any of the circumstances referred to in this Section 7.6(c).
(d)    Purchaser shall not permit or consent, without the prior written consent of the Company (such consent not to be unreasonably withheld, delayed, denied or conditioned), to (i) any amendment, supplement or modification to be made to the Debt Commitment Letter if such amendment, supplement or modification would (A) change, expand or impose new conditions precedent to the funding of the Debt Financing from those set forth therein on the date hereof in a manner that could reasonably be expected to materially affect the timely availability of, or the amount of, the Debt Financing, (B) materially delay the funding of the Debt Financing or reasonably be expected to materially impair, delay or prevent availability of all or a material portion of the Debt Financing or the consummation of the Transactions, (C) reduce the aggregate amount of the Debt Financing (including by changing the amount of fees to be paid or original issue discount of the Debt Financing) below the amount necessary to fund the Required Amount (taking into account cash on hand and other available sources of cash) or (D) otherwise materially adversely affect the ability of Purchaser to consummate the Transactions or the timing of the Closing (collectively, the “Restricted Commitment Letter Amendments”), (ii) any waiver of any remedy available to Purchaser under the Debt Commitment Letter (unless such waiver would not be a Restricted Commitment Letter Amendment), or (iii) early termination of the Debt Commitment Letter.
(e)    Purchaser shall indemnify, defend and hold harmless each of Seller Blocker, the Company, its Subsidiaries, their affiliates and representatives from and against any and all liabilities, losses, damages, third-party claims, reasonable and documented out-of-pocket costs

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and expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with their cooperation in arranging the Debt Financing and the performance of their respective obligations under this Section 7.6 and the provision of any information utilized in connection therewith (other than with respect to information, including historical information and financial statements, provided by the Company or its Subsidiaries), in each case, other than to the extent any of the foregoing was suffered or incurred as a result of the bad faith, gross negligence or willful misconduct of, or material breach of this Agreement by, Seller Blocker, the Company and its Subsidiaries or representatives. Purchaser shall, promptly upon request of the Company, reimburse the Company and its Subsidiaries for all reasonable and documented out-of-pocket fees, costs and expenses incurred by the Company or its Subsidiaries (including those of its affiliates and representatives) in connection with the cooperation required by Section 6.6).
ARTICLE 8

INDEMNIFICATION
8.1    Non-survival of Representations, Warranties and Certain Covenants. Except as otherwise set forth herein, none of the representations, warranties, covenants or agreements contained in this Agreement (including the Disclosure Schedules and exhibits attached hereto) will survive the Closing, except for (a) those with respect to Indemnified Taxes which shall survive until the date that is 12 months following the Closing Date and (b) those covenants and agreements contained herein that by their terms require performance after the Closing shall survive in accordance with their terms (the “Surviving Covenants”). Other than with respect to Fraud, none of the Purchaser, the Company or any of its Subsidiaries, Seller nor any of their respective Affiliates, nor any of their respective successors and permitted assigns, heirs, officers, employees, directors, managers, members, partners, stockholders or representatives, will have any Liability whatsoever with respect to any such representations, warranties, covenants or agreements. Nothing in Section 8.1 shall limit or prohibit the ability or rights of Purchaser to pursue recoveries under any representation and warranty insurance policy obtained by Purchaser in connection with the transactions contemplated by this Agreement or to bring an Action for Fraud by the Seller or the Company.
8.2    Indemnification. From and after the Closing, Seller shall indemnify, defend and hold harmless Purchaser and its Affiliates (including after the Closing, the Company and its Subsidiaries) and its and their respective officers, directors, employees, shareholders, agents, representatives, successors and assigns (collectively, the “Indemnified Parties”) for any and all Losses to the extent arising from, relating to or resulting from (a) Indemnified Taxes and (b) Fraud.
8.3    Limitation on Indemnification Liability. Notwithstanding any provision of this Agreement to the contrary, any claims an Indemnified Party makes under this ARTICLE 8 will be limited as follows:
(a)    Limitation of Losses. Seller shall not be liable to the Indemnified Parties for indemnification under Section 8.2(a) for any Losses that exceed 25% of the consideration received by Seller pursuant to ARTICLE 1.

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(b)    Losses Net of Insurance Proceeds and Other Third-Party Recoveries. All Losses for which any Indemnified Party would otherwise be entitled to indemnification under this ARTICLE 8 shall be reduced by any amount of insurance proceeds and other third-party recoveries actually received by the Indemnified Party in respect of such Losses, in each case, net of expenses and costs incurred in securing such proceeds or recovery. In the event that any such insurance proceeds or other third-party recoveries that would reduce Losses in accordance with this Agreement are received by an Indemnified Party subsequent to receipt by such Indemnified Party of any indemnification payment hereunder in respect of the claims to which such insurance proceeds or other third-party recoveries relate, the relevant Indemnified Party shall within ten (10) Business Days of receipt of such insurance proceeds or other third party recoveries remit the amount of the previously received indemnification payment up to the amount of insurance or other third party recovery, net of expenses and costs incurred in securing such proceeds or recovery; provided, that for the avoidance of doubt in no event shall such Indemnified Party have any obligation to remit to Seller, any portion of such insurance proceeds or other third-party recoveries in excess of the indemnification payment actually received by such Indemnified Party with respect to such claims. Purchaser shall use its commercially reasonable efforts to seek recovery for any Losses indemnifiable hereunder under the representations and warranties insurance policy it obtains in connection with this Agreement and the Botanist Purchase Agreement.
(c)    Losses Taken Into Account in Determining Purchase Price. No Indemnified Party shall be entitled to indemnification for any Losses to the extent included in the calculation of the Purchase Price (as finally determined in accordance with Section 1.5) resulting in a lower Purchase Price than if such Losses had been excluded from such calculation.
(d)    Adjustment to Purchase Price. All amounts paid with respect to indemnification claims under this Agreement shall be treated by the parties hereto for all Tax purposes as adjustments to the Purchase Price (as finally determined in accordance with Section 1.5) unless otherwise required by applicable law.
(e)    Punitive or Exemplary Damages. No Indemnified Party shall be entitled to indemnification with respect to any Loss for any amounts in respect of punitive or exemplary damages except to the extent paid or owing to a third party.
(f)    Mitigation. In the event of any event or circumstance giving rise to an indemnification obligation pursuant to Section 8.2, Purchaser shall take, and shall cause the Company and its Subsidiaries to take, all commercially reasonable measures to mitigate the Losses arising from such breach to the extent required by Delaware Law; provided that the reasonable costs of such mitigation shall be deemed to be Losses for which the Indemnifying Party would have an indemnification obligation under Section 8.2.
8.4    Indemnification Claim Procedures.
(a)    If any Action is commenced or threatened that may give rise to a claim for indemnification (an “Indemnification Claim”) by any Indemnified Party, then such Indemnified Party shall promptly (i) notify Seller (the “Indemnifying Party”) and (ii) deliver to the Indemnifying Party a written notice (the “Claim Notice”) (A) describing in reasonable detail the

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nature of the Action, to the extent then known by such Indemnified Party, (B) including, subject to any restrictions under Law, a copy of all papers served with respect to such Action, (C) including the Indemnified Party’s estimate of the amount of Losses that may arise from such Action (if known and quantifiable by the Indemnified Party), and (D) describing the basis for the Indemnified Party’s request for indemnification under this Agreement. Failure to notify the Indemnifying Party in accordance with this Section 8.4(a) will not relieve the Indemnifying Party of any Liability that it may have to the Indemnified Party, except to the extent the defense of such Action is materially prejudiced by the Indemnified Party’s failure to give such Claim Notice.
(b)    Within thirty (30) days after receipt of an Indemnification Claim, the Indemnifying Party may, upon written notice to the Indemnified Party, assume control of the defense of such Third Party Claim. The Indemnifying Party (at the Indemnifying Party’s sole expense) may elect to assume and thereafter conduct the defense of any Action subject to any such Indemnification Claim with nationally recognized counsel of the Indemnifying Party’s choice, which counsel shall be reasonably satisfactory to the Indemnified Party. If the Indemnifying Party is controlling the defense of any Action in accordance with this Section 8.4(b), the Indemnified Party shall nonetheless have the right to employ counsel separate from the counsel employed by the Indemnifying Party in the defense of such Action and to participate in such defense, at the Indemnified Party’s sole cost and expense; provided that the documented and reasonable costs and expenses of one counsel and local counsel, to the extent necessary, shall be reimbursed reasonably promptly by the Indemnifying Party to the extent that such Indemnified Party has been advised by outside counsel that such Action involves a claim which would be reasonably likely to present a conflict of interest between the Indemnifying Party and the Indemnified Party. Notwithstanding the forgoing, the Indemnifying Party shall not be entitled to assume control of such defense (unless otherwise agreed to in writing by the Indemnified Party) and shall pay the reasonable fees and expenses of counsel retained by the Indemnified Party to the extent that (A) the Action relates to or arises in connection with any criminal or quasi criminal proceeding, action, indictment, allegation or investigation; (B) the Indemnified Party reasonably believes an adverse determination with respect to the action, lawsuit, investigation, proceeding or other claim giving rise to such Action could be detrimental to or injure the reputation or future business prospects of the Indemnified Party (including, with respect to Purchaser, the Business); (C) the Action seeks an injunction or equitable relief against the Indemnified Party; (D) the Indemnified Party has been advised by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnifying Party and the Indemnified Party; (E) upon petition by the Indemnified Party an appropriate court rules that the Indemnifying Party failed or is failing to vigorously prosecute or defend such claim; or (F) the Action relates to or arises in connection with a Material Contract.
(c)    If the Indemnified Party gives the Indemnifying Party a Claim Notice and the Indemnifying Party does not, within thirty (30) days after such Claim Notice is given, (i) give notice to the Indemnified Party of its election to assume the defense of the Action subject to such Indemnification Claim and (ii) thereafter promptly assume such defense, then the Indemnified Party may conduct the defense of, and consent to the entry of any judgment or enter into any settlement with respect to, such Action; provided, however, that the Indemnified Party may not agree to the entry of any judgment or enter into any settlement or compromise with respect to such

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Action without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).
(d)    The Indemnifying Party shall the have right to settle or compromise any such Action, and each Indemnified Party shall reasonably cooperate with the conduct of such defense by the Indemnifying Party and/or the settlement of such Action by the Indemnifying Party (at the Indemnifying Party’s sole cost and expense); provided, however, that the Indemnifying Party may not approve of the entry of any judgment or enter into any settlement or compromise with respect to such Action without the Indemnified Party’s prior written consent (not to be unreasonably withheld, conditioned or delayed) if pursuant to or as a result of such judgment, settlement or compromise, injunctive or other equitable relief will be imposed against the Indemnified Party or if such judgment, settlement or compromise does not expressly and unconditionally release the Indemnified Party from all liabilities and obligations with respect to such Action, without prejudice.
(e)    At the reasonable request of the Indemnifying Party, each Indemnified Party shall grant the Indemnifying Party and its representatives all reasonable access to the books, records, employees and properties of such Indemnified Party to the extent legally permissible and reasonably related to the matters to which the applicable Indemnification Claim relates, except in the case of a dispute between the Indemnifying and Indemnified Parties related to such Indemnification Claim. All such access shall be granted during normal business hours and shall be granted under the conditions which shall not unreasonably interfere with the business and operations of such Indemnified Party.
(f)    If Seller is required to indemnify any Indemnified Party pursuant to this ARTICLE 8 (subject to the limitations set forth in Section 8.3), then Seller promptly, within five (5) Business Days, pay to such Indemnified Party by wire transfer of immediately available funds to the account(s) designated by Purchaser the amount of such indemnifiable Losses.
(g)    In the event of any claim in respect of indemnifiable Losses that do not arise from an Action (a “Direct Claim”), the Indemnified Party shall promptly (i) notify the Indemnifying Party and (ii) deliver to the Indemnifying Party a written notice (the “Direct Claim Notice”) (A) describing in reasonable detail the nature of the Direct Claim, (B) including the Indemnified Party’s estimate (to the extent known or reasonably quantifiable) of the amount of Losses that may arise from such Direct Claim, and (C) describing the basis for the Indemnified Party’s request for indemnification under this Agreement. Failure to notify an Indemnifying Party in accordance with this Section 8.4(g) will not relieve the Indemnifying Party of any liability that it may have to the Indemnified Party, except to the extent the defense of such claim is materially prejudiced by the Indemnified Party’s failure to give such Direct Claim Notice. The Indemnifying Party shall have thirty (30) days after its receipt of the Direct Claim Notice to respond in writing to such Direct Claim (the “Response Period”). During the Response Period, the Indemnified Party will cooperate in good faith with and assist the Indemnifying Party and its representatives to investigate the matter or circumstance alleged to give rise to the Direct Claim, and to determine whether and to what extent any amount is payable in respect of the Direct Claim, and the Indemnified Party shall give such information and assistance (including access to the Indemnified Party’s premises and personnel and the right to examine and copy any accounts, documents or records) as

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the Indemnifying Party or any of its representatives may reasonably request in order to complete such investigation and make such determination as to whether any amount is indemnifiable in respect of such Direct Claim as soon as reasonably practicable. If the Indemnifying Party does not so respond within Response Period, the Indemnifying Party shall be deemed to have accepted such claim, in which case, the Indemnifying Party shall promptly, within five (5) Business Days, pay to such Indemnified Party by wire transfer of immediately available funds to the account(s) designated by such Indemnified Party the amount of such indemnifiable Losses.
8.5    Exclusive Remedy. From and after the Closing, (except for (i) disputes under Section 1.5 or Section 1.6, which shall be resolved in accordance with the provisions of Section 1.5 and (ii) claims based on breach of any Surviving Covenant), the Indemnified Parties’ sole and exclusive remedy against Seller, with respect to any and all claims, causes of action, obligations or liabilities arising under, out of, in connection with or related in any manner to this Agreement or the transactions contemplated hereby, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, whether at law or in equity, granted by statute or otherwise, shall be solely pursuant to the provisions of this ARTICLE 8.
ARTICLE 9

TERMINATION
9.1    Termination. This Agreement may be terminated at any time prior to the Closing:
(a)    by the mutual written consent of the Purchaser and Seller;
(b)    by the Purchaser, if there has been a material violation or breach by the Company, the Seller Blocker or Seller of any covenant, representation or warranty contained in this Agreement that has prevented, or would prevent, the satisfaction of any condition to the obligations of the Purchaser at the Closing (treating such time as if it were the Closing for purposes of applying this Section 9.1(b)) and such violation or breach has not been waived by the Purchaser or, if capable of cure, cured by the Company, the Seller Blocker or Seller within fifteen (15) Business Days after receipt by of written notice thereof from the Purchaser; provided, that the Purchaser is not then in material breach of this Agreement;
(c)    by Seller, if there has been a material violation or breach by the Purchaser of any covenant, representation or warranty contained in this Agreement (including with respect to any failure by Purchaser to consummate the transaction contemplated hereby in accordance with the terms hereof solely as a result of the Debt Financing Sources being unwilling or unable to provide Debt Financing) that has prevented the satisfaction of any condition to the obligations of the Company and Seller at the Closing (treating such time as if it were the Closing for purposes of applying this Section 9.1(c)) and such violation or breach has not been waived by the Seller or, if capable of cure, cured by Purchaser within fifteen (15) Business Days after receipt by the Purchaser of written notice thereof by Seller; provided, that the Seller is not then in material breach of this Agreement;

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(d)    by the Purchaser, if the transactions contemplated hereby have not been consummated on or before May 9, 2020 (the “Outside Date”); provided, that, the Purchaser shall not be entitled to terminate this Agreement pursuant to this Section 9.1(d) if the Purchaser’s material breach of this Agreement has prevented the consummation of the transactions contemplated hereby;
(e)    by Seller, if the transactions contemplated hereby have not been consummated on or before Outside Date; provided, that Seller shall not be entitled to terminate this Agreement pursuant to this Section 9.1(e) if the Company’s or Seller’s material breach of this Agreement has prevented the consummation of the transactions contemplated hereby; or
(f)    by either the Purchaser or Seller if any Governmental Authority issues a judgment, order, decree or other ruling enjoining, or otherwise prohibiting the transactions contemplated hereby; provided, that the party seeking to terminate this Agreement pursuant to this Section 9.1(f) shall have fully complied with its obligations under Section 6.3 or Section 7.3, as applicable; or
(g)    by Seller if (i) all of the conditions set forth in Section 2.1 (other than (A) those conditions that by their nature cannot be satisfied other than at the Closing, but subject to such conditions being satisfied if the Closing would have occurred on such date and (B) those conditions that cannot be satisfied as a result of Purchaser’s breach of this Agreement) have been satisfied as of the Closing Date if the Closing would have occurred pursuant to the terms of this Agreement, (ii) Seller has irrevocably confirmed in writing to the Purchaser that Seller is ready, willing and able to consummate the transactions contemplated by this Agreement on such date of notice (such notice a “Closing Failure Notice”) and (iii) the Purchaser fails to consummate the Closing within two (2) Business Days following such date; provided that notwithstanding anything herein to the contrary, Purchaser shall not be permitted to terminate this Agreement during the two (2) Business Day period following delivery of a Closing Failure Notice.
The party desiring to terminate this Agreement pursuant to clauses (b), (c), (d), (e), (f) or (g) of this Section 9.1 shall give written notice of such termination to the other parties hereto.
9.2    Effect of Termination. In the event this Agreement is terminated by either the Purchaser or Seller as provided above, the provisions of this Agreement shall immediately become void and of no further force and effect (other than the second sentence of Section 6.2, this Section 9.2 and ARTICLE 12 hereof which shall survive the termination of this Agreement), and there shall be no Liability on the part of either the Purchaser and the Company and Seller to one another, except for knowing and willful breaches of the provisions of this Agreement prior to the time of such termination; provided, that, without limiting the right of Seller to bring or maintain any Action specific performance, subject to the terms of, Section 12.13(b), in the event of the termination of this Agreement pursuant to Section 9.1(c) or Section 9.1(g), the Liability of the Purchaser upon termination of this Agreement will be exclusively governed by Section 9.3. For the avoidance of doubt, in the event of the termination of this Agreement by either the Purchaser or Seller as provided above, the Confidentiality Agreement will survive the termination of this Agreement for the term thereof. In no event shall Seller be entitled to seek or obtain any recovery or judgment in excess of the Purchaser Termination Fee against the Financing Sources, including

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for any type of damage relating to this Agreement or the transactions contemplated hereby, whether at law or in equity, in contract, in tort or otherwise.
9.3    Purchaser Termination Fee.
(a)    In the event that (i) Seller terminates this Agreement pursuant to, and in compliance with, Section 9.1(c) or Section 9.1(g) or (ii) Purchaser terminates this Agreement pursuant to, and in compliance with, Section 9.1(d), or Seller terminates this Agreement pursuant to, and in compliance with, Section 9.1(e), in either case of this clause (ii), at a time when Seller would have been permitted to terminate this Agreement under Section 9.1(g) and assuming all applicable notices were delivered by Seller (a “Qualified Termination”), then the Purchaser shall pay to Seller, or cause to be paid to Seller, a termination fee of $20,000,000 in cash in immediately available funds (the “Purchaser Termination Fee”) as promptly as reasonably practicable (and in any event, within five (5) Business Days following the receipt by the Purchaser of Seller’s notice of such termination), it being understood that in no event shall the Purchaser be required to pay the Purchaser Termination Fee on more than one occasion. Notwithstanding anything to the contrary in this Agreement but subject to the proviso at the end of this Section 9.3(a), in the event a Qualified Termination occurs, receipt of the Purchaser Termination Fee pursuant to this Section 9.3 shall be the sole and exclusive remedy of Seller, and its Affiliates, against the Purchaser and its Affiliates, the Debt Financing Sources and any other actual or prospective financing sources and any arranger, agent or other representative of the foregoing, or any of the respective direct or indirect, former, current or future, Affiliates, general or limited partners, stockholders, managers, members, directors, officers, employees, agents, representatives, advisors or assignees of the foregoing (collectively, the “Purchaser Group Members”) for any Loss suffered as a result of any breach of this Agreement or the Debt Commitment Letter or the or the failure of the transactions contemplated by this Agreement or the Debt Commitment Letter to be consummated, and upon payment of the Purchaser Termination Fee, no Purchaser Group Member shall have any Liability to Seller or any of its Affiliates, or to any of the representatives of any of the foregoing, relating to or arising out of this Agreement or the Debt Commitment Letter, the transactions contemplated hereby or the Debt Commitment Letter (including, for the avoidance of doubt, the Financing), any breach of this Agreement or the Debt Commitment Letter or any failure of such transactions contemplated by this Agreement or the Debt Commitment Letter to be consummated, in each case, whether based on contract (including under the Debt Commitment Letter or any alternatives thereof contemplated hereby, this Agreement or otherwise), tort or strict liability, by the enforcement of any assessment, by any Action, by virtue of any applicable Law or otherwise and whether by or through attempted piercing of the corporate veil, by or through any Action by or on behalf of a party hereto or another Person or otherwise; provided that nothing in this Agreement shall limit the right of Seller to bring or maintain any Action for injunction, specific performance or other equitable relief to the extent, and solely to the extent, provided in Section 12.13(b).
(b)    Each of the parties hereto acknowledges and agrees that the agreements contained in Section 9.3 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the parties hereto would not enter into this Agreement. Each of the parties hereto further acknowledges that the payment by Purchaser of the Purchaser Termination Fee is not a penalty, but constitutes liquidated damages in a reasonable

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amount that will compensate the Seller in the circumstances in which such fee is payable for the efforts and resources expended and the opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision.
(c)    If Purchaser fails to pay the Purchaser Termination Fee when due, Purchaser shall also pay to the Seller all of the Seller’s and its Affiliate’s reasonable, out-of-pocket, costs and expenses (including attorneys’ fees) in connection with all Actions to collect such Purchaser Termination Fee, solely to the extent such Purchaser Termination Fee is paid, or ordered or otherwise directed by a court of competent jurisdiction in a final, non-appealable order with respect thereto, to be paid, to Seller and to enforce the terms of this Section 9.3.
ARTICLE 10

ADDITIONAL COVENANTS
10.1    Tax Matters.
(a)    Transfer Taxes. The Purchaser will pay 50%, and Seller will pay 50% of any transfer, documentary, sales, use, registration and real property transfer or gains tax, stamp tax, excise tax, stock transfer tax, or other similar Tax imposed on the Seller Blocker or any of its Subsidiaries as a result of the transactions contemplated by this Agreement (collectively, “Transfer Taxes”), and any penalties or interest with respect to the Transfer Taxes. The Seller agree to cooperate with the Purchaser in the filing of any returns with respect to the Transfer Taxes, including by promptly supplying any information in its possession that is reasonably necessary to complete such returns.
(b)    Tax Return Filing. Purchaser shall prepare or cause to be prepared, and timely file or cause to be timely filed, all Tax Returns of the Seller Blocker and its Subsidiaries for Pre-Closing Tax Periods the due date of which (taking into account valid extensions of time to file) is after the Closing Date but only if not filed by the Seller Blocker and/or its Subsidiaries prior to the Closing; provided that, Purchaser shall cause the Seller Blocker and its Subsidiaries to, for the taxable period that includes the Closing Date, make an election under Revenue Procedure 2011-29, 2011-18 IRB, to treat 70% of any success-based fees that were paid on behalf of the Seller Blocker or any of its Subsidiaries as an amount that did not facilitate the transactions contemplated under this Agreement and therefore treat 70% of such costs as deductible. All such Tax Returns shall be prepared and filed in a manner consistent with the past procedures and practices and accounting methods of the Seller Blocker and its Subsidiaries to the extent permitted under applicable law. Purchaser shall submit each such income Tax Return to Seller at least twenty (20) days prior to the due date (taking into account any extensions) for Seller’s review and comment and Purchaser shall consider any reasonable comments of Seller in good faith.
(c)    Cooperation. Purchaser, the Seller Blocker and its Subsidiaries and Seller shall reasonably cooperate, as and to the extent reasonably requested by the other party, in connection with the preparation and filing of Tax Returns pursuant to this Section 10.1 and any audit, litigation or other proceeding with respect to Taxes and the computation and verification of

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any amounts paid or payable under this Agreement, inclusive (including any supporting work papers, schedules and documents), in each case with respect to Pre-Closing Tax Periods and Straddle Periods. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.
(d)    FIRPTA Certificate. At the Closing, the Seller Blocker will deliver to the Purchaser an affidavit certifying that the Seller Blocker is not, and has not been during the shorter of the periods specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation) for purposes of Section 897 and 1445 of the Code.
(e)    Straddle Periods. In the case of any Straddle Period, the amount of any Taxes of the Seller Blocker and its Subsidiaries based upon or measured by income, withholding, sales, receipts, or payroll which relate to the Pre-Closing Tax Period will be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the Taxable period of any partnership or other pass-through entity in which the Seller Blocker or any of its Subsidiaries holds a beneficial interest will be deemed to terminate at such time). The amount of Taxes other than Taxes of the Seller Blocker or any of its Subsidiaries based upon or measured by net income or gain for a Straddle Period which relate to the Pre-Closing Tax Period will be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction, the numerator of which is the number of days in the portion of the Taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period. Any deductions, without duplication and which are deductible for income Tax purposes, attributable to (i) Closing Transaction Expenses or Botanist Transaction Expenses, and (ii) payment of Indebtedness with the Closing Date will be allocated to the Taxable period (or portion thereof) ending on the Closing Date to the fullest extent permitted by law.
(f)    Tax Sharing Agreements. All Tax sharing agreements, Tax allocation agreements or similar contracts (other than any such contracts entered into in the ordinary course of business the primary purpose of which is unrelated to Taxes) and all powers of attorney with respect to or involving the Seller Blocker and its Subsidiaries will be terminated prior to the Closing Date and, after the Closing, the Seller Blocker and its Subsidiaries will not be bound thereby or have any liability thereunder.
10.2    Further Assurances. From time to time, as and when requested by any party hereto and at such party’s expense, any other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such requesting party may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated by this Agreement.
10.3    Release. Effective upon the Closing, Seller, on behalf of itself, its direct and indirect equityholders, its Affiliates and its and their respective successors and assigns (collectively, the “Seller Release Parties”), hereby irrevocably waives, acquits, remises, discharges and forever releases each of the Purchaser Indemnified Parties from any and all Liabilities and obligations to Seller Release Parties of any kind or nature whatsoever, in each case whether absolute or contingent,

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liquidated or unliquidated, known or unknown, matured or unmatured or determined or determinable, and whether arising under any Law, contract, agreement, arrangement, commitment, undertaking or understanding, whether written or oral (other than this Agreement and any of the other agreements executed and delivered in connection herewith, but, in each case, only to the extent set forth herein or therein) or otherwise at law or in equity, and each of Seller Release Parties hereby agrees that it shall not seek to recover any amounts in connection therewith or thereunder from any of the Purchaser Indemnified Parties (except as provided for in this Agreement or any of the other agreements executed and delivered in connection herewith, but, in each case, only to the extent set forth herein or therein).
ARTICLE 11

DEFINITIONS
11.1    Definitions. For purposes hereof, the following terms when used herein shall have the respective meanings set forth below:
“280G Vote” has the meaning set forth in Section 6.7.
“Acquisition Transaction” has the meaning set forth in Section 6.5.
“Action” means any action, claim, cause of action, suit, litigation, arbitration, mediation, complaint, writ, decree, injunction, audit, proceeding, investigation, review, order or charge.
“Adjustment Escrow Amount” means $1,900,000.
“Adjustment Escrow Funds” means, as of any date of determination, the excess (if any) of the Adjustment Escrow Amount (excluding any interest accrued on the Adjustment Escrow Amount) minus the sum of all distributions and other payments to any Person from the Adjustment Escrow Amount paid pursuant to the terms of the Escrow Agreement on or prior to such date of determination.
“Affiliate” of any particular Person means (a) any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise, (b) any other Person who is at such time an officer, manager or director of, or direct or indirect beneficial holder of at least 20% of any class of the equity interests of, such specified Person, (c) each Person that is managed by a common group of executive officers, managers and/or directors as such specified Person, (d) if such specified Person is an individual, the members of the immediate family of such Person, (e) the members of the immediate family of each officer, manager, director or holder described in clause (b) above and (f) each Person of which such specified Person or an Affiliate (as defined in the foregoing clauses (a) through (e)) thereof directly or indirectly beneficially owns at least 20% of any class of equity interests at such time.

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“Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under state, local or foreign income Tax law) of which the Company or any or its Subsidiaries is or has been a member.
“Agreed Accounting Principles” means GAAP using the same accounting methods, policies, practices, procedures, classifications, judgments or estimation methodologies used in the Interim Financial Statements.
“Agreement” has the meaning set forth in the Preamble.
“Audited Financial Statements” has the meaning set forth in Section 3.5(a).
“Base Purchase Price” means $190,000,000.
“Botanist Business” means the properties, rights, contracts, claims and other assets acquired, and the liabilities assumed, by the Company pursuant to the Botanist Purchase Agreement.
“Botanist Cash Amount” means (a) all cash required to be paid by Seller or any of its Subsidiaries pursuant to the Botanist Purchase Agreement at the closing of the transactions contemplated therein, plus (b) the Botanist Transaction Expenses.
“Botanist Excess Transaction Expenses” means the costs, fees and expenses incurred or payable by the Company and its Subsidiaries relating to the Botanist Purchase Agreement in excess of $500,000.
“Botanist Purchase Agreement” means that certain Asset Purchase Agreement dated as of January 8, 2020 by and between the Company and Tonic Solutions, Inc.
“Botanist Transaction Expenses” means the costs, fees and expenses incurred and payable by the Company and its Subsidiaries relating to the Botanist Purchase Agreement, in an amount not in excess of $500,000.
“Business” means the business of Seller Blocker, the Company and their Subsidiaries as conducted or actively being planned to be conducted on the date hereof.
“Business Day” means any weekday other than a weekday on which banks in New York, New York are authorized or required to be closed.
“Closing” has the meaning set forth in Section 1.3.
“Closing Cash” means, with respect to the Seller Blocker and its Subsidiaries, the sum of (a) as of the Closing, all cash, cash equivalents, marketable securities (other than restricted cash) held by the Seller Blocker and its Subsidiaries at such time, determined in accordance with the Agreed Accounting Principles, and (b) the Botanist Cash Amount. For avoidance of doubt, Closing Cash shall (1) be calculated net of issued but uncleared checks and drafts and (2) include checks and drafts deposited or available for deposit for the account of the Company or any of its Subsidiaries.

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“Closing Date” has the meaning set forth in Section 1.3.
“Closing Indebtedness” means the Indebtedness outstanding as of the Closing.
“Closing Net Working Capital” means, with respect to the Company and its Subsidiaries, as of the Closing, the meaning set forth on Schedule 11.1(a) using the same line items set forth on Schedule 11.1(a) and calculated in accordance with the Agreed Accounting Principles; provided, however, that the Botanist Business will not be taken into account in the determination of Closing Net Working Capital. For the avoidance of doubt, the determination of Closing Net Working Capital and the preparation of the Preliminary Closing Statement will take into account only those components (i.e., only those line items) and adjustments reflected on Schedule 11.1(a) and shall not include any amounts paid or payable pursuant to the Botanist Purchase Agreement or any Botanist Transaction Expenses. Further to the preceding sentence, the determination of the Estimated Purchase Price and the Purchase Price will be in accordance with the Agreed Accounting Principles, and without duplication to any items counted in such determination. The parties agree that the purpose of preparing and calculating the Closing Net Working Capital hereunder is to measure changes in Closing Net Working Capital without the introduction of new or different accounting methods, policies, practices, procedures, classifications, judgments or estimation methodologies from the Agreed Accounting Principles.
“Closing Transaction Expenses” means the aggregate amount of, in each case, any unpaid (a) costs, fees and expenses incurred or payable by the Company and its Subsidiaries relating to the transactions contemplated hereby, including (but not limited to) to (i) the fees and expenses of investment banking, legal and accounting advisors incurred by or on behalf of Seller, the Company or its Subsidiaries to the extent unpaid at the time of determination (which, unless otherwise expressly indicated herein, will be the Closing) and to the extent related to the transactions contemplated hereby; (b) transaction bonuses, retention bonuses, severance payments, change of control payments or other similar “single-trigger” payments to any present or former employees, officers, directors, consultants, representatives or independent contractors of the Company or any of its Subsidiaries that become due or payable solely as a result of the Closing (including the employer portion of employment Taxes payable thereon); (c) payments to a Governmental Authority or any other Person pursuant to Law or contract, including in connection with the making of any filings, the giving of any notices or the obtaining of any consents, authorization or approvals (excluding any filing fees associated with the HSR Act); (d) the lesser of $200,000 and 50% of the fees and expenses of the Company Auditor incurred in connection with the preparation of the Company Financial Statements; and (e) Botanist Excess Transaction Expenses; provided, however, that “Closing Transaction Expenses” shall exclude (i) fifty percent (50%) of any amounts payable by Company and its Subsidiaries in connection with the “tail” policy pursuant to and in accordance with Section 7.2(b), (ii) the fees and expenses of the Company Auditor incurred in connection with the preparation of the Company Financial Statements in excess of the amounts referenced in clause (d) of this definition, (iii) any amounts incurred following the Closing based upon or arising from any arrangements put in place by, or by the Company or any of its Subsidiaries at the express request of, the Purchaser and (iv) any amounts paid or payable pursuant to the Botanist Purchase Agreement and any Botanist Transaction Expenses.

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“Closing Transactions” has the meaning set forth in Section 1.4.
“Code” has the meaning set forth in Section 3.12(a).
“Company” has the meaning set forth in the Preamble.
“Company Auditor” means the auditor engaged by the Company for purposes of preparing the Company Financial Statements, which is expected to be Ernst & Young.
“Company Financial Statements” means an audited consolidated balance sheet of Seller Blocker and its Subsidiaries as of December 31, 2019, and consolidated statement of income, cash flows and shareholders’ equity of Seller Blocker and its Subsidiaries for the year then ended, and notes to the consolidated financial statements, and such other financial statements required by Regulation S-X, Rule 3-05. These consolidated financial statements shall have been audited, and an unqualified opinion shall have been issued, by an independent accounting firm and shall be in a form and format that is in compliance with the requirements of the Securities and Exchange Commission (SEC) under Regulation S-X, Rule 3-05. For the avoidance of doubt, the Botanist Business shall not be treated as part of Seller Blocker and its Subsidiaries for purposes of the Company Financial Statements.
“Company IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions, and other Contracts, whether written or oral, relating to Intellectual Property to which the Company or any of its Subsidiaries is a party, beneficiary, or otherwise bound.
“Company Software” has the meaning set forth in Section 3.10(a).
“Company Stock” has the meaning set forth in Section 3.4(b).
“Compliant” means, with respect to the Required Information, that: (a) such Required Information does not, to the knowledge of the Company, contain any untrue statement of a material fact regarding the Company or any of its Subsidiaries, or omit to state any material fact regarding any of the Company or any of its Subsidiaries necessary to make such Required Information, in the light of the circumstances under which they were made, not misleading, (b) the Company’s independent auditors have not withdrawn, or advised the Company in writing that they intend to withdraw, any audit opinion on any of the audited financial statements contained in the Required Information, and (c) none of the Company, its boards of directors or its auditors have determined or announced an intention to undertake a restatement, amendment or qualification of any financial statements included in the Required Information.
“Compensation Continuation Period” has the meaning set forth in Section 7.5.
“Confidentiality Agreement” has the meaning set forth in Section 12.1(a).
“Continuing Employee” has the meaning set forth in Section 7.5(a).
“D&O Indemnitee” has the meaning set forth in Section 7.2(a).

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“Data Room” has the meaning set forth in Section 12.12.
“Debt Commitment Letter” has the meaning set forth in Section 5.7.
“Debt Financing” has the meaning set forth in Section 5.7.
“Debt Financing Sources” means the Lenders and any other Persons that have committed to provide or arrange the Debt Financing, including any such Persons party to any joinder to the Debt Commitment Letter or definitive documents relating to the Debt Financing, in each case, together with their respective Affiliates and their and their respective Affiliates’ officers, directors, employees, controlling persons, agents and representatives involved in the Debt Financing and their respective successors and permitted assigns.
“Disclosure Schedules” has the meaning set forth in ARTICLE 3.
“Dispute Resolution Firm” has the meaning set forth in Section 1.5(a).
“Earn-Out Conditions” has the meaning set forth on Schedule 1.6.
“Earn-Out Payment” means $10,000,000.
“Earn-Out Objection Notice” has the meaning set forth in Section 1.6(b)(i).
“Earn-Out Statement” has the meaning set forth in Section 1.6(a)(i).
“Earn-Out Period” has the meaning set forth on Schedule 1.6.
“Electronic Delivery” has the meaning set forth in Section 12.15.
“Environmental and Safety Requirements” has the meaning set forth in Section 3.17(a).
“Equity Financing” has the meaning set forth in Section 5.7.
“ERISA” means Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means any Person that at any relevant time is or was required to be treated as a single employer with the Company under Section 414 of the Code.
“Escrow Agent” means Citibank, N.A.
“Escrow Agreement” means the Escrow Agreement to be dated as of the Closing Date by and among Seller, Purchaser and the Escrow Agent.
“Estimated Botanist Transaction Expenses” has the meaning set forth in Section 1.2(b).
“Estimated Cash” has the meaning set forth in Section 1.2(b).
“Estimated Indebtedness” has the meaning set forth in Section 1.2(b).

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“Estimated Net Working Capital” has the meaning set forth in Section 1.2(b).
“Estimated Purchase Price” has the meaning set forth in Section 1.2(b).
“Estimated Transaction Expenses” has the meaning set forth in Section 1.2(b).
“Facilities” means any buildings, plants, improvements or structures located on the Leased Real Property.
“False Claims Act” has the meaning set forth in this Section 11.1.
“Fenwick” has the meaning set forth in Section 12.18.
“Financial Statements” has the meaning set forth in Section 3.5.
“Financing Source” means each Debt Financing Source.
“Fraud” common law fraud under Delaware Law committed with the intent to deceive in respect to the representations and warranties set forth herein.
“Fundamental Representations” means the representations and warranties set forth in Section 3.1 (Organization and Qualification), Section 3.2 (Subsidiaries), Sections 3.3(a), 3.3(b) and (c) (Authorization; Valid and Binding Agreement), Section 3.4 (Stock), Section 3.10 (Tax Matters), Section 3.20 (Brokerage), Section 3.25 (Representations and Warranties Regarding the Seller Blocker), Section 4.1 (Organization and Power), Section 4.2 (Authorization; Valid and Binding Agreement), Section 4.5 (Ownership) and Section 4.7 (Brokerage).
“GAAP” means United States generally accepted accounting principles, as in effect from time to time.
“Government Health Care Programs” means all state and federal health benefit programs sponsored by a Governmental Authority, including any “federal health care program” as defined in 42 U.S.C. § 1320a-7b(f), Medicare and Medicare Advantage programs, state Medicaid programs, state CHIP programs, TRICARE and similar or successor programs with or for the benefit of any Governmental Authority.
“Governmental Authority” means any supranational, federal, state, local, municipal, foreign or other governmental or administrative body, authority, bureau, board, office, instrumentality, department, legislature or agency or other governmental official, or any court, tribunal, administrative hearing body, mediator, arbitrator or arbitral body, commission, accreditation body, or other similar dispute-resolving or self-regulatory panel, body or organization, or any other quasi-governmental authority (including any arbitrator or arbitral body) of any nature.
“Hazardous Substances” has the meaning set forth in Section 3.17(a).
“Health Care Laws” means any and all applicable laws, one purpose of which is the regulation of health care applicable to or binding upon Company or any of its Subsidiaries, including: (i) the

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federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b) (including applicable statutory exceptions and safe harbor regulations)); (ii) the Exclusion Law (42 U.S.C. § 1320a-7); (iii) the Civil Monetary Penalties Law (42 U.S.C. §§ 1320a-7a and 1320a-7b); (iv) the Physician Self-Referral Act (42 U.S.C. § 1395nn), including the statutory exceptions and regulatory exceptions (42 C.F.R. § 411.350 et seq.) (the “Stark Law”); (v) the federal False Claims Act (31 U.S.C. § 3729 et seq.) (the “False Claims Act”); (vi) the Program Fraud Civil Remedies Act (31 U.S.C. § 3801 et seq.) and the Federal Health Care Fraud Law (18 U.S.C. § 1347); (vii) the Medicare statute (Title VIII of the Social Security Act, 42 U.S.C. §§ 1395-1395hhh) and the Medicaid statute (Title XIX of the Social Security Act, 42 U.S.C. §§ 1396-1396v); (viii) the Consolidated Omnibus Budget Reconciliation Act of 1985, (ix) TRICARE (10 U.S.C. §1071 et seq.); (x) all Privacy Laws as defined herein; (xi) all Information Laws as defined herein; (xii) any laws concerning the billing, coding or submission of claims or collection of accounts receivable or refund of overpayments; (xiii) the federal Physician Payment Sunshine Act (42 U.S.C. § 1320a-7h); (xiv) all criminal laws relating to health care fraud and abuse (e.g., 18 U.S.C. §§ 286, 287, 664, 666, 669, 1001, 1035, 1341, 1343, 1347); (xv) the Public Health Service Act (42 U.S.C. § 201 et seq.); (xvi) the American Recovery and Reinvestment Act of 2009 and the Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Reconciliation Act of 2010, and the regulations promulgated thereunder, including but not limited to provisions governing the “meaningful use” of electronic health records, 42 C.F.R. Part 495; (xvii) all Laws relating to the provision or administration, payment, coverage, coding or reimbursement of healthcare products or services; and (xviii) the federal Food, Drug and Cosmetic Act (21 U.S.C. § 301 et seq.); (xix) the Eliminating Kickbacks in Recovery Act of 2018 (Pub. L. 115-271, § 8122); (xx) any other law or regulation of any Governmental Authorities which regulates kickbacks, fraud and abuse, Government Health Care Programs, claims processing, medical record documentation requirements, the hiring of employees or acquisition of services or products from those who have been excluded from Government Health Care Programs, licensure or any other aspect of providing health care or performing services for health care; each of (i) through (xx) as amended from time to time; and all applicable implementing regulations, rules, ordinances, judgement, orders, and sub-regulatory guidance and all comparable or similar foreign, federal, state and local Laws for any of the foregoing and the rules, regulations, and guidance promulgated pursuant to all such Laws, each as amended from time to time.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“Indebtedness” means (i) the unpaid principal amount and accrued interest of all indebtedness for borrowed money of the Seller Blocker and its Subsidiaries, (ii) any obligations under capitalized leases with respect to which the Seller Blocker or any of its Subsidiaries is liable, determined on a consolidated basis in accordance with GAAP, (iii) any obligations of the Seller Blocker or any of its Subsidiaries under interest rate swap, currency swap, forward currency or interest rate contracts or other interest rate or currency hedging arrangements (and any breakage costs payable upon termination of any such obligations, contracts or arrangements), (iv) all outstanding reimbursement obligations in respect of drawn letters of credit or bankers’ acceptances issued for the account of the Seller Blocker or any of its Subsidiaries, (v) all obligation evidenced by bonds, debentures, notes or similar instruments or debt securities, (vi) obligations for deferred revenue to the extent attributable to professional services for customers other than Purchaser and its Affiliates, deferred rent or the deferred purchase price of property, goods or services (other than

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trade payables or accruals incurred in the ordinary course of business and reflected as a liability on the Latest Balance Sheet), in each case, including any deferred purchase price liabilities, earnouts, contingency payments, installment payments, seller notes, promissory notes, or similar liabilities related to past acquisitions, whether or not contingent (other than with respect to the Botanist Cash Amount), (vii) all obligations secured by a Lien, (viii) all unpaid Tax Liabilities of the Seller Blocker and its Subsidiaries with respect to any Pre-Closing Tax Period (excluding, for clarity, the contingent Tax liabilities or reserves for uncertain Tax positions, in each case set forth on Schedule 11.1(c)), which amount shall not (1) be less than zero and (2) include any Tax refunds, (ix) any unfunded nonqualified retirement plan or deferred compensation Liability of the Seller Blocker or any of its Subsidiaries (including any Liability under the Company’s Employee Appreciation Bonus Program), (x) any withdrawal or termination Liability of the Seller Blocker or any of its Subsidiaries associated with any defined benefit pension plan, (xi) all obligations of the Seller Blocker or any of its Subsidiaries in respect of accrued, but unpaid severance, (xii) the employer portion of any Taxes arising from any of the Liabilities described in clauses (ix), (x), and (xii), (xiii) all guarantees for any of the foregoing, (xiv) unpaid management and transaction fees under any management or advisory agreement (specifically including any fees under the management agreements with each of The Wicks Group of Companies III, L.L.C., NEA Management Company, LLC, and Clarity Holdings USA, LLC, and (xv) all accrued interest, fees, prepayment premiums or penalties to any of the foregoing; provided, however, that no amounts paid or payable pursuant to the Botanist Purchase Agreement or Botanist Transaction Expenses shall be included in Indebtedness.
“Indemnified Taxes” means (i) all Taxes (or the non-payment thereof) of the Seller Blocker and its Subsidiaries for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date (“Pre-Closing Tax Period”), (ii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Seller Blocker or any of its Subsidiaries (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treas. Reg. § 1.1502-6 or any analogous or similar state, local, or non-U.S. law or regulation, (iii) reasonable out of pocket costs of preparing, amending or defending any Tax Return for a Pre-Closing Tax Period, provided, that such amounts for preparation of originally filed Tax Returns of the Company pursuant to Section 10.1(b) shall not exceed $50,000, and (iv) any and all Taxes of any person imposed on the Seller Blocker or any of its Subsidiaries as a transferee or successor, by contract or pursuant to any law, rule, or regulation, which Taxes relate to an event or transaction occurring before the Closing; provided, however, that Indemnified Taxes shall not include any Taxes to the extent of the amount taken into account in Closing Company Net Working Capital, Closing Transaction Expenses or Closing Indebtedness, in each case, as finally determined under this Agreement.
“Information Laws” means all Laws, rules of self-regulatory organizations, published industry standards, or requirements of any contract, applicable to or binding upon Company or any of its Subsidiaries, concerning the confidentiality, nondisclosure, privacy, or security of data or information or the collection, use, disclosure, transfer, transmission, storage, management, control, security, hosting, disposal, retention, processing, analysis, or other handling thereof.
“Insurance Policies” has the meaning set forth in Section 3.15.

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“Intellectual Property” means all rights, title, and interests in and to all intellectual property rights of every kind and nature however denominated, throughout the world, including (i) trademarks and service marks, logos, brands, certification mark, trade dress and trade names and other similar indicia of source or origin, (together with goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing) (“Trademarks”), (ii) issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, and other Governmental Authority-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models) (“Patents”), (iii) social media accounts and handles, and internet domain names, (iv) copyrights and works of authorship, whether or not copyrightable, and all registrations applications for registrations and renewals of any of the forgoing (“Copyrights”), Software, and any other rights in Software or other technology, (v) proprietary know-how, trade secrets, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods processes, techniques, and other confidential and proprietary information and all rights therein (“Trade Secrets”), (vi) rights of privacy and publicity and moral rights, and (vii) any registrations, applications or rights arising under Law or contract relating to any of the foregoing.
“Interim Financial Statements” has the meaning set forth in Section 3.5(a).
“knowledge of the Company”, “to the Company’s knowledge” or other similar phrases means the actual knowledge, following reasonable inquiry, of Joel French, Thomas McGovern, Max Von Zuben, Michael Lewis, Jeffrey Newton and Vince King.
“Latest Balance Sheet” has the meaning set forth in Section 3.5(a).
“Law” means any law, rule, regulations, judgment, injunction, order, decree or other restriction issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority and any orders, writs, injunctions, awards, judgments and decrees applicable to the Company, any of its Subsidiaries, its Business, or to any of its or their respective assets or properties.
“Leased Real Property” has the meaning set forth in Section 3.9(b).
“Legal Requirement” means any constitution, Law (including common law), statute, standard, ordinance, code, rule, regulation, resolution or promulgation, or any government order, or any license, franchise, permit or similar right granted under any of the foregoing, or any similar provision having the force or effect of Law.
“Lenders” has the meaning set forth in Section 5.7.
“Liability” means, with respect to any Person, any Liability or obligation of such Person whether known or unknown, whether asserted or unasserted, whether determined, determinable or otherwise, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or

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unliquidated, whether incurred or consequential, whether due or to become due and whether or not required under GAAP to be accrued on the financial statements of such Person.
“Licenses” means all accreditations, permits, licenses, franchises, registrations, certificates, variances, orders, approvals, consents, waivers, authorizations and similar rights obtained from any Governmental Authority.
“Liens” means any liens, mortgages, security interests, charges, claims, community or other marital property interests, conditions, equitable interests, licenses, options, rights of way, easements, encroachments, hypothecations, servitudes, rights of first offer or first refusal, buy/sell contract liens, deeds of trust, pledges or any other restrictions, encumbrances or covenants with respect to, or conditions governing the use, voting, transfer, receipt of income or exercise of, any attribute of ownership.
“Losses” means any loss, Liability, demand, claim, cost, damage, deficiency, award, royalty, penalty, Tax, fine or expense (including interest, penalties, reasonable outside attorneys' fees and other reasonable expenses and amounts paid in investigation, defense or settlement, of any of the foregoing), in each case that are paid, incurred or suffered.
“Material Adverse Effect” means any change, effect, event, occurrence, condition, state of facts or development that (A) has, or would reasonably be expected to have, a material adverse effect on the properties, Business, assets, financial condition or results of operations of the Company and its Subsidiaries taken as a whole or (B) has or would reasonably be expected to prevent or materially delay (beyond the Outside Date) the ability of Seller, the Seller Blocker, the Company and its Subsidiaries to perform their respective obligations under this Agreement and to consummate the transactions contemplated hereby; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: any adverse change, effect, event, occurrence, state of facts or development attributable to (i) general economic or financial market conditions affecting the industry in which the Company and its Subsidiaries operate, (ii) national or international political or social conditions, including the engagement by the United States in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (iii) any change in applicable Laws or the interpretation thereof (including Laws relating to international trade and changes in GAAP), (iv) financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (v) the announcement, disclosure or pendency of the transactions contemplated by this Agreement, (vi) any “act of God,” including, but not limited to, weather, natural disasters and earthquakes, (vii) any actions taken at the express written consent of the Purchaser or (viii) the failure of the Company and its Subsidiaries to meet or achieve the results set forth in any projection or forecast; provided, that this clause (viii) shall not prevent a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect); provided, further, that in the

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case of clauses (i) through (vi) above, that the Company and its Subsidiaries are not disproportionately affected thereby as compared to other businesses in the industry in which the Company and its Subsidiaries compete.
“Material Contracts” has the meaning set forth in Section 3.9(a).
“Monthly Financials” has the meaning set forth in Section 3.5(a).
“Objections Statement” has the meaning set forth in Section 1.5(a).
“Open Source Software” means any Software that is distributed as “free software,” “open source software,” or pursuant to any license identified as an “open source license” by the Open Source Initiative (www.opensource.org/licenses) or other license that substantially conforms to the Open Source Definition (opensource.org/osd) (including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), GNU Affero General Public License (AGPL), MIT License (MIT), Apache License, Artistic License, and BSD Licenses).
“Organizational Documents” means, to the extent applicable, (a) the articles or certificate of incorporation, bylaws, and any stockholders’ agreement of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) the certificate or articles of organization or formation and the operating agreement of a limited liability company; (e) any other charter or similar document adopted or filed in connection with the creation, formation, or organization of an entity; (f) the trust agreement or any similar governing document for any trust; and (g) any amendment to any of the foregoing, in each case including all amendments thereto.
“Outside Date” has the meaning set forth in Section 9.1(d).
“Owned Intellectual Property” has the meaning set forth in Section 3.10(a).
“Parachute Payment” has the meaning set forth in Section 6.7.
“Payoff Letters” means duly executed payoff letters with respect to the Closing Indebtedness set forth in the certificate delivered by Seller pursuant to Section 1.2(b) of the type described in clause (i) of the definition of Indebtedness, which shall provide for the termination of all obligations of the Company and its Subsidiaries in respect of, and the automatic release of all Liens relating to, such Closing Indebtedness and shall otherwise be reasonably acceptable in form and substance to the Purchaser.
“PCI-DSS” has the meaning set forth in this Section 11.1.
“Permitted Liens” means (i) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by the Company and its Subsidiaries and for which appropriate reserves have been established in accordance with GAAP; (ii) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business for amounts which are not delinquent; (iii) zoning, entitlement, building and other land use regulations imposed by

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governmental agencies having jurisdiction over the Leased Real Property which are not violated by the current use and operation of the Leased Real Property and which do not detract from the use, occupancy, value or marketability of the Leased Real Property; (iv) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the Leased Real Property which do not impair the value, occupancy or use of the Leased Real Property for the purposes for which it is currently used or proposed to be used in connection with the Business; (v) Liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation; (vi) Liens arising in connection with sales of foreign receivables; (vii) Liens on goods in transit incurred pursuant to documentary letters of credit; (viii) non-exclusive licenses of Intellectual Property granted to a customer or service provider in the ordinary course of business in connection with the provision or receipt by the Company or its Subsidiaries of products and services, and (ix) Liens set forth on Schedule 11.1(b).
“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a Union, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.
“Personal Information” means any data or information in any media that, alone or in combination with other information held by the Company or its Subsidiaries, is, or could reasonably be linked either directly or indirectly to the identity of a particular individual, browser or device and any other data or information that constitutes personal data, protected health information or personal information under any applicable Privacy Law or the Company’s or any Subsidiary’s privacy policies, and includes, but is not limited to, an individual’s first and last name, home address, telephone number, fax number, email address, all geographic subdivisions smaller than a State, including street address, city, county, precinct, zip code, and their equivalent geocodes, Social Security number or other Government Authority-issued identifier (including state identification number, driver’s license number or passport number), all elements of dates (except year) for dates directly related to an individual, including birth date, admission date, discharge date, date of death; and all ages over 89 and all elements of dates (including year) indicative of such age, precise geolocation information of an individual or device, biometric data including finger and voice prints, medical or health information, medical device identifiers and serial numbers, full face photographic images or comparable images, protected characteristics under state or federal law, professional or employment history, purchasing history or other consumer tendencies, credit card or other financial information (including bank account information), cookie identifiers associated with registration information or any other browser- or device-specific number or identifier not controllable by the end user, and web or mobile browsing or usage information that is linked to the foregoing, or any other unique identifying number, characteristic, or code.
“Plan” means any “employee benefit plan” (as defined in Section 3(3) of ERISA, whether or not subject to ERISA), and each compensation, benefit, employment, independent contractor, termination, severance, deferred compensation, retirement, health, welfare, pension, retirement, bonus, commission, profit-sharing, retention, change-of-control, cafeteria, equity incentive, equity or other equity-based benefit, employee loan, incentive, fringe benefit, vacation, paid time off, or other similar plan, program, policy, practice, arrangement, agreement, scheme or contract, whether written or unwritten, with respect to which the Company or any of its Subsidiaries has any obligation

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or liability, contingent or otherwise, or that is maintained, contributed to, or sponsored by the Company or any of its Subsidiaries.
“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, for any Straddle Period, the portion of such Straddle Period up to and ending on the end of the day on the Closing Date.
“Preliminary Closing Statement” has the meaning set forth in Section 1.5(a).
“Privacy Laws” means all Laws or standards imposed by self-regulatory organizations concerning the privacy and/or security of Personal Information that are applicable to or binding upon Company or any of its Subsidiaries’ operations or business, and include, but may not be limited to: (i) the Health Insurance Portability and Accountability Act of 1996, Pub. L. No. 104-91 (“HIPAA”), the Standards for Privacy of Individually Identifiable Health Information, 45 C.F.R. Parts 160 and 164, Subparts A and E (“HIPAA Privacy Rule”), the Security Standards, 45 C.F.R. Parts 160 and 164, Subparts A and C (“HIPAA Security Rule”), HIPAA Breach Notification Rule, 45 C.F.R. §§ 164.400-414 (Breach Notification Rule”), the HIPAA standard transactions and code set rules codified at 45 C.F.R., Parts 160‐162 (“Standard Transactions Rule”), Title XIII of the American Recovery and Reinvestment Act of 2009 (the Health Information Technology for Economic and Clinical Health Act (“HITECH Act”)) Pub. L. No. 111-5, and any applicable related regulations promulgated by the U.S. Department of Health and Human Services, all as amended from time to time, (ii) the Public Health Service Act, 42 U.S.C. §§ 290dd-3, 290dee-3, including 42 C.F.R. Part 2; (iii) provisions governing the “meaningful use” of electronic health records under the Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Reconciliation Act of 2010, including 42 C.F.R. Part 495; (iv) the Payment Card Industry Data Security Standard (“PCI-DSS”) and all rules and operating regulations of the credit card associations (such as Visa, MasterCard, American Express or Discover Network); (v) the Federal Trade Commission Act, 15 U.S.C. § 41, et seq.; (vi) the federal Telephone Consumer Protection Act; (vii) the Fair and Accurate Credit Transaction Act; (viii) the Privacy Act of 1974; (ix) the CAN-SPAM Act, (x) the Telephone Consumer Protection Act; (xi) state Social Security number protection Laws; (xii) state data breach notification Laws; (xiii) state consumer protection Laws, including but not limited to the California Consumer Privacy Act of 2018 (Cal. Civ. Code §1798.100, et seq.) and its implementing regulations (“CCPA”); (xiv) the European Union’s General Data Protection Regulation (“GDPR”); (xv) the peer review privilege and any Laws otherwise protecting the confidentiality of information relating to the peer review of health care providers; and each of (i) through (xv) as amended from time to time; and (y) all implementing regulations, regulatory guidance and requirements relating to privacy and data security pursuant to all such Laws, each as amended from time to time, in the case of each of (x) and (y) to the extent applicable to the Company’s business or operations.
“Privacy Obligations” means applicable Privacy Laws, contracts, self-regulatory standards, or written policies or terms of use of the Company or its Subsidiaries that are related to privacy, information security, data protection or the Processing of Personal Information, in each case as and to the extent applicable to the operation of their businesses.

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“Process” or “Processing” means any operation or set of operations which is performed on data, including Sensitive Data or sets of Sensitive Data, whether or not by automated means, such as the receipt, access, acquisition, collection, recording, organization, compilation, structuring, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transfer, transmission, dissemination or otherwise making available, alignment or combination, restriction, disposal, erasure or destruction.
“Purchase Price” has the meaning set forth in Section 1.2(a).
“Purchaser” has the meaning set forth in the Preamble.
“Purchaser Group Members” has the meaning set forth in Section 9.3.
“Purchaser Indemnified Parties” means each of Purchaser and, from and after the Closing, the Company and each of its Subsidiaries, and each of their respective successors and assigns.
“Purchaser Parties” has the meaning set forth in Section 8.1.
“Purchaser’s Representatives” has the meaning set forth in Section 6.2.
“Purchaser Termination Fee” has the meaning set forth in Section 9.3.
“Qualified Termination” has the meaning set forth in Section 9.3.
“Real Property Leases” has the meaning set forth in Section 3.9(b).
“Required Amount” has the meaning set forth in Section 5.7.
“Required Information” has the meaning set forth in Section 6.8.
“Securities Act” means the Securities Act of 1933, as amended.
“Security Breach” means any (i) unauthorized acquisition of, access to, loss of, or misuse (by any means) of Sensitive Data; (ii) unauthorized or unlawful Processing, sale, or rental of Sensitive Data; (iii) other act or omission that compromises the security, integrity, or confidentiality of Sensitive Data; or (iv) phishing or other cyberattack that results in a monetary loss.
“Seller Blocker” has the meaning set forth in the Preamble.
“Seller Party” means Seller, any Affiliate of Seller or any officer, director, manager, partner, member, employee, agent, representative, stockholder, controlling person, successor or permitted assign of Seller or any Affiliate of Seller.
“Seller Release Parties” has the meaning set forth in Section 10.3.
“Seller Returns” has the meaning set forth in Section 10.1(b).

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“Sensitive Data” means any (a) Personal Information or (b) confidential or proprietary business information or trade secret information.
“Software” means any and all computer software programs and databases, whether in source code, object code, or executable code format, including systems software, application software (including mobile apps), firmware, middleware, programming tools, scripts, routines, interfaces, libraries, and databases, specifications, designs and documentation therefor.
“Stark Law” has the meaning set forth in this Section 11.1.
“Stock” means the common stock of the Seller Blocker.
“Straddle Period” means any taxable period beginning on or prior to and ending after the Closing Date.
“Subsidiary” means, with respect to any Person, any corporation of which a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or any partnership, association or other business entity of which a majority of the partnership or other similar ownership interest is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof. For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, association or other business entity if such Person is allocated a majority of the gains or losses of such partnership, association or other business entity or is or controls the managing director or general partner of such partnership, association or other business entity.
“Systems” means all networks, servers, switches, endpoints, Software, platforms, electronics, platforms, websites, storage, firmware, hardware, and related information technology or outsourced services, and all electronic connections between them, that are owned, operated, or used by the Company or the Company’s Subsidiaries.
“Target Net Working Capital” means negative $146,000.
“Tax” or “Taxes” means (a) any United States federal, state, local, or any foreign, income, gross receipts, profits, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, real property gains, registration, value added, ad valorem, goods and services, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, special assessment, personal property, capital stock, net worth, social security (or similar including FICA), employment, unemployment, disability, payroll, license, employee or other withholding tax, escheat or unclaimed property, or other tax of any kind or any charge of any kind in the nature of (or similar to) taxes imposed by any governmental entity, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing, and (b) any liability for the payment of any amounts of the type described in clause (a) as a result of being a member of an affiliated, consolidated, combined or unitary group, as a result of any tax sharing or tax

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allocation agreement, arrangement or understanding, or as a result of being liable for another Person’s taxes as a transferee or successor, by contract or otherwise.
“Tax Returns” means any return, election, declaration, report, claim for refund, information return or other document (including schedules or any related or supporting information (and including any amendment thereof)) filed or required to be filed with any governmental entity or other authority in connection with the determination, assessment or collection of any Tax.
“Transaction” means the negotiation, preparation, execution, and delivery of this Agreement and related agreements, and the consummation of the transactions contemplated hereby or thereby.
“Transfer Taxes” has the meaning set forth in Section 10.1(a).
“Union” means any union, works council or other employee representative body.
11.2    Other Definitional Provisions.
(a)    Accounting Terms. Accounting terms which are not otherwise defined in this Agreement have the meanings given to them under GAAP. To the extent that the definition of an accounting term defined in this Agreement is inconsistent with the meaning of such term under GAAP, the definition set forth in this Agreement will control.
(b)    Successor Laws. Any reference to any particular Code section or any other law or regulation will be interpreted to include any revision of or successor to that section regardless of how it is numbered or classified.
ARTICLE 12

MISCELLANEOUS
12.1    Press Releases and Communications; Confidentiality.
(a)    The parties agree that, effective upon the Closing, the Non-Disclosure Agreement, dated December 11, 2017, by and between Purchaser and the Company (the “Confidentiality Agreement”) shall automatically terminate and be of no further force or effect.
(b)    No press release or public announcement related to this Agreement or the transactions contemplated herein, or prior to the Closing any other announcement or communication to the employees, customers or other business relations of the Company or any of its Subsidiaries, shall be issued or made by any party hereto without the joint approval of the Purchaser and Seller, unless required by Law (in the reasonable opinion of counsel) or the rules and regulations of an applicable securities exchange, in which case the Purchaser and Seller shall have the right to review such press release, announcement or communication prior to issuance, distribution or publication. Notwithstanding the foregoing, (i) the parties and their Affiliates shall be allowed to disclose the terms of this Agreement and the transactions contemplated hereby (x) in connection with the enforcement of any right or remedy relating to this Agreement or the transactions contemplated hereby, (y) to such party’s authorized representatives, auditors, attorneys, financing

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sources, agents, employees and existing or potential investors; and (ii) after the Closing, the Purchaser and its Affiliates are freely permitted to make any public announcements or disclosures without the consent of Seller.
(c)    Effective upon the Closing, Seller agrees that it shall not, and shall cause each Seller Party and each Seller Party’s Affiliates and representatives not to, at any time on or after the Closing Date, directly or indirectly, without the prior written consent of the Purchaser, disclose or use any confidential information involving or relating to the Business or the Company or any of its Subsidiaries (other than in the case of a Seller Party who is a director, officer, manager or employee of the Company or any of its Subsidiaries following the Closing, in the course of fulfilling his or her duties in such capacity); provided, that the information subject to this Section 12.1(c) will not include any information generally available to, or known by, the public (other than as a result of disclosure in violation hereof); provided, further, that the provisions of this Section 12.1(c) will not prohibit disclosure (i) required by any applicable Law, order or legal process so long as reasonable prior notice is given to the Purchaser and the Company of such intended disclosure and a reasonable opportunity is afforded Purchaser and the Company to contest the same (with which such Seller Party will cooperate as reasonably requested) or (ii) made in connection with the enforcement of any right or remedy relating to this Agreement or the transactions contemplated hereby. The Seller shall be responsible for any breach or violation of the provisions of this Section 12.1(c) by any Seller Party or Seller Party’s Affiliates or representatives.
(d)    Notwithstanding anything to the contrary herein, neither Seller nor the Company shall discuss the Company or the Business with any prospective Debt Financing Source without the prior written consent of the Purchaser.
12.2    Expenses. Except as otherwise expressly provided herein, Seller, on the one hand, and the Purchaser, on the other hand, shall pay all of their own expenses (including attorneys’ and accountants’ fees and expenses) in connection with the negotiation of this Agreement, the performance of their obligations hereunder and the consummation of the transactions contemplated by this Agreement.
12.3    Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) when transmitted via e-mail to the e-mail address, set out below if (i) the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid) and (ii) the sender receives no notification of a transmission error or (c) the day following the day (except if not a Business Day then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service. Notices, demands and communications, in each case to the respective parties, shall be sent to the applicable address set forth below, unless another address has been previously specified in writing:
Notices to Seller (and, prior the Closing, the Company):

Clearsight Group Holdings, LLC
400 Park Avenue, Suite 1210

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New York, NY  10022
Attention: Max von Zuben
Email Address: max.vonzuben@wicksgroup.com

Scheduling.com, Inc.
720 3rd Avenue, Suite 1000
Seattle, WA  98104
Attention: Joel French
Email Address: jfrench@scisolutions.com

with copies (which shall not constitute notice) to:

Fenwick & West LLP
902 Broadway
14th Floor
New York, NY 10010
Attention: Ethan Skerry
Email Address: eskerry@fenwick.com

Notices to Purchaser (and following to Closing, the Company):

R1 RCM Inc.
401 N. Michigan Avenue, Suite 2700
Chicago, Illinois 60611
Attention:    General Counsel
Email Address:    legal@r1rcm.com

with a copy (which shall not constitute notice) to:

Honigman LLP
155 N. Wacker Drive
Suite 3100
Chicago, Illinois 60606
Attention:    Alex Plakas
Email Address:    aplakas@honigman.com

12.4    Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any party hereto without the prior written consent of the other parties hereto; provided, that after the Closing, the Purchaser may assign its rights hereunder without the prior written consent of any other Person (i) to one or more of its Affiliates, (ii) as collateral to any Lender or Debt Financing Source in respect of Indebtedness incurred by the Purchaser in connection with the Transaction or (iii) to any purchaser of all or substantially all of the consolidated assets of the Purchaser.

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12.5    Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
12.6    References. The table of contents and the Section and other headings and subheadings contained in this Agreement and the exhibits hereto are solely for the purpose of reference, are not part of the agreement of the parties hereto, and shall not in any way affect the meaning or interpretation of this Agreement or any exhibit hereto. All references to days or months shall be deemed references to calendar days or months. All references to “$” shall be deemed references to United States dollars. Unless the context otherwise requires, any reference to a “Section,” “Exhibit,” “Disclosure Schedule” or “Schedule” shall be deemed to refer to a Section of this Agreement, exhibit to this Agreement or a schedule to this Agreement, as applicable. The words “hereof,” “herein” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. English shall be the governing language of this Agreement. The word “threatened” means threatened in writing. The word “including” shall mean “including, without limitation”.
12.7    Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person. No exceptions to any representations or warranties disclosed on one Schedule attached hereto shall constitute an exception to any other representations or warranties made in this Agreement unless the exception is disclosed as provided herein on each such other applicable Schedule. The parties acknowledge and agree that the mere listing (or inclusion of a copy) of a document or other item shall not be adequate to disclose an exception to a representation or warranty made in this Agreement, unless the representation or warranty has to do with the existence of the document or other item itself. The specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement or the Disclosure Schedules or Exhibits attached hereto is not intended to imply that the amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed (including, without limitation, whether such amounts or items are required to be disclosed as material or threatened) or are within or outside of the ordinary course of business, and no party shall use the fact of the setting of the amounts or the fact of the inclusion of any item in this Agreement or the Disclosure Schedules or Exhibits in any dispute or controversy between the parties as to whether any obligation, item or matter not described or included in this Agreement or in any Schedule or Exhibit is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or is within or outside of the ordinary of business for purposes of this Agreement. The information contained in this Agreement and in the Disclosure Schedules and Exhibits hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever (including, without limitation, any violation of law or breach of contract).
12.8    Amendment and Waiver. Any provision of this Agreement or the Disclosure Schedules or Exhibits hereto may be amended or waived only in a writing signed by the Purchaser

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and Seller; provided that Section 7.2 may not be amended or waived without the consent of a majority of the D&O Indemnitees. No waiver of any provision hereunder or any breach or default thereof shall extend to or affect in any way any other provision or prior or subsequent breach or default. No amendment, supplement, modification or waiver with respect to any provision of this Agreement with respect to which the Debt Financing Sources are expressly made third-party beneficiaries pursuant to Section 12.10 (and any other provision of this Agreement to the extent an amendment, supplement, waiver or other modification of such provision would modify the substance of such Sections) that is adverse to the Debt Financing Sources shall be permitted without the prior written consent of the Debt Financing Sources that are party to the Debt Commitment Letter.
12.9    Complete Agreement. This Agreement and the documents referred to herein (including the Escrow Agreement and the Confidentiality Agreement) contain the complete agreement between the parties hereto and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.
12.10    Third-Party Beneficiaries. Certain provisions of this Agreement are intended for the benefit of the D&O Indemnitees. The proviso to Section 12.4, the last sentence of Section 12.8, this Section 12.10, Section 12.11, the proviso to Section 12.17 and the last sentence of Section 12.19 are intended for the benefit of the Debt Financing Sources, and each of such Sections shall expressly inure to the benefit of the Debt Financing Sources and the Debt Financing Sources shall be entitled to rely on and enforce the provisions of such Sections. Except as otherwise expressly provided herein, nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement, the D&O Indemnitees and the Debt Financing Sources any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.
12.11    Waiver of Trial by Jury. EACH SELLER PARTY AND EACH OTHER PARTY HERETO HEREBY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT, THE DEBT COMMITMENT LETTER OR IN CONNECTION WITH THE DEBT FINANCING OR ANY OF THE OTHER TRANSCTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING ANY ACTION, PROCEEDING OR COUNTERCLAIM AGINST THE DEBT FINANCING SOURCES IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE, TO THE EXTENT PERMITTED BY LAW, EACH SELLER PARTY AND EACH OTHER PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ACQUISITION, THE DEBT COMMITMENT LETTER OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (INCLUDING THE DEBT FINANCING) INCLUDING ANY ACTION, PROCEEDING OR COUNTERCLAIM AGAINST ANY DEBT FINANCING SOURCE. EACH SELLER PARTY AND EACH OTHER PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO

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ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.11. THE SELLER PARTIES AND THE OTHER PARTIES HERETO AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS SECTION 12.11 WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES HERETO.
12.12    Purchaser Deliveries. Any document or item will be deemed “delivered”, “provided” or “made available” within the meaning of this Agreement if such document or item (i) is included in the electronic data room titled “Project Seattle” hosted by Merrill Corporation (the “Data Room”) or (ii) actually delivered or provided to the Purchaser or any of Purchaser’s Representatives; in each case, at least five (5) Business Days prior to the date hereof.
12.13    Specific Performance.
(a)    The parties each agree that the rights set forth in this Agreement are unique and recognizes that the other parties hereto would suffer irreparable damage prior to a termination in the event that the Closing is not consummated in accordance with the terms of this Agreement, and that money damages or other legal remedies would not be an adequate remedy for any such damages. Accordingly, each of the parties acknowledge and hereby agree that in the event of any breach or threatened breach by the other party of its covenants or obligations set forth in this Agreement, such party will be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement by the other party, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other party under this Agreement, in addition to any other remedy to which such party is entitled at law or in equity, including the right to terminate this Agreement pursuant to ARTICLE 9 and to seek money damages; provided, the right of Seller to seek specific performance or other appropriate form of equitable remedy to force the Purchaser to consummate the Closing shall be subject to the provisions and limitations of Section 12.13(b). Subject to the terms hereof, each party hereby agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by such party. Each party hereby waives (i) any defenses in any Action for specific performance, including the defense that a remedy at law would be adequate, and (ii) any requirement under any Law to post a bond or other security as a prerequisite to obtaining equitable relief.
(b)    Notwithstanding the foregoing or any other provision contained in this Agreement, the right of Seller to seek specific performance or other appropriate form of equitable remedy to force the Purchaser to consummate the Closing shall be available if (and only if) each of the following shall have been satisfied: (i) thirty days have passed since the date of this Agreement, (ii) all conditions set forth in Section 2.1 (other than those conditions that by their nature cannot be satisfied other than at the Closing, but subject to such conditions being satisfied if the Closing would have occurred on such date) have been satisfied as of the Closing Date if the Closing would have

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occurred pursuant to the terms of the Agreement, (iii) Seller has delivered to the Purchaser a Closing Failure Notice, and (iv) Seller has irrevocably confirmed in writing that if specific performance is granted, then it will consummate the Closing on the terms contemplated in this Agreement.
(c)    Notwithstanding anything else to the contrary in this Agreement, for the avoidance of doubt, Seller may seek specific performance or other equitable remedies of the sort described in this Section 12.13 and, following termination of this Agreement, payment of the Purchaser Termination Fee if, as and when required pursuant to Section 9.3, but the Seller shall in no event be entitled in respect of any action, non-action, matter or event to receive both (A) a grant of specific performance or other appropriate form of equitable remedy to force the Purchaser to consummate the Closing and (B) payment of the Purchaser Termination Fee.
12.14    Non-Recourse. Except as provided in ARTICLE 8, this Agreement may only be enforced against, and any claim or suit based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the named parties to this Agreement and, as applicable, the additional agreements contemplated hereby and then only with respect to the specific obligations set forth herein and therein with respect to the named parties to this Agreement and, as applicable, the additional agreements contemplated hereby. Except as provided in ARTICLE 8, no Person who is not a named party to this Agreement or the additional agreements contemplated hereby, including any past, present or future director, manager, officer, employee, incorporator, member, partner, director or indirect equityholder, Affiliate, agent, attorney or representative of the Company or Seller or any of their respective Affiliates, will have or be subject to any Liability or indemnification obligation (whether in contract, tort, equity or otherwise) any claim based on, in respect of, or by reason of, the sale and purchase of the Company or its Subsidiaries, including any alleged non-disclosure or misrepresentations made by any such Persons, in each case, regardless of the legal theory under which such Liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise; and each party waives and releases all such Liabilities and obligations against any such Persons.
12.15    Electronic Delivery. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, to the extent delivered by means of a facsimile machine or electronic mail (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original agreement or instrument and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto will re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument will raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent such defense related to lack of authenticity.

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12.16    Counterparts. This Agreement may be executed in multiple counterparts, any one of which need not contain the signature of more than one party, but all such counterparts taken together shall constitute one and the same instrument.
12.17    Governing Law. All issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement and the exhibits and schedules hereto (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any Action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to agreements executed and performed entirely within such State, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware; provided, that the Seller Parties and the other parties hereto agree that, except as specifically set forth in the Debt Commitment Letter, all claims, controversies or disputes (whether in contract, tort or otherwise) arising under or related to the Debt Commitment Letter or arising in connection with the Debt Financing Sources shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York.
12.18    Waiver of Conflicts; Privilege. If the Seller so desires, without the need for any consent or waiver by the Company, Seller Blocker or Purchaser, Fenwick & West LLP (“Fenwick”) shall be permitted to represent the Seller after the Closing in connection with any dispute relating to this Agreement and/or any of the transactions contemplated hereunder. Purchaser, the Seller Blocker and the Company further agree that, as to all communications among Fenwick, on the one hand and the Seller, the Seller Blocker, the Company and their respective Affiliates, on the other hand that relate to Fenwick’s representation of the Company in the transactions contemplated hereunder (but not representations prior to engagement for or separate from such transactions), the attorney-client privilege and the exception of client confidence belongs solely to the Seller and may be controlled only by the Seller and shall not pass to or be claimed, or deemed waived, by the Purchaser. This right to the attorney client privilege shall exist even if such communications may exist on the computer system of or in documents possessed by the Seller Blocker or its Subsidiaries.
12.19    Consent to Jurisdiction. SUBJECT TO THE PROVISIONS OF SECTION 1.5 (WHICH SHALL GOVERN ANY DISPUTE ARISING THEREUNDER), THE PARTIES AGREE THAT JURISDICTION AND VENUE IN ANY SUIT, ACTION, OR PROCEEDING BROUGHT BY ANY PARTY IN CONNECTION WITH THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY, OR THE PERFORMANCE OF THE OBLIGATIONS IMPOSED HEREUNDER SHALL PROPERLY AND EXCLUSIVELY LIE IN ANY FEDERAL OR STATE COURT LOCATED IN WILMINGTON, DELAWARE. EACH PARTY ALSO AGREES NOT TO BRING ANY SUIT, ACTION, OR PROCEEDING IN CONNECTION WITH THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY, OR THE PERFORMANCE OF THE OBLIGATIONS IMPOSED HEREUNDER IN ANY OTHER COURT. BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY IRREVOCABLY SUBMITS TO THE JURISDICTION OF SUCH COURTS FOR ITSELF

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AND IN RESPECT OF ITS PROPERTY WITH RESPECT TO ANY SUCH SUIT, ACTION, OR PROCEEDING. THE PARTIES IRREVOCABLY AGREE THAT VENUE WOULD BE PROPER IN SUCH COURT, AND HEREBY WAIVE ANY OBJECTION THAT ANY SUCH COURT IS AN IMPROPER OR INCONVENIENT FORUM FOR THE RESOLUTION OF SUCH SUIT, ACTION, OR PROCEEDING. THE PARTIES FURTHER AGREE THAT THE MAILING BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, OF ANY PROCESS REQUIRED BY ANY SUCH COURT SHALL CONSTITUTE VALID AND LAWFUL SERVICE OF PROCESS AGAINST THEM, WITHOUT NECESSITY FOR SERVICE BY ANY OTHER MEANS PROVIDED BY STATUTE OR RULE OF COURT. NOTWITHSTANDING THE FOREGOING, THE SELLER PARTIES AND EACH OF THE OTHER PARTIES TO THIS AGREEMENT (I) IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY NEW YORK STATE COURT OR FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN THE BOROUGH OF MANHATTAN IN NEW YORK CITY IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING IN ANY WAY TO THE DEBT FINANCING, THE PROVISIONS OF THE DEBT COMMITMENT LETTER OR THE PERFORMANCE THEREOF OR THE TRANSACTIONS CONTEMPLATED THEREBY, AND IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH SUIT, ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT, (II) AGREES THAT SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT BY REGISTERED MAIL ADDRESSED TO IT SHALL BE EFFECTIVE SERVICE OF PROCESS AGAINST IT FOR ANY SUIT, ACTION OR PROCEEDING RELATING TO ANY SUCH DISPUTE, (III) WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDINGS BROUGHT IN ANY SUCH COURT, AND ANY CLAIM THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM, AND (IV) AGREES THAT FINAL JUDGMENT IN ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT MAY BE ENFORCED IN ANY OTHER COURTS TO WHOSE JURISDICTION IT IS OR MAY BE SUBJECT BY SUIT UPON JUDGMENT.
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33067829.14

IN WITNESS WHEREOF, the parties hereto have executed this Stock Purchase Agreement as of the day and year first above written.
Company:    CLEARSIGHT INTERMEDIATE HOLDINGS, INC.

By:     /s/ Max von Zuben
Name: Max von Zuben
Title:     Vice President; Asst. Secretary

[Signature Page to Stock Purchase Agreement]

Purchaser:    R1 RCM INC.

By:     /s/ Joseph Flanagan
Name: Joseph Flanagan
Title:     President & CEO

[Signature Page to Stock Purchase Agreement]

Seller:    CLEARSIGHT GROUP HOLDINGS, LLC

By:     /s/ Max von Zuben
Name: Max von Zuben
Title:     Vice President; Asst. Secretary

[Signature Page to Stock Purchase Agreement]